Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

DORMAN PRODUCTS, INC.,

SENATORS MERGER SUB, INC.,

DPL HOLDING CORPORATION,

and

SBF II REPRESENTATIVE CORP.,

solely in its capacity as the Equityholder Representative

Dated:  June 25, 2021

TABLE OF CONTENTS

ARTICLE I Definitions and Rules of Construction		1
1.1.	Definitions	1
1.2.	Rules of Construction	19

ARTICLE II The Merger		20
2.1.	Closing	20
2.2.	The Merger	21
2.3.	Certificate of Incorporation and Bylaws	21
2.4.	Directors and Officers	21
2.5.	Effect of the Merger on Common Stock and Preferred Stock; Options	22
2.6.	Closing Payments and Deliveries	23
2.7.	Procedures for Payment of Merger Consideration	27
2.8.	Purchase Price Adjustment	27
2.9.	Tax Withholding	32

ARTICLE III Representations and Warranties of the Company		32
3.1.	Organization and Power	32
3.2.	Authorization and Enforceability	33
3.3.	Capitalization of the Company	33
3.4.	No Violation	34
3.5.	Governmental Authorizations and Consents	35
3.6.	Financial Statements	35
3.7.	No Undisclosed Material Liabilities	36
3.8.	Absence of Certain Changes	36
3.9.	Real and Personal Property	37
3.10.	Intellectual Property	37
3.11.	Contracts	38
3.12.	Compliance with Laws	40
3.13.	Environmental Matters	41
3.14.	Litigation	42
3.15.	Labor Matters	42
3.16.	Employee Benefits	44
3.17.	Taxes	46
3.18.	Insurance	48
3.19.	No Brokers	48
3.20.	Agreements with Company Group Related Person	48
3.21.	Customers and Vendors	48
3.22.	Product Liability	49
3.23.	Insurance Captive	49
3.24.	Disclaimer	49

ARTICLE IV Representations and Warranties of Parent and Merger Sub		50
4.1.	Organization and Power	50
4.2.	Authorization and Enforceability	50

4.3.	No Violation	50
4.4.	Governmental Authorizations and Consents	51
4.5.	Litigation	51
4.6.	Sufficient Funds	51
4.7.	Investment Purpose	51
4.8.	Solvency	52
4.9.	No Brokers	52
4.10.	Operations of Merger Sub	52
4.11.	No Inducement or Reliance; Independent Assessment	52

ARTICLE V Covenants		53
5.1.	Conduct of the Company Group	53
5.2.	Access Prior to the Closing	56
5.3.	Efforts; Regulatory Filings	57
5.4.	Employee Matters	60
5.5.	Indemnification of Directors and Officers	62
5.6.	Preservation of Books and Records	63
5.7.	Public Announcements	64
5.8.	Efforts to Consummate	65
5.9.	Termination of Affiliate Contracts	65
5.10.	Exclusivity	65
5.11.	Notification of Certain Matters	66
5.12.	Financing	66
5.13.	Use of Company Name	68

ARTICLE VI Conditions to Closing		68
6.1.	Conditions to All Parties’ Obligations	68
6.2.	Conditions to the Company’s Obligations	68
6.3.	Conditions to Parent’s and Merger Sub’s Obligations	69

ARTICLE VII Survival; Tax Matters		70
7.1.	No Survival	70
7.2.	Tax Matters	70

ARTICLE VIII Termination		71
8.1.	Termination Prior to Closing	71
8.2.	Effect of Termination	72

ARTICLE IX Miscellaneous		73
9.1.	Equityholder Representative	73
9.2.	Transfer Taxes	75
9.3.	Expenses	75
9.4.	Notices	75
9.5.	Governing Law	76
9.6.	Entire Agreement	77
9.7.	Severability	77

- ii -

9.8.	Amendment	77
9.9.	Effect of Waiver or Consent	77
9.10.	Parties in Interest; Limitation on Rights of Others	78
9.11.	Assignability	78
9.12.	Disclosure Schedule	78
9.13.	Jurisdiction; Court Proceedings; Waiver of Jury Trial	79
9.14.	No Other Duties	79
9.15.	Reliance on Counsel and Other Advisors	79
9.16.	Remedies	79
9.17.	Specific Performance	80
9.18.	Release	80
9.19.	Counterparts	80
9.20.	Further Assurance	80
9.21.	Legal Representation	81
9.22.	No Recourse Against Nonparty Affiliates	83

Exhibits

Exhibit A	Letter of Transmittal
Exhibit B	Form of Amended and Restated Company Certificate of Incorporation
Exhibit C	Form of Stockholder Approval

Schedule 1.1(a)	Net Working Capital Principles
Schedule 1.2 (a)	Parent Knowledge Parties
Schedule 1.2 (b)	Company Group Knowledge Parties
Schedule 1.3	Specified Transaction Expenses

- iii -

AGREEMENT AND PLAN OF MERGER

This aGREEMENT AND PLAN OF MERGER, dated as of June 25, 2021, is made by and among Dorman Products, Inc., a Pennsylvania corporation (“Parent”), Senators Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”, and together with Parent and the Company, the “Parties”), DPL Holding Corporation, a Delaware corporation (the “Company”), and SBF II Representative Corp., a Delaware corporation, solely in its capacity as the Equityholder Representative (as such term is defined in Section 9.1(a)) hereunder.

RECITALS

WHEREAS, Parent has formed Merger Sub solely for the purpose of merging it with and into the Company, with the Company continuing as the surviving corporation (the “Merger”) and becoming thereby a wholly-owned subsidiary of Parent;

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have (a) determined that the Merger is in the best interest of their respective companies and respective equityholders; (b) approved this Agreement, the Merger and the consummation of the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein; and (c) in the case of the board of directors of the Company, resolved to recommend to the stockholders of the Company the approval of this Agreement and the Merger, in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”);

WHEREAS, this Agreement will be adopted, and the transactions contemplated hereby, including the Merger, will be approved, in accordance with the DGCL, by the written consent of holders of at least a majority of the shares of Common Stock and Preferred Stock outstanding voting together as a class and entitled to vote or give consent thereon, by delivery of the Stockholder Approval, as promptly as practicable and in any event within 24 hours following the time this Agreement is executed and delivered by the Parties;

WHEREAS, Parent, as sole stockholder of Merger Sub, has adopted this Agreement and approved the Merger; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.

NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
Definitions and Rules of Construction

1.1.Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Accounting Arbitrator” has the meaning set forth in Section 2.8(d).

“Adjustment Escrow Account” has the meaning set forth in Section 2.6(c)(ii).

“Adjustment Escrow Amount” means $10,000,000.

“Adjustment Escrow Release Amount” means, at the applicable time, the amount by which the cash then held in the Adjustment Escrow Account exceeds the Net Negative Purchase Price Adjustment Amount (if any).

“Adjustment Escrow Release Amount Per Share” means (a) the Adjustment Escrow Release Amount divided by (b) the Fully Diluted Number.

“Adjustment Time” means 11:59 p.m. local time in Harrisburg, Pennsylvania on the date immediately prior to the Closing Date.

“AEA Group” means AEA Investors SBF LP, a Delaware limited partnership, and its Affiliates (other than the Company Group and other than any direct or indirect portfolio companies of investment funds advised or managed by any of the foregoing).

“Affiliate” means (a) as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person or (b) as to any Person that is a natural Person, any such Person’s spouse, parents, children and siblings, whether by blood, adoption or marriage, residing in such Person’s home or any trust or similar entity for the benefit of any of the foregoing Persons.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.  Except as otherwise provided herein, the Company Group shall be deemed for purposes of this Agreement to be Affiliates of Parent from and after the Closing.

“Affiliate Arrangements” has the meaning set forth in Section 3.20.

“Aggregate Closing Merger Consideration” means (a) the Base Amount, plus (b) the Closing Cash, plus (c) the Closing Net Working Capital Adjustment Amount (whether such amount is a positive number or a negative number (and for the avoidance of doubt, in the case of a negative number, with the addition of such negative number pursuant to this clause (c) having the same arithmetic result as the subtraction of the absolute value of such negative number)), minus (d) the Closing Indebtedness, minus (e) the Transaction Expenses, minus (f) the Adjustment Escrow Amount, minus (g) the Equityholder Representative Expense Amount, minus (h) the Aggregate Preferred Stock Closing Accrued Value, minus (i) the Aggregate Preferred Option Closing Accrued Value, plus (j) the Aggregate Option Exercise Price.

“Aggregate Estimated Closing Merger Consideration” means (a) the Base Amount, plus (b) the Estimated Closing Cash, plus (c) the Estimated Closing Net Working Capital Adjustment Amount (whether such amount is a positive number or a negative number (and for the avoidance of doubt, in the case of a negative number, with the addition of such negative number pursuant to this clause (c) having the same arithmetic result as the subtraction of the absolute value of such negative number)), minus (d) the Estimated Closing Indebtedness, minus (e) the Estimated

Transaction Expenses, minus (f) the Adjustment Escrow Amount, minus (g) the Equityholder Representative Expense Amount, minus (h) the Aggregate Preferred Stock Closing Accrued Value, minus (i) the Aggregate Preferred Option Closing Accrued Value, plus (j) the Aggregate Option Exercise Price.

“Aggregate Merger Consideration Per Share” has the meaning set forth in Section 2.5(a).

“Aggregate Option Exercise Price” means the aggregate amount that would be paid to the Company Group in respect of all Options outstanding immediately prior to the Effective Time (including any Options that become exercisable in connection with the Closing), but excluding Underwater Options, if the Optionholders exercised such Options for cash immediately prior to the Effective Time.

“Aggregate Preferred Option Closing Accrued Value” means the aggregate sum of the Closing Preferred Option Accrued Value of all Preferred Options outstanding as of immediately prior to the Effective Time.

“Aggregate Preferred Stock Closing Accrued Value” means the aggregate sum of the Closing Preferred Stock Accrued Value of all shares of Preferred Stock issued and outstanding as of immediately prior to the Effective Time.

“Agreement” means this Agreement and Plan of Merger, as it may be amended from time to time.

“Ancillary Documents” means the documents, agreements, statements and certificates being executed and delivered in connection with this Agreement and the transactions contemplated hereby, including the Escrow Agreement and the Paying Agent Agreement.

“Anti-Corruption Law” has the meaning set forth in Section 3.12(c).

“Antitrust Division” means the Antitrust Division of the United States Department of Justice.

“Antitrust Filings” has the meaning set forth in Section 5.3(b).

“Antitrust Laws” means the Sherman Antitrust Act, as amended, the Clayton Antitrust Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable federal, state, or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and all other applicable Laws that are designed or intended to prohibit, restrict or regulate (a) foreign investment or (b) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger and acquisition.

“Audited Financial Statements” has the meaning set forth in Section 3.6(a).

“Balance Sheet Date” has the meaning set forth in Section 3.6(a).

“Base Amount” means $338,000,000.

“Books and Records” has the meaning set forth in Section 5.6(a).

“Business Day” means any day other than a Saturday, Sunday or day on which banks are closed in New York, New York.

“Business Records” means all data and records of the respective businesses of the Company Group on whatever media and wherever located.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020 (H.R. 748) and any similar or successor Law or executive order or executive memo (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing Covid-19 Disaster, dated August 8, 2020, and IRS Notice 2020-65) in any U.S. jurisdiction, and any subsequent Law intended to address the consequences of COVID-19, including the Health and Economic Recovery Omnibus Emergency Solutions Act and the Health, Economic Assistance, Liability Protection, and Schools Act.

“Cash” means, as of any time of determination, the aggregate amount of cash, cash equivalents and marketable securities of the Company Group, net of issued but un-cleared checks and drafts to the extent not included in Closing Net Working Capital (for the avoidance of doubt, including the aggregate amount of checks, wire transfers and drafts deposited or available for deposit or received that have not yet cleared (including those in transit) for the account of the Company Group to the extent not included in Closing Net Working Capital), in each case, determined in accordance with GAAP, but also inclusive of cash collateral being held by International Bond and Marine Brokerage, LTD. in an amount not to exceed $500,000 (relating to customs import requirements).

“Certificate of Merger” has the meaning set forth in Section 2.2(a).

“Chosen Courts” has the meaning set forth in Section 9.13.

“Closing” has the meaning set forth in Section 2.1.

“Closing Cash” means the aggregate amount of Cash as of the Adjustment Time.

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Date Statement” has the meaning set forth in Section 2.6(a)(i).

“Closing Indebtedness” means the aggregate amount of all Indebtedness as of immediately prior to the Closing; provided, that, any Indebtedness paid off between the Adjustment Time and the Closing will be included in Closing Indebtedness.

“Closing Merger Consideration Per Share” means an amount equal to (a) the Aggregate Estimated Closing Merger Consideration divided by (b) the Fully Diluted Number.

“Closing Net Working Capital” means (a) the sum of the total current assets of the Company Group as of the Adjustment Time minus (b) the sum of the total current liabilities of the Company Group as of the Adjustment Time, each as calculated in accordance with the Net

Working Capital Principles and prepared in a form and format consistent with the example calculation set forth on Annex I attached to Schedule 1.1(a).

“Closing Net Working Capital Adjustment Amount” means the amount (which may be a positive or negative number) equal to (a) the Closing Net Working Capital as shown on the Purchase Price Adjustment Statement minus (b) the Target Net Working Capital.

“Closing Option Consideration Per Share” means, with respect to each share of Common Stock underlying any Option, (a) the Closing Merger Consideration Per Share minus (b) the exercise price for such share of Common Stock.

“Closing Preferred Option Accrued Value” means, with respect to each share of Preferred Stock underlying any Preferred Option, (a) the Closing Preferred Stock Accrued Value with respect to such share of Preferred Stock determined as if such share of Preferred Stock had been issued on May 4, 2012 and remained outstanding as of the Closing Date, minus (b) the exercise price for such share of Preferred Stock pursuant to such Option.

“Closing Preferred Stock Accrued Value” means, with respect to each share of Preferred Stock, its “Accrued Value” (as defined in, and calculated in accordance with, the Company Certificate of Incorporation) as of the Closing Date, plus an amount equal to the aggregate of all unpaid dividends which have accrued and accumulated thereon pursuant to paragraphs (A)(2)(a) and (A)(2)(b) of Article Fourth of such Company Certificate of Incorporation (whether or not they have been declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends), through and including the Closing Date (and not previously included in “Accrued Value”).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Common Stock” has the meaning set forth in Section 3.3(a).

“Company” has the meaning set forth in the Preamble.

“Company Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, dated as of May 2, 2012 (as amended, restated, supplemented or otherwise modified from time to time).

“Company Group” means, collectively, the Company and its Subsidiaries.

“Company Group Employees” has the meaning set forth in Section 5.4(a).

“Company Group Employment Contract” means an employment, retention or severance agreement between any member of the Company Group and an individual employee.

“Company Group Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company Group.

“Company Group IP Agreements” means all Contracts to which any member of the Company Group is a party relating to Intellectual Property or IT Assets, other than (a) Incidental Licenses and (b) Contracts to which all parties thereto are members of the Company Group.

“Company Group IT Assets” has the meaning set forth in Section 3.10(d).

“Company Group Material Adverse Effect” means any event, change, development, effect, condition, circumstance, matter, occurrence, or state of facts (“Event”) that, individually or in the aggregate, (i) has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, properties, operations or condition (financial or otherwise) of the Company Group taken as a whole or (ii) has or would reasonably be expected to prevent or materially impair the ability of any of the Company or its Subsidiaries to perform their respective obligations under this Agreement or the Ancillary Documents or to consummate the transactions contemplated hereby or thereby; provided, that, solely for the purposes of the foregoing clause (i), none of the following Events, whether alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be a Company Group Material Adverse Effect: (a) any change after the date hereof in global or national economic, monetary or financial conditions, including changes or developments in prevailing interest rates, credit markets, securities markets, general economic or business conditions or currency exchange rates, or political, legislative or regulatory conditions, (b) any (i) natural disasters, war, armed hostilities or terrorism or sabotage, or (ii) pandemic, including the COVID-19 pandemic, and any future resurgence, or evolutions or mutations of COVID-19 or related disease outbreaks, epidemics or pandemics, or in the case of each of the foregoing clauses (i) and (ii), any escalation or worsening thereof, (c) any change after the date hereof in the industry in which the Company Group operates, (d) any change after the date hereof in Law or GAAP (or the applicable accounting standards in any jurisdiction outside of the United States in which the Company Group operates) or the authoritative interpretation or enforcement thereof, (e) the negotiation, execution, delivery, performance, consummation or announcement of this Agreement (provided, that, this clause (e) shall not apply with respect to any representations, warranties or conditions that address the Company Group’s ability to enter into this Agreement, perform its obligations hereunder or consummate the transactions contemplated hereby, or the effects therefrom), (f) any change resulting from any action taken or failed to be taken by the Company Group or its Affiliates as expressly required by the terms of this Agreement or at the request of Parent or (g) any failure of the Company Group to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates of earnings or revenues, or business plans (it being understood that the facts and circumstances giving rise or contributing to any such failure may, unless otherwise excluded by another clause in this definition of “Company Group Material Adverse Effect,” be taken into account in determining whether a “Company Group Material Adverse Effect” has occurred or would be reasonably be expected to occur), except, in the case of clauses (a), (b), (c) and (d), such Events may be taken into account to the extent they adversely affect the Company Group, taken as whole, in a materially disproportionate manner relative to other similarly situated participants in the industry in which the Company Group operates.

“Company Group Parties” means the Company, the Equityholders of the Company, and any of their respective Affiliates, officers, directors, employees, agents or representatives.

“Company Group Related Person” has the meaning set forth in Section 3.20.

“Company Name” has the meaning set forth in Section 5.13.

“Confidentiality Agreement” means the Confidentiality Agreement between the Company and RB Distribution, Inc. (a Subsidiary of Parent), dated as of February 25, 2020, as amended as of April 1, 2021.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the Ancillary Documents.

“Contract” means any legally binding agreement, contract, arrangement, understanding, obligation or commitment to which a party is bound.

“Contracting Parties” has the meaning set forth in Section 9.22.

“COVID Actions” means any commercially reasonable actions that the Company reasonably determines are necessary for the Company or any of its Subsidiaries to take (a) to protect the health and safety of customers, employees and other business relationships in response to COVID-19 or (b) pursuant to any applicable Pandemic Response Laws or other applicable Law, recommendations or restrictions imposed in connection with the COVID-19 pandemic by the Centers for Disease Control and Prevention or any other Governmental Authorities or quasi-governmental authorities having jurisdiction over the Company or any of its Subsidiaries.

“Credit Agreement” means the Amended and Restated Credit Agreement, dated as of October 18, 2012 (as amended by the First Amendment to Amended and Restated Credit Agreement, dated as of March 23, 2015, the Limited Waiver and Second Amendment to Amended and Restated Credit Agreement, dated as of December 22, 2016, that certain Third Amendment to Amended and Restated Credit Agreement, dated as of July 31, 2018, and that certain Fourth Amendment to Amended and Restated Credit Agreement, dated April 30, 2021, and as the same has been or may be further amended, restated, supplanted or modified from time to time).

“Credit Agreement Payoff Amount” means the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, if any penalties, breakage costs and any other monetary obligations then due and payable under the Credit Agreement as of the anticipated Closing Date (and the daily accrual thereafter).

“D&O Indemnified Parties” has the meaning set forth in Section 5.5(a).

“Deal Communications” has the meaning set forth in Section 9.21(b).

“Debt Financing” has the meaning set forth in Section 5.12(a).

“Debt Financing Source Related Persons” means the Debt Financing Sources and their respective Affiliates, and their respective Affiliates’ officers, directors, employees, attorneys, partners (general or limited), controlling parties, advisors, members, managers, agents and representatives of each of the foregoing, and their respective successors and assigns.

“Debt Financing Sources” means the Persons that have committed to provide or arrange or otherwise entered into agreements in connection with the Debt Financing, including the lenders and any other parties to any debt commitment letters, engagement letters, joinder agreements, indentures, credit agreements or similar agreements entered into in connection with the Debt Financing.

“DGCL” has the meaning set forth in the Recitals.

“Disclosure Schedule” means the disclosure schedule, dated as of the date hereof, delivered by the Company to Parent in connection with the execution and delivery of this Agreement.

“Dissenting Common Stockholders” has the meaning set forth in Section 2.5(a).

“Dissenting Preferred Stockholders” has the meaning set forth in Section 2.5(c).

“Dissenting Shares” has the meaning set forth in Section 2.6(e).

“Dissenting Stockholders” has the meaning set forth in Section 2.5(c).

“Effective Time” has the meaning set forth in Section 2.2(a).

“Environmental Laws” means all Laws governing Environmental Matters.

“Environmental Matters” means any matters arising out of or relating to pollution, protection of the environment or the use, generation, transport, treatment, storage or disposal of, or exposure (including workplace exposure) to, any hazardous, toxic, polluting, or contaminating (or words of similar meaning) substance.

“Environmental Permits” has the meaning set forth in Section 3.13(b).

“Equity Securities” of any Person means any and all shares of capital stock, equity interests, warrants or options of such Person, any securities evidencing an ownership interest in such Person, and all securities exchangeable for, or convertible or exercisable into, any of the foregoing.

“Equityholder Representative” has the meaning set forth in Section 9.1(a).

“Equityholder Representative Expense Amount” means $350,000.

“Equityholder Representative Expenses” has the meaning set forth in Section 9.1(e).

“Equityholders” means all of the Stockholders, the Preferred Stockholders, the Preferred Optionholders and the Optionholders.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, as well as any rules and regulations promulgated thereunder and any corresponding provisions of subsequent superseding federal Laws relating to retirement matters, as from time to time in effect.

“ERISA Affiliate” means any entity (whether or not incorporated) which would be treated as a single employer with any member of the Company Group under Sections 414(b), (c), (m) or (o) of the Code and the regulations thereunder.

“Escrow Agent” means Citibank N.A., or, if Citibank N.A. is unable to serve as Escrow Agent, such other or such other financial institution as is reasonably acceptable to each of Parent and the Equityholder Representative.

“Escrow Agreement” has the meaning set forth in Section 2.6(c)(ii).

“Estimated Closing Cash” has the meaning set forth in Section 2.6(a)(i).

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.6(a)(i).

“Estimated Closing Net Working Capital” has the meaning set forth in Section 2.6(a)(i).

“Estimated Closing Net Working Capital Adjustment Amount” means the amount equal to (a) the Estimated Closing Net Working Capital as shown on the Closing Date Statement minus (b) the Target Net Working Capital (which may be a positive or negative number).

“Estimated Transaction Expenses” has the meaning set forth in Section 2.6(a)(i).

“Event” has the mean set forth in the definition of “Company Group Material Adverse Effect” in this Section 1.1.

“Exchange Fund” has the meaning set forth in Section 2.6(b).

“Export Control Laws” means the U.S. Export Control Reform Act, U.S. Export Administration Regulations, U.S. Arms Export Control Act, U.S. International Traffic in Arms Regulations, and their respective implementing rules and regulations; and other similar export control laws, regulations, or restrictions applicable to the Company Group.

“FFCRA” means the Families First Coronavirus Response Act, Pub. L. 116-127 (116th Cong.) (Mar. 18, 2020).

“Final Aggregate Closing Merger Consideration” has the meaning set forth in Section 2.8(e).

“Final Closing Cash” has the meaning set forth in Section 2.8(e).

“Final Closing Indebtedness” has the meaning set forth in Section 2.8(e).

“Final Closing Net Working Capital” has the meaning set forth in Section 2.8(e).

“Final Closing Net Working Capital Adjustment Amount” has the meaning set forth in Section 2.8(e).

“Final Purchase Price Adjustment Statement” has the meaning set forth in Section 2.8(e).

“Final Transaction Expenses” has the meaning set forth in Section 2.8(e).

“Financial Statements” has the meaning set forth in Section 3.6(a).

“Financing Provisions” means, collectively, Section 8.2 (Effect of Termination), Section 9.5 (Governing Law), Section 9.8 (Amendment), Section 9.10 (Parties in Interests; Limitation on Rights of Others), Section 9.13 (Jurisdiction; Court Proceedings; Waiver of Jury Trial) and Section 9.22 (No Recourse Against Nonparty Affiliates) and, in each case, the defined terms used therein (solely for the purposes used therein).

“Fraud” means, with respect to any Party, a misrepresentation of fact in the express representations and warranties set forth in this Agreement that constitutes common law fraud under Delaware law.  For the avoidance of doubt, Fraud does not include any negligent misrepresentation, negligent omission or negligent disclosure.

“Fried Frank” has the meaning set forth in Section 9.21(a).

“FTC” means the United States Federal Trade Commission.

“Fully Diluted Number” means (a) the aggregate number of shares of Common Stock issued and outstanding as of immediately prior to the Effective Time plus (b) the aggregate number of shares of Common Stock subject to issuance pursuant to the Options, other than Underwater Options, outstanding as of immediately prior to the Effective Time.

“GAAP” means United States generally accepted accounting principles in effect as of the relevant time.

“Governmental Authority” means any nation or government, any foreign or domestic federal, state, county, municipal or other political instrumentality or subdivision thereof and any foreign or domestic entity or body exercising governmental, executive, legislative, judicial, regulatory, administrative or taxing functions, including any court.

“Governmental Consents” has the meaning set forth in Section 3.5.

“Hazardous Substances” means any material, substance or waste defined or regulated as hazardous or toxic or as a pollutant or contaminant (or words of similar meaning), or that could result in liability based on its hazardous,  toxic, polluting, or contaminating (or words of similar meaning) properties, under any Environmental Law, as applicable.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Incidental License” means a (a) Contract under which any Company Group Intellectual Property is licensed on a non-exclusive basis to a contractor or vendor of the Company Group for the benefit of and to provide services to the Company Group, (b) non-exclusive license granted by the Company Group to customers in the Ordinary Course or (c) Contract containing a non-exclusive license that is merely incidental to the transaction contemplated in such Contract, the commercial purpose of which is primarily for something other than such license, such as (i) a sales, supply, manufacturing or marketing Contract that includes an incidental license to use the trademarks of either party thereto for the purposes of advertising or marketing, (ii) a Contract to purchase or lease equipment, such as a photocopier, computer, or mobile phone that also contains a non-exclusive Intellectual Property license or (iii) a nondisclosure Contract entered into in the Ordinary Course.

“Income Taxes” means Taxes imposed on, or determined by reference to, net income, in whole or in part.

“Indebtedness” means, as of any time of determination and without duplication, all financial indebtedness, principal, accrued or unpaid interest, fees, expenses, premiums, penalties or other payment obligations of the Company Group (including any prepayment premiums, early termination fees or similar breakage costs or any retirement or prepayment of any liabilities described in this definition, whether or not due or payable at Closing) (a) for borrowed money, (b) evidenced by bonds, debentures, notes or other similar debt securities, (c) under leases of real or personal property that are required by FASB Accounting Standards Codification Topic 840 to be recorded as capital leases by the Company Group or classified as capital or finance leases in the Financial Statements, (d) under any interest rate or currency protection agreement or similar hedging or swap agreement of the Company Group, assuming such agreements were terminated as of the time of determination minus any amounts payable to the Company Group in connection with such termination (which may be a positive or negative number), (e) in respect of letters of credit, performance bonds, bank guarantees, bankers’ acceptances or similar instruments, in each case to the extent drawn, (f) any dividend or other distribution in respect of the Company’s equity interests that is declared, set aside or made prior to the Closing to the extent unpaid as of the time of determination (but excluding, for the avoidance of doubt, any amounts included in the Closing Preferred Stock Accrued Value in respect of any share of Preferred Stock), (g) (i) all accrued or delayed payment or funding obligations in respect of contributions or amounts credited, including employer matching contributions, of the Company Group under any retirement, pension, deferred compensation or similar Plan, (ii) the amount of all payroll Taxes deferred pursuant to the CARES Act and which have not been paid, (iii) all obligations of the Company Group in respect of post-retirement welfare benefits and unfunded or underfunded pensions, (iv) all obligations of the Company Group in respect of deferred compensation, bonuses, commissions, or severance payable to any current or former employee, officer, director or individual independent contractor of the Company Group and “tax gross-up” payments, if any, due or payable as a result of or in connection therewith, and (v) all unpaid vacation, personal holiday pay and other paid time off obligations (for the avoidance of doubt, in each case of the foregoing clauses (i) and (v), to the extent not in Closing Net Working Capital and including the employer portion of any employment, payroll, social security, Medicare, national insurance contributions, unemployment or other Taxes or similar obligations associated with such amounts), (h) unpaid Income Tax liabilities of the Company Group for any Pre-Closing Tax Period (including as a result of Section 965 and any applicable election to defer the payment of Taxes due under Section 965), which amounts: (I) shall not be a number less than zero, (II) shall, solely for purposes of this subsection (h), exclude from “Taxes” any tariffs or duties, (III) shall be calculated (A) except as set forth otherwise in this definition, in a manner consistent with the past practices of the Company, (B) as of the end of the Closing Date (provided that for the avoidance of doubt any deduction for accrual of employee compensation shall be taken into account without regard to whether such compensation is to be paid in cash within two and a half months after the Closing Date), and (C) by taking into account the Transaction Tax Deductions and Tax assets (including estimated Taxes, net operating losses, Tax credits, Tax refunds and overpayments of Tax of the Company Group) that are available to offset such Taxes in the relevant jurisdiction as a matter of applicable Law, (IV) shall be determined without regard to any action of Parent or its Affiliates (including the Surviving Corporation) taken following the Closing, and (V) shall not include any contingent or deferred Taxes; (i) unpaid Tax liabilities of the Company Group for any Tax period as a result of any inclusion under Section 951 or Section 951A of the Code to the extent attributable to the Pre-Closing Tax Period, with the amount of such inclusion, if any, being calculated as if the taxable year of the applicable non-U.S. Subsidiary ended on the Closing Date, (j) all liabilities for deferred and unpaid purchase price of assets, property or securities purchased by the Company Group or services received by the Company Group, including all earn-out payments, purchase price true-up, seller notes, and other similar payments or contingent payment obligations, in each case to the extent accrued or required to be accrued in accordance with GAAP, (k) obligations related to the city of Durant for railroad usage, and (l) any guarantees, directly or indirectly, provided by the Company Group in respect of Indebtedness of another Person (other than the Company Group) of the type referred to in clauses (a) through (k) above; provided, that notwithstanding anything herein to the contrary, Indebtedness shall not include (i) accounts payable aged less than 360 days, accrued expenses and other trade payables or similar amounts incurred in the Ordinary Course to the extent included in Closing Net Working Capital, (ii) any amount included as a current liability in the calculation of the Closing Net Working Capital, (iii) Indebtedness owing among members of the Company Group, or (iv) any Transaction Expenses.

“Insurance Captive” means Generations Group, Ltd.

“Intellectual Property” means all United States and non-United States (a) patents, utility models, continuations, divisionals, continuations-in-part, reissues, reexaminations or foreign counterparts, (b) copyrights (including in IT Assets), (c) trademarks and service marks, trade dress, logos, corporate names, trade names, Internet domain names, social media and mobile identifiers and other source indicators, together with the goodwill connected with the use thereof and symbolized thereby, (d) registrations and applications for registration of any of the foregoing in clauses (a) through (c), and (e) trade secrets, know-how, inventions, processes, methods and other proprietary confidential information.

“IRS” has the meaning set forth in Section 3.16(b).

“IT Assets” means all hardware, software, databases, systems, networks, websites, applications and other information technology assets and equipment.

“Joint Direction” means joint written instructions of Parent and the Equityholder Representative instructing the Escrow Agent to make a payment out of the Adjustment Escrow Account.

“Knowledge of Parent” means the actual knowledge of any of the individuals set forth on Schedule 1.2(a).

“Knowledge of the Company Group” means the actual knowledge of any of the personnel of the Company Group set forth on Schedule 1.2(b), after reasonable inquiry with such individual’s direct reports.

“Latest Balance Sheet” has the meaning set forth in Section 3.6(a).

“Laws” means all laws (including common law), Orders, statutes, codes, regulations, ordinances, rules, directive or other requirements with similar effect of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 3.9(a).

“Letter of Transmittal” means a letter of transmittal, substantially the form attached hereto as Exhibit A, with such modifications as are reasonably satisfactory to Parent, the Company and the Equityholder Representative, including modifications reasonably proposed by the Paying Agent or as reasonable and appropriate for Preferred Optionholders and Optionholders.

“Lien” means any lien, mortgage, deed of trust, hypothecation, adverse ownership interest, adverse right or claim, security interest, pledge or other similar encumbrance or restriction on transfer.

“Litigation” has the meaning set forth in Section 3.14.

“Management Agreement” means that certain Management Agreement, dated as of May 4, 2012 (as amended, restated, supplemented or otherwise modified from time to time), by and between the Company and AEA Investors SBF LLC.

“Material Contracts” has the meaning set forth in Section 3.11(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Common Stock” has the meaning set forth in Section 2.5(e).

“Multiemployer Plans” means “multiemployer plans” within the meaning of Section 3(37) of ERISA.

“Net Negative Purchase Price Adjustment Amount” has the meaning set forth in Section 2.8(g).

“Net Positive Purchase Price Adjustment Amount” has the meaning set forth in Section 2.8(f).

“Net Positive Purchase Price Adjustment Amount Per Share” means an amount equal to (a) the Net Positive Purchase Price Adjustment Amount divided by (b) the Fully Diluted Number.

“Net Working Capital Principles” means the accounting principles, methodologies, procedures and classifications set forth on Schedule 1.1(a).

“Nonparty Affiliates” has the meaning set forth in Section 9.22.

“Non-Management Employees” has the meaning set forth in Section 5.1(a)(vii).

“Non-U.S. Plan” means any Plan established or maintained outside of the United States of America by the Company Group primarily for the benefit of employees residing or providing services outside of the United States of America.

“Objection Dispute” has the meaning set forth in Section 2.8(c).

“Option Plan” means the DPL Holding Corporation 2017 Unit Option Plan.

“Optionholders” means the holders of Options.

“Options” means all options to purchase shares of Common Stock, including the portion of a “Unit” issued under the Option Plan that consists of an option to purchase a share of Common Stock, whether vested or unvested.

“Orders” means all judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any Governmental Authority.

“Ordinary Course” with respect to an action taken by a Person, that such action is consistent with the past practices of the Person and is taken in the ordinary course of the normal operations of the Person, subject to such deviations therefrom as are, or have been, COVID Actions.

“Owned Real Property” has the meaning set forth in Section 3.9(b).

“Pandemic Response Laws” means the CARES Act, the FFCRA, and any other similar or additional federal, state, local or foreign law, or administrative guidance intended to benefit taxpayers in response to the COVID-19 pandemic and associated downturn.

“Parent” has the meaning set forth in the Preamble.

“Parent Benefit Plan” has the meaning set forth in Section 5.4(c).

“Parent Material Adverse Effect” means any Event that has had or is reasonably expected to prevent or materially impair the ability of Parent or Merger Sub to consummate the Contemplated Transactions.

“Parties” has the meaning set forth in the Preamble.

“Paying Agent” means Citibank N.A., or, if Citibank N.A. is unable to serve as Paying Agent, such other or such other financial institution as is reasonably acceptable to each of Parent and the Equityholder Representative.

“Paying Agent Agreement” means a paying agent agreement to be entered into by and among the Equityholder Representative, Parent and the Paying Agent, in a form reasonably acceptable to the Equityholder Representative and Parent.

“Payoff Letter” has the meaning set forth in Section 2.6(c)(i).

“Permits” has the meaning set forth in Section 3.12(b).

“Permitted Liens” means (a) Liens for Taxes, assessments or governmental charges or levies (i) that are not yet due and payable or (ii) that are being contested in good faith and for which adequate reserves have been established in the Financial Statements in accordance with GAAP, (b) statutory Liens for obligations which are not yet due or delinquent and, if delinquent, for which adequate reserves have been established in the Financial Statements in accordance with GAAP, (c) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar Liens arising or incurred in the Ordinary Course which are not yet due and payable or which are being contested in good faith, (d) municipal bylaws, development agreements, restrictions or regulations, and zoning, entitlement, land use, building or planning restrictions or regulations, in each case, promulgated by any Governmental Authority which are not violated by the current use or occupancy of such real property by the Company Group or the operation of the businesses of the Company Group, (e) permits, restrictions, covenants, reservations or encroachments, minor defects or irregularities in and other similar matters affecting title to the property that do not materially interfere with the Company Group’s present uses or occupancy of such real property, (f) any other restrictive covenants, leases and other similar encumbrances on title to real or personal property that do not (in each case) materially detract from the value of or materially interfere with the use and operation of any of the assets of the Company Group and are not otherwise material to the Company Group, (g) in the case of Leased Real Property, any Liens or encumbrances against the fee title underlying such Leased Real Property or any other interest of the landlord and the terms of any Real Property Leases, (h) Liens securing obligations under capital leases reflected in the Financial Statements, (i) Liens in respect of pledges or deposits under workers’ compensation Laws or similar legislation, unemployment insurance or other types of social security, or to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature arising or incurred in the Ordinary Course, (j) non-exclusive licenses of Intellectual Property in the Ordinary Course, (k) Liens, deeds of trust, mortgages and similar instruments securing any Indebtedness of any member of the Company Group that will be released at Closing and (l) other Liens not incurred in connection with the borrowing of money and the existence of which would not reasonably be expected to be material to the Company Group.

“Permitted Removal” has the meaning set forth in Section 9.21(d).

“Person” means any individual, person, entity, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization.

“Personal Information” means information that: (i) alone or in combination with other information, allows the identification of or contact with an particular person or household or can be used to identify an particular person or household, (ii) is defined as “personal data”, “personal information”, “personally identifiable information” or “PII” or any similar term by Law, or (iii)  is otherwise regulated by applicable data privacy or data security Laws.

“Plan” or “Plans” has the meaning set forth in Section 3.16(a).

“Pre-Closing Tax Period” means any taxable period (including any portion of any taxable period determined pursuant to Section 7.2(b)) ending on or before the Closing Date.

“Preferred Optionholders” means the holders of Preferred Options.

“Preferred Options” means all options to purchase the portion of a “Unit” (as defined in the Option Plan) that consists of one share of Preferred Stock, whether vested or unvested.

“Preferred Stock” has the meaning set forth in Section 3.3(a).

“Preferred Stockholders” means the holders of Preferred Stock.

“Privacy Policy” means any binding Contract or posted or internal policy relating to privacy, Personal Information, or the security of any IT Assets.

“Privileged Deal Communications” has the meaning set forth in Section 9.21(b).

“Pro Rata Portion” means, with respect to any Equityholder, the quotient of (a) the aggregate amount of consideration paid to such Equityholder pursuant to this Agreement divided by (b) the aggregate amount of consideration paid to all Equityholders pursuant to this Agreement.

“Purchase Price Adjustment Statement” has the meaning set forth in Section 2.8(a).

“Real Property Leases” has the meaning set forth in Section 3.9(a).

“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, accountants, consultants, investment bankers, legal counsel, agents and other advisors and representatives.

“Residual Communication” has the meaning set forth in Section 9.21(d).

“Review Period” has the meaning set forth in Section 2.8(c).

“Sanctioned Person” means: any person who is the subject or target of applicable economic sanctions laws, regulations, and executive orders of the United States (including those administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury, the U.S. Department of State, and the U.S. Department of Commerce), the United Nations Security Council, the European Union, any European Union member state, the United Kingdom, and any other sanctions, including, but not limited to, any person who appears on any list of restricted or prohibited persons maintained by OFAC (including, but not limited to, the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, and the Sectoral Sanctions Identifications List), or any other person with whom a U.S. person is prohibited from dealing under the laws of the United States.

“Sanctioned Territory” means any country or territory that is the target of comprehensive or territory-wide economic sanctions laws or regulations administered by OFAC (currently, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine).

“Securities Act” means the Securities Act of 1933, as amended.

“Sponsor D&O Parties” has the meaning set forth in Section 5.5(f).

“Stockholder Approval” means, with respect to this Agreement and the Merger, the delivery of the written consent of holders of at least a majority of the shares of Common Stock and Preferred Stock outstanding voting together as a class and entitled to vote or give consent thereon pursuant to the Company Certificate of Incorporation on the applicable record date, in substantially the form set forth on Exhibit C hereto.

“Stockholders” means the holders of shares of Common Stock.

“Stockholders Agreement” means the Stockholders Agreement, dated as of November 5, 2012 (as amended, restated, supplemented or otherwise modified from time to time), by and among the Company, the Stockholders and the Preferred Stockholders.

“Subsidiary” means, with respect to any Person that is a legal entity, that such entity shall be deemed to be a “Subsidiary” of another Person if such other Person directly or indirectly owns, beneficially or of record, a majority of the outstanding equity or ownership interests or an amount of voting securities of other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body.

“Surviving Corporation” has the meaning set forth in Section 2.2(b).

“Target Net Working Capital” means $65,000,000.

“Tax” or “Taxes” means all federal, state, local and foreign charges, fees, levies, tariffs, duties or other assessments imposed by a Taxing Authority, including income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, transfer, registration, payroll, sales, capital stock, license, employment, unemployment, disability, use, real property, personal property, withholding, excise, production, severance, premium, windfall profits, social security, disability, value added, occupancy, alternative or add-on minimum, estimated, or other taxes of any kind, together with all interest, penalties or additions thereto, whether disputed or not.

“Tax Return” means any report, return, election, declaration, claim for refund, or information return or statement (including schedules and attachments thereto) filed or required to be filed by the Company Group with a Taxing Authority and any amendment thereto.

“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“Termination Date” has the meaning set forth in Section 8.1(d).

“Transaction Expenses” means (calculated giving effect to and assuming the consummation of the Contemplated Transactions) all fees, costs and expenses incurred by or on behalf of or subject to reimbursement by the Company Group at or prior to the Closing in connection with the Contemplated Transactions, including (a) fees and expenses payable to investment bankers, legal counsel, accountants and other advisors or service providers (including any brokerage fees, commissions, finders’ fees, or financial advisory fees), (b) all fees, costs and expenses or payments of any member of the Company Group related to any transaction-related bonuses (but, for the avoidance of doubt, not regular performance bonuses), change in control payments, retention bonuses, tax gross-ups, phantom stock payments, severance, termination, discretionary bonuses or other compensatory obligations, amounts, bonuses or benefits, together with the employer portion of all employment, payroll, social security, Medicare, national insurance contributions, unemployment or other Taxes or similar obligations associated with such amounts payable to employees of the Company Group in connection with, and as a result of, the consummation of the Contemplated Transactions and any employer payroll taxes on proceeds paid to Optionholders, including, for the avoidance of doubt, any amounts set forth on Schedule 1.3 and (c) any transaction or other fees and costs and expenses payable by the Company Group pursuant to the Management Agreement and any other transaction fees, management fees, advisory fees or similar payments payable to the AEA Group or any of its Affiliates (whether deferred, accrued and unpaid or payable upon execution of this Agreement, the other Ancillary Documents or the consummation of the transactions contemplated hereby or thereby), in each case to the extent unpaid as of immediately prior to the Closing.  Transaction Expenses shall not include (x) any Transaction Expenses paid prior to the Adjustment Time, (y) any liabilities included in Closing Net Working Capital or (z) any Indebtedness; provided, that, any Transaction Expense paid after the Adjustment Time and prior to the Closing will be included in the Transaction Expenses.

“Transaction Tax Deductions” means to the extent deductible in a Pre-Closing Tax Period pursuant to applicable Law and without duplication, the sum of (i) the aggregate out-of-pocket fees and expenses incurred by the Company Group in connection with the Contemplated Transactions (including all items set forth in the definition of “Transaction Expenses,” regardless of whether such items remain unpaid as of the Closing), to the extent such amounts are able to be claimed as a deduction under applicable Law, (ii) the aggregate amount paid on behalf of the Optionholders in connection with the Contemplated Transactions, including payments pursuant to Section 2.8 (if any), and (iii) the capitalized financing fees, costs and expenses and any breakage fees or accelerated deferred financing fees or debt prepayment fees that become currently tax deductible for United States federal income tax purposes as a result of the Closing or the satisfaction of the Indebtedness on the Closing Date, but in the case of each item described in the foregoing clauses (i) through (iii), solely to the extent such cost or expense is or was economically borne by the Equityholders.

“Transfer Taxes” has the meaning set forth in Section 9.2.

“Unaudited Financial Statements” has the meaning set forth in Section 3.6(a).

“Underwater Option” means each outstanding Option which has an exercise price per share of Common Stock equal to or greater than the Aggregate Merger Consideration Per Share.

“Unused Equityholder Representative Expense Amount” has the meaning set forth in Section 9.1(e).

“Unused Equityholder Representative Expense Amount Per Share” means (a) the Unused Equityholder Representative Expense Amount divided by (b) the Fully Diluted Number.

“Voting Debt” has the meaning set forth in Section 3.3(a).

“Willful Breach” means a breach which has resulted from a deliberate act or deliberate failure to act with actual knowledge that the act or failure to act constituted or would result in a breach of this Agreement.

1.2.Rules of Construction.

Unless the context otherwise requires:

(a)A capitalized term has the meaning assigned to it herein;

(b)An accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP;

(c)References in the singular or to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be;

(d)References to Articles, Sections, Schedules and Exhibits shall refer to articles, sections, schedules and exhibits of this Agreement, unless otherwise specified;

(e)The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof;

(f)This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused this Agreement to be drafted;

(g)All monetary figures shall be in United States dollars unless otherwise specified; provided, that in the event that the parties hereto need to convert any amount denominated in a currency other than United States dollars into United States dollars for any purpose under this Agreement, the relevant exchange rate for such conversion shall be determined based on the applicable exchange rate in effect on the date that is two (2) Business Days preceding the applicable determination date as published in The Wall Street Journal on such date;

(h)References to “including” in this Agreement shall mean “including, without limitation,” whether or not so specified;

(i)When calculating the period of time before which, within which or following which any act is to be done or step is to be taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded;

(j)The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”;

(k)If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day;

(l)The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires;

(m)The word “or” is not exclusive and has the meaning commonly ascribed to the phrase “and/or” (whether or not specified), and the words “will” and “will not” are expressions of command and not merely expressions of future intent or expectation;

(n)Whenever the phrase “made available,” “delivered” or words of similar import are used in reference to a document, it shall mean the document was delivered to Parent or its Representatives prior to 5:00 p.m. local time in New York City on the day immediately prior to the date of this Agreement, or was otherwise made available for viewing by Parent or its Representatives in the “Project: Senators” electronic data room hosted by Merrill Datasite, as that site existed as of 5:00 p.m. local time in New York City on the day immediately prior to the date of this Agreement; and

(o)The Parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements contemplated hereby and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II
The Merger

2.1.Closing.  Subject to the terms and conditions of this Agreement, the closing of the Contemplated Transactions (the “Closing”) shall take place remotely via the electronic exchange of documents and signature pages, at 9:00 a.m. local time in New York City on the date that is three (3) Business Days after the day on which the last of the conditions to the obligations of the Parties set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of such conditions) shall have been satisfied or, if permissible, waived in writing by the Party entitled to the benefit of the same in accordance with this Agreement, or at such other time, date and location as Parent, the

Company and the Equityholder Representative shall otherwise mutually agree in writing. The date on which the Closing actually occurs in compliance with this Section 2.1 is the “Closing Date”.

2.2.The Merger.

(a)Upon the terms and subject to the conditions set forth in this Agreement, the Merger shall become effective at the date and time (the “Effective Time”) when the certificate of merger for the Merger (the “Certificate of Merger”) shall have been duly executed and filed with the Secretary of State of the State of Delaware in accordance with the DGCL, or at such other time as may be agreed by Parent and the Equityholder Representative and specified in the Certificate of Merger in accordance with the DGCL, which Certificate of Merger shall be filed on the Closing Date as soon as practicable at the Closing.

(b)Upon the terms and subject to the conditions hereof, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall thereupon cease, and the Company, as the corporation surviving the Merger (the “Surviving Corporation”), shall by virtue of the Merger continue its corporate existence under the laws of the State of Delaware.

(c)From and after the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers, immunities and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all the debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

2.3.Certificate of Incorporation and Bylaws.

(a)At the Effective Time, and by virtue of the Merger, the Company Certificate of Incorporation shall be amended and restated in its entirety in the form attached hereto as Exhibit B, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended, subject to Section 5.5, in accordance with the provisions thereof and the DGCL.

(b)At the Effective Time, and by virtue of the Merger, the bylaws of the Company shall be amended and restated in their entirety to be identical (except for the name of the Company) to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended, subject to Section 5.5, in accordance with the provisions thereof, the certificate of incorporation of the Surviving Corporation and the DGCL.

2.4.Directors and Officers.

(a)From and after the Effective Time, the directors of Merger Sub serving in such capacity immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

(b)From and after the Effective Time, the officers of the Company serving in such capacity immediately prior to the Effective Time shall be the officers of the Surviving Corporation (except to the extent they have resigned as required hereby), until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

2.5.Effect of the Merger on Common Stock and Preferred Stock; Options. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or holders of any of the following Equity Securities of the Company:

(a)Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than (A) any shares of Common Stock to be canceled pursuant to Section 2.5(b) and (B) any shares of Common Stock held by Stockholders who comply with all provisions of Section 262 of the DGCL concerning the right of holders of shares of Common Stock to demand appraisal of such in connection with the Merger (such holders described in this clause (B), “Dissenting Common Stockholders”)) and all rights in respect thereof shall automatically cease to exist and be converted into and represent the right to receive an amount in cash, without interest, equal to (i) the Closing Merger Consideration Per Share, plus (ii) the Adjustment Escrow Release Amount Per Share, if any, plus (iii) the Net Positive Purchase Price Adjustment Amount Per Share, if any, plus (iv) the Unused Equityholder Representative Expense Amount Per Share, if any (such sum, the “Aggregate Merger Consideration Per Share”).

(b)Each share of Common Stock held in the treasury of the Company (if any) and each share of Common Stock owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of Parent (if any) shall automatically be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto. Each share of Common Stock held by any Subsidiary of the Company (if any) shall remain outstanding.

(c)Each share of Preferred Stock issued and outstanding immediately prior to the Effective Time (other than (A) any shares of Preferred Stock to be canceled pursuant to Section 2.5(d) and (B) any shares of Preferred Stock held by Preferred Stockholders who comply with all provisions of Section 262 of the DGCL concerning the right of holders of shares of Preferred Stock to demand appraisal of such in connection with the Merger (such holders described in this clause (B), “Dissenting Preferred Stockholders”, and together with the Dissenting Common Stockholders, the “Dissenting Stockholders”)) and all rights in respect thereof shall automatically cease to exist and be converted into and represent the right to receive an amount in cash, without interest, equal to the Closing Preferred Stock Accrued Value of such share of Preferred Stock.

(d)Each share of Preferred Stock held in the treasury of the Company (if any) and each share of Preferred Stock owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of Parent (if any) shall automatically be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto. Each share of Preferred Stock held by any Subsidiary of the Company (if any) shall remain outstanding.

(e)Each share of common stock, par value $0.01 per share, of Merger Sub (“Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time, shall automatically be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.  As of the Effective Time, the shares of Merger Sub Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and the holder or holders of such shares shall cease to have any rights with respect thereto, except the right to receive shares of common stock in the Surviving Corporation as provided herein.  After the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation common stock.

(f)The stock transfer books of the Company shall be closed and no transfer of shares of Common Stock or Preferred Stock shall thereafter be made on the records of the Company.

(g)Each outstanding Option (other than any Underwater Option), both vested and unvested, shall automatically be cancelled and shall be converted into and represent the right to receive from the Surviving Corporation, in respect of each share of Common Stock underlying such Option, an amount in cash, without interest, equal to (i) the Aggregate Merger Consideration Per Share minus (ii) the exercise price for such share of Common Stock pursuant to such Option, less all applicable deductions and withholding Taxes. Each Underwater Option shall be cancelled and extinguished for no consideration and shall cease to exist without any further action on the part of any party hereto terminated as of the Effective Time.

(h)Each outstanding Preferred Option, both vested and unvested, shall automatically be cancelled and shall be converted into and represent the right to receive from the Surviving Corporation in respect of each share of Preferred Stock underlying such Preferred Option, an amount in cash, without interest, equal to the Closing Preferred Option Accrued Value in respect of such share of Preferred Stock, in each case less all applicable deductions and withholding Taxes.

2.6.Closing Payments and Deliveries.

(a)At least four (4) Business Days (or one (1) Business Day, in the case of clause (ii) below) prior to the Closing Date, the Company shall:

(i)deliver to Parent a statement (the “Closing Date Statement”) setting forth in reasonable detail (w) the Company’s good faith estimate of (1) the Closing Cash (the “Estimated Closing Cash”), (2) the Closing Net Working Capital (the “Estimated Closing Net Working Capital”), (3)  the Closing Indebtedness (the “Estimated Closing Indebtedness”) and (4) the Transaction Expenses (the “Estimated Transaction Expenses”), (x) the Aggregate Preferred Stock Closing Accrued Value and Aggregate Preferred Option Closing Accrued Value, (y) the Aggregate Option Exercise Price and (z) the Company’s determination of the Aggregate Estimated Closing Merger Consideration based on the foregoing clauses (together with reasonably detailed supporting calculations, in each case, determined in accordance with this Agreement); provided, that the Company shall consider in good faith any comments provided by Parent in writing with respect to the Closing Date Statement, and if the Company accepts any such written comments, it shall deliver to Parent an updated version of the Closing Date Statement, which updated version shall replace the prior version for all purposes hereunder except, for purposes of determination of the Closing Date pursuant to Section 2.1, such updated version shall be deemed to have been delivered on the date on which the prior version of the Closing Date Statement was delivered and;

and provided, further, that the Company shall, and shall cause the Company Group to, use commercially reasonable efforts to make its financial records, accounting personnel and advisors available to Parent, its accountants and other representatives at reasonable times during the review by Parent of the Closing Date Statement;

(ii)deliver to Parent the Payoff Letter (provided that a substantially final draft of the Payoff Letter but without the amounts filled in shall be delivered to Parent three (3) Business Days prior to the Closing Date);

(iii)deliver to Parent a certificate, duly completed and executed pursuant to Sections 1.897-2(h) and 1.1445-2(c) of the U.S. Treasury Regulations, issued by the Company certifying that an interest in the Company is not a United States real property interest within the meaning of Section 897 of the Code; and

(iv)notify Parent in writing of, to the extent then known, the respective amounts payable pursuant to Section 2.6(c)(i) through Section 2.6(c)(viii) and bank accounts to which each of such amounts shall be paid.

(b)At or prior to the Closing, Parent shall deposit with (i) the Paying Agent, (A) for the benefit of the Stockholders (other than Dissenting Common Stockholders) the portion of the Aggregate Estimated Closing Merger Consideration (less any amounts payable to Dissenting Common Stockholders) payable to the Stockholders (in their capacities as such), which, for the avoidance of doubt, shall be an amount in cash equal to (x) the Closing Merger Consideration Per Share, multiplied by (y) the total number of issued and outstanding shares of Common Stock at the time of the Closing other than any shares of Common Stock to be canceled pursuant to Section 2.5(b) (less any amounts payable to Dissenting Common Stockholders), and (B) for the benefit of the Preferred Stockholders (other than Dissenting Preferred Stockholders), the Aggregate Preferred Stock Closing Accrued Value (less any amounts payable to Dissenting Preferred Stockholders) payable to the Preferred Stockholders (in their capacities as such), which, for the avoidance of doubt, shall be an amount in cash equal to the sum of the Closing Preferred Stock Accrued Values for each issued and outstanding share of Preferred Stock at the time of the Closing other than any shares of Preferred Stock to be canceled pursuant to Section 2.5(d) (less any amounts payable to Dissenting Preferred Stockholders), pursuant to this Agreement (the amount so deposited with the Paying Agent, the “Exchange Fund”) and (ii) the Company or the Company’s designated Subsidiary, (A) the portion of the Aggregate Estimated Closing Merger Consideration payable to the Optionholders (in their capacities as such) pursuant to this Agreement and (B) the Aggregate Preferred Option Closing Accrued Value payable to the Preferred Optionholders (in their capacities as such) pursuant to this Agreement. Notwithstanding anything to the contrary herein, the parties acknowledge and agree, the Equityholder Representative agrees on behalf of the Equityholders, and each Equityholder shall acknowledge and agree in such Equityholder’s Letter of Transmittal, that Parent shall be entitled to rely on the Company’s calculation of the respective portions of the Aggregate Estimated Closing Merger Consideration payable to the Stockholders, the Preferred Stockholders, the Optionholders and the Preferred Optionholders (in their respective capacities as such) as a true, complete and accurate calculation of the amounts to which each such Equityholder is entitled pursuant to the Company Certificate of Incorporation as in effect as of immediately prior to the Effective Time, in connection with the transactions contemplated by this Agreement, and in no event shall Parent or any of its Affiliates (including, following the Closing, the Surviving Corporation and its Subsidiaries) have any liability to any Equityholder or to any other Person for the calculation of any of the foregoing.

(c)At the Closing:

(i)Parent shall pay an amount equal to the Credit Agreement Payoff Amount pursuant to a customary payoff letter delivered to Parent prior to the Closing Date pursuant to Section 2.6(a)(ii) above (the “Payoff Letter”);

(ii)Parent shall pay or cause to be paid to an account designated prior to the Closing Date by the Escrow Agent an amount equal to the Adjustment Escrow Amount, which amount shall be held by the Escrow Agent in a separate account (the “Adjustment Escrow Account”) pursuant to an escrow agreement in a form reasonably acceptable to the Equityholder Representative and Parent (the “Escrow Agreement”), by and among Parent, the Equityholder Representative and the Escrow Agent;

(iii)Parent shall pay or cause to be paid to the account designated by the Company to Parent prior to the Closing Date of each Person to whom Transaction Expenses described in clauses (a) and (c) of the definition thereof are owed an amount equal to the portion of the Transaction Expenses owed to such Person (other than Transaction Expenses that are payable to any Company Group Employee, which shall be delivered to the Surviving Corporation or one of its Subsidiaries for payroll or other applicable payment processing by the Surviving Corporation or its applicable Subsidiaries in accordance with the terms of the applicable arrangements to such Person);

(iv)Parent and the Equityholder Representative shall direct the Paying Agent to pay, following the Effective Time and in accordance with the Paying Agent Agreement, pursuant to payment instructions provided by the Equityholder Representative, to the account of each Stockholder (excluding holders of Dissenting Shares) with respect to each share of Common Stock outstanding immediately prior to the Effective Time (other than any shares of Common Stock to be canceled pursuant to Section 2.5(b)) for which a duly completed and executed Letter of Transmittal has been properly delivered prior to the Closing Date, an amount equal to the Closing Merger Consideration Per Share for each such share of Common Stock;

(v)Parent and the Equityholder Representative shall direct the Paying Agent to pay, following the Effective Time and in accordance with the Paying Agent Agreement, pursuant to payment instructions and calculations provided by the Equityholder Representative to the account of each Preferred Stockholder (excluding holders of Dissenting Shares) with respect to each share of Preferred Stock outstanding immediately prior to the Effective Time (other than any shares of Preferred Stock to be canceled pursuant to Section 2.5(d)) held by such Preferred Stockholder and for which a duly completed and executed Letter of Transmittal has been properly delivered prior to the Closing Date, an amount equal to the Closing Preferred Stock Accrued Value for each such share of Preferred Stock;

(vi)with respect to each Optionholder, Parent shall pay or cause to be paid to each such Optionholder in respect of each share of Common Stock underlying each of such Optionholder’s Options (other than any Underwater Options), for which a duly completed and executed Letter of Transmittal has been properly delivered prior to the Closing Date, an amount equal to the Closing Option Consideration Per Share with respect to each such share of Common Stock underlying each such Option held by such Optionholder immediately prior to the Effective Time, which such payment shall be effected by way of payment to the Surviving Corporation or one of its Subsidiaries for payroll or other applicable payment processing by the Surviving Corporation or its applicable Subsidiaries and distribution at the next administratively practicable payroll date to such Optionholder;

(vii)with respect to each Preferred Optionholder, Parent shall pay or cause to be paid to each such Preferred Optionholder in respect of  each share of Preferred Stock underlying each of such Preferred Optionholder’s Preferred Options, an amount equal to the Closing Preferred Option Accrued Value with respect to each such share of Preferred Stock underlying each such Preferred Option held by such Preferred Optionholder immediately prior to the Effective Time, which such payment shall be effected by way of payment to the Surviving Corporation or one of its Subsidiaries for payroll or other applicable payment processing by the Surviving Corporation or its applicable Subsidiaries and distribution at the next administratively practicable payroll date to such Preferred Optionholder; and

(viii)Parent shall pay or cause to be paid to an account designated prior to the Closing Date by the Equityholder Representative, the Equityholder Representative Expense Amount.

(d)At or prior to the Closing, the Company will deliver or cause to be delivered to Parent:

(i)resignation letters (which resignation letters will not constitute a termination of employment) or other evidence of removal providing for the resignation or removal of the directors and officers of the Company Group from such positions as directors or officers of members of the Company Group effective as of the Effective Time, as requested by Parent in writing no later than five (5) Business Days prior to the Closing Date.

(e)Notwithstanding anything in this Agreement to the contrary, each Dissenting Stockholder (the shares of Common Stock held by each Dissenting Common Stockholder and the shares of Preferred Stock held by each Dissenting Preferred Stockholders, collectively, the “Dissenting Shares”) shall not have the right to receive any payment in accordance with Section 2.6(c) with respect to such Dissenting Stockholder’s respective Dissenting Shares, but instead and in lieu thereof shall have the right to receive payment from the Surviving Corporation with respect to its Dissenting Shares in accordance with the DGCL, unless and until such Dissenting Stockholder shall have effectively withdrawn or lost its rights to appraisal under the DGCL.  If any such formerly Dissenting Stockholder shall have effectively withdrawn or lost such right, such Stockholder shall have the right to receive such Equityholder’s consideration as set forth in Section 2.5(a) or Section 2.5(c), as the case may be. The Company will give Parent prompt notice of any demands received by the Company for appraisal rights, and Parent will have the right to participate in (at its own expense) all negotiations and proceedings with respect to such demands. The Company will not, except with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or offer to settle, any such demands.

2.7.Procedures for Payment of Merger Consideration.

(a)As promptly as practicable after the date of this Agreement and in any event at least five (5) Business Days prior to the Closing Date, the Company shall mail or otherwise validly deliver (including by email of PDF attachment or delivery facilitated by the Paying Agent pursuant to the Paying Agent Agreement), or shall cause to be mailed or delivered:

(i)to each Stockholder and each Preferred Stockholder, as applicable, a Letter of Transmittal, which shall specify the instructions for effecting the surrender all of such Stockholder’s shares of Common Stock or such Preferred Stockholder’s shares of Preferred Stock, as applicable; and

(ii)to each Optionholder and each Preferred Optionholder, a Letter of Transmittal, which shall specify the instructions that each Optionholder or Preferred Optionholder must comply with prior to receiving payment pursuant to Section 2.6(c)(vi) or Section 2.6(c)(vii), as applicable.

(b)Any compensatory payment under this Agreement, including with respect to Optionholders with respect to such Options and with respect to Preferred Optionholders with respect to such Preferred Options, shall be subject to applicable withholding and Tax reporting, and all such applicable withholding and Tax reporting shall be effectuated by use of the payroll or other applicable payment system of the Company or one of its Subsidiaries, as applicable.

(c)Except as provided in Section 2.6 or Section 2.8(h), after the Closing, all payments to which an Equityholder is entitled pursuant to this ARTICLE II shall be made in accordance with the Paying Agent Agreement, following (i) the delivery by a Stockholder or a Preferred Stockholder to the Paying Agent of a properly completed and duly executed Letter of Transmittal or (ii) the delivery by an Optionholder to the Paying Agent or the Company, as the case may be, of a properly completed and duly executed Letter of Transmittal.

2.8.Purchase Price Adjustment.

(a)As promptly as practicable, but in any event within ninety (90) days after the Closing Date, Parent shall prepare and deliver to the Equityholder Representative a written statement (the “Purchase Price Adjustment Statement”) setting forth in reasonable detail Parent’s good faith calculation of (1) the Closing Cash, the Closing Net Working Capital, the Closing Indebtedness and the Transaction Expenses, and (2) Parent’s determination of the Aggregate Closing Merger Consideration based on the foregoing clause (1), together with reasonably detailed supporting calculations, in each case, determined in accordance with this Agreement.

(b)Following the delivery of the Purchase Price Adjustment Statement, for purposes of this Section 2.8, Parent shall provide the Equityholder Representative and its Representatives with reasonable access at reasonable times to the Business Records, work papers and other documents that were used in, or are relevant to, the preparation of the Purchase Price Adjustment Statement, internal and external accountants, and relevant personnel of the Company Group to verify the accuracy of such amounts, all to the extent reasonably requested by the Equityholder Representative; provided that the Equityholder Representative and its representatives shall maintain the confidentiality of any such information furnished pursuant to this Section 2.8(b) and, solely with respect to the Equityholder Representative’s receipt of workpapers of Parent’s and the Company Group’s external accountants, shall have entered into any customary access letters as may be reasonably required by such of Parent’s or the Company Group’s external accounting advisors.

(c)If the Equityholder Representative disagrees with the calculation of any of the items set forth in the Purchase Price Adjustment Statement, the Equityholder Representative shall notify Parent in writing of such disagreement (an “Objection Dispute”) within forty-five (45) days after receipt of the Purchase Price Adjustment Statement by the Equityholder Representative (such period, the “Review Period”).  The Objection Dispute shall set forth the basis for the Equityholder Representative’s dispute or objections and the specific adjustments (including dollar amounts) to the Purchase Price Adjustment Statement that the Equityholder Representative believes in good faith should be made. Any amount, determination or calculation contained in the Purchase Price Adjustment Statement and not specifically disputed in a timely delivered Objection Dispute shall be final, conclusive and binding on the Parties. If the Equityholder Representative fails to deliver written notice of an Objection Dispute to Parent on or prior to the last day of the Review Period, the Purchase Price Adjustment Statement shall be deemed final and binding on the Parties for purposes of this Agreement.

(d)If the Equityholder Representative delivers a notice of an Objection Dispute pursuant to Section 2.8(c), Parent and the Equityholder Representative shall negotiate in good faith to resolve any Objection Dispute and any resolution agreed to in writing by Parent and the Equityholder Representative shall be final and binding upon the Parties for purposes of this Agreement.  If Parent and the Equityholder Representative are unable to resolve all Objection Disputes within twenty (20) days of delivery of written notice of such Objection Disputes by the Equityholder Representative to Parent, then the disputed matters shall, at the request of either the Equityholder Representative or Parent, be referred for final determination to Deloitte (the “Accounting Arbitrator”) as promptly as practicable following the end of such twenty (20) day period; provided, that any communications between the Equityholder Representative and Parent (or their respective Representatives) during the aforementioned twenty (20) day period shall be considered settlement discussions pursuant to the Federal Rule of Evidence 408 and similar state rules and the Accounting Arbitrator will be instructed to disregard any evidence of such communications in its consideration of the Objection Disputes.  If such firm is unable to serve, Parent and the Equityholder Representative shall jointly select an Accounting Arbitrator from an accounting firm of national standing.  If Parent and the Equityholder Representative are unable to agree upon an Accounting Arbitrator within such time period, then the Accounting Arbitrator shall be an accounting firm of national standing designated by the American Arbitration Association in New York, New York; provided, that the Accounting Arbitrator shall not have served as auditor for, or provided any other services to, Parent or the Company or their respective Subsidiaries.  Parent and the Equityholder Representative each agree to promptly sign an engagement letter, in commercially reasonable form, as may reasonably be required by the Accounting Arbitrator. The Accounting Arbitrator shall act as an expert, not as an arbitrator, and its decision shall be limited to the positions taken on those items and amounts set forth on the Purchase Price Adjustment Statement and the Objection Dispute as to which Parent and the Equityholder Representative have disagreed within the applicable time periods and on the terms specified in Section 2.8(c) and this Section 2.8(d) and must resolve all unresolved Objection Disputes in accordance with the terms and provisions of this Agreement.  The Accounting Arbitrator shall deliver to Parent and the Equityholder Representative, as promptly as practicable (and in any event within sixty (60) days) after submission by Parent and the Equityholder Representative of the written presentations and written responses specified in the engagement letter with the Accounting Arbitrator, a written report setting forth the resolution of any unresolved Objection Disputes determined in accordance with the terms herein.  The Accounting Arbitrator’s determination shall be based solely on the definitions and other applicable provisions of this Agreement, and any such submissions specified in the engagement letter, and not on independent review of the Accounting Arbitrator. Neither Parent nor the Equityholder Representative shall have any ex parte communications with the Accounting Arbitrator relating to this Section 2.8 or this Agreement.  In resolving any disputed item, the Accounting Arbitrator shall be bound by the principles set forth in this Section 2.8 and shall not assign a value to any item greater than the greatest value for such item claimed by either Parent or the Equityholder Representative or less than the smallest value for such item claimed by either Parent or the Equityholder Representative.  Such report shall be final and binding upon all of the Parties for purposes of this Agreement, absent manifest error by the Accounting Arbitrator or fraud.  The fees, expenses and costs of the Accounting Arbitrator shall be borne by Parent and the Equityholder Representative, respectively, in the proportion that the aggregate dollar amount of the disputed items submitted to the Accounting Arbitrator by such Party that are unsuccessfully disputed by such Party (as finally determined by the Accounting Arbitrator) bears to the aggregate dollar amount of disputed items submitted by Parent and the Equityholder Representative.  The Parties agree that the Accounting Arbitrator’s decision may be enforced as an arbitration award in any court of competent jurisdiction.

(e)Upon the written agreement of Parent and the Equityholder Representative or the decision of the Accounting Arbitrator, or if the Equityholder Representative fails to deliver written notice of an Objection Dispute on or prior to the last day of the Review Period as provided in Section 2.8(c), the Purchase Price Adjustment Statement, as modified pursuant to the written agreement of Parent and the Equityholder Representative or the decision of the Accounting Arbitrator, as applicable, shall be deemed to be the final Purchase Price Adjustment Statement for purposes of this Section 2.8 (the “Final Purchase Price Adjustment Statement”) and shall be deemed to be final and binding on the Parties for purposes of this Agreement.  The Closing Cash, the Closing Net Working Capital, the Closing Indebtedness, the Transaction Expenses, each as shown on the Final Purchase Price Adjustment Statement, shall be referred to as the “Final Closing Cash”, the “Final Closing Net Working Capital”, the “Final Closing Indebtedness”, and the “Final Transaction Expenses”, respectively.  For purposes of this Agreement, (i) the “Final Closing Net Working Capital Adjustment Amount” means the amount equal to the Final Closing Net Working Capital, minus the Target Net Working Capital (which may be a positive or negative number) and (ii) the “Final Aggregate Closing Merger Consideration” means (1) the Base Amount, plus (2) the Final Closing Cash, plus (3) the Final Closing Net Working Capital Adjustment Amount (whether such amount is a positive number or a negative number (and for the avoidance of doubt, in the case of a negative number, with the addition of such negative number pursuant to this clause (3) having the same arithmetic result as the subtraction of the absolute value of such negative number)), minus (4) the Final Closing Indebtedness, minus (5) the Final Transaction Expenses, minus (6) the Adjustment Escrow Amount, minus (7) the Equityholder Representative Expense Amount, minus (8) the Aggregate Preferred Stock Closing Accrued Value, minus (9) the Aggregate Preferred Option Closing Accrued Value, plus (10) the Aggregate Option Exercise Price.

(f)If the Final Aggregate Closing Merger Consideration exceeds the Aggregate Estimated Closing Merger Consideration (the lesser of (x) the amount of such excess and (y) an amount equal to the Adjustment Escrow Amount, the “Net Positive Purchase Price Adjustment Amount”), then Parent shall pay or cause to be paid the Net Positive Purchase Price Adjustment Amount in cash (i) with respect to the portion of the Net Positive Purchase Price Adjustment Amount payable to the Stockholders, in their capacities as such, to the Paying Agent to be deposited in the Exchange Fund, to be further distributed to the Stockholders in accordance with Section 2.8(h), and (ii) with respect to the portion of the Net Positive Purchase Price Adjustment Amount payable to the Optionholders, in their capacities as such, to the Surviving Corporation or its designated Subsidiary to be further distributed to the Optionholders in accordance with Section 2.8(h).  In addition, in the event of a Net Positive Purchase Price Adjustment Amount or in the event that the Final Aggregate Closing Merger Consideration equals the Aggregate Estimated Closing Merger Consideration, the Equityholders will be entitled to receive the entire balance of the Adjustment Escrow Account and Parent and the Equityholder Representative shall deliver a Joint Direction instructing to the Escrow Agent to make payment of such amount, in the applicable portions payable to the Stockholders and the Optionholders (in their respective capacities as such), to (A) the Paying Agent (to be deposited in the Exchange Fund and to be further distributed therefrom to the Stockholders in accordance with Section 2.8(h)) and (B) the Surviving Corporation or its designated Subsidiary to be further distributed to the Optionholders in accordance with Section 2.8(h).

(g)If the Aggregate Estimated Closing Merger Consideration exceeds the Final Aggregate Closing Merger Consideration (the amount of such excess, the “Net Negative Purchase Price Adjustment Amount”), then Parent shall be entitled to receive a payment in cash out of the Adjustment Escrow Account in an amount equal to the lesser of the Net Negative Purchase Price Adjustment Amount and the total amount of funds in the Adjustment Escrow Account, and Parent and the Equityholder Representative shall deliver a Joint Direction instructing the Escrow Agent to a make a payment to Parent in an amount equal to the lesser of the Net Negative Purchase Price Adjustment Amount and the total amount of funds in the Adjustment Escrow Account.  Recovery from the Adjustment Escrow Account shall be the sole and exclusive remedy with respect to any claims arising out of or relating to the Net Negative Purchase Price Adjustment Amount and none of Parent, Merger Sub or the Surviving Corporation or any of their respective Affiliates shall have any claim against any Equityholder in respect thereof.  In addition, if the amount in the Adjustment Escrow Account is greater than the Net Negative Purchase Price Adjustment Amount, then Parent and the Equityholder Representative shall deliver a Joint Direction instructing the Escrow Agent to make a payment out of the Adjustment Escrow Account of an amount equal to the difference between the amount in the Adjustment Escrow Account and the Net Negative Purchase Price Adjustment Amount, to (i) with respect to the portion of such difference payable to the Stockholders, in their capacities as such, to the Paying Agent to be deposited in the Exchange Fund, to be further distributed to the Stockholders in accordance with Section 2.8(h), and (ii) with respect to the portion of such difference payable to the Optionholders, in their capacities as such, to the Surviving Corporation or its designated Subsidiary to be further distributed to the Optionholders in accordance with Section 2.8(h).

(h)Payments to any Equityholder pursuant to the terms of Section 2.8(f) or Section 2.8(g) shall be made as follows:

(i)to each Stockholder who is not a Dissenting Stockholder, with respect to each share of Common Stock outstanding immediately prior to the Effective Time (other than any shares of Common Stock to be canceled pursuant to Section 2.5(b)) held by such Stockholder (and for which a properly completed and duly executed Letter of Transmittal has been delivered), an amount equal to the sum of (1) the Net Positive Purchase Price Adjustment Amount Per Share, if any, and (2) the Adjustment Escrow Release Amount Per Share, if any;

(ii)to each Optionholder, with respect to each share of Common Stock underlying each of such Optionholder’s Options (other than any Underwater Options), (and for which a properly completed and duly executed Letter of Transmittal has been delivered), an amount equal to sum of (1) the Net Positive Purchase Price Adjustment Amount Per Share, if any, and (2) the Adjustment Escrow Release Amount Per Share, if any (which such payment shall be effected by way of payment to the Surviving Corporation or one of its Subsidiaries for payroll or other applicable payment processing by the Surviving Corporation or its applicable Subsidiaries and distribution at the next administratively practicable payroll date to such Optionholder); and

(iii)to the Exchange Fund, to be held in trust for the benefit of the Stockholders who are not receiving payment pursuant to Section 2.8(h)(i) (other than with respect to any shares of Common Stock to be canceled pursuant to Section 2.5(b)), an amount equal to the consideration that would have been payable to such Stockholders had they received payment of such consideration pursuant to Section 2.8(h)(i).

(i)Parent shall deposit with the Paying Agent an aggregate amount sufficient for the Paying Agent to make the payments pursuant to Section 2.8(h)(i) in cash by wire transfer in immediately available funds within five (5) Business Days following the final determination of the Final Aggregate Closing Merger Consideration, and Parent and the Equityholder Representative shall direct the Paying Agent to promptly pay, following the Effective Time and in accordance with the Paying Agent Agreement, pursuant to payment instructions provided by the Equityholder Representative, to the account of each Stockholder entitled to receive payments pursuant to Section 2.8(h)(i) for which a duly completed and executed Letter of Transmittal has been properly delivered, any such payments pursuant to Section 2.8(h)(i).

(j)Notwithstanding anything to the contrary contained herein, the process set forth in this Section 2.8 shall be the sole and exclusive remedy of the Parties for any disputes related to items required to be included or reflected in the calculation of the Closing Cash, the Closing Net Working Capital, the Closing Indebtedness and the Transaction Expenses, provided, that this Section 2.8(j) shall not prohibit any Party from instituting litigation to enforce any determination of the Final Aggregate Closing Merger Consideration by the Accounting Arbitrator pursuant to Section 2.8, or to compel any Party to submit any dispute arising in connection with Section 2.8 to the Accounting Arbitrator pursuant to, and in accordance with, the terms and conditions of Section 2.8, in any court or other tribunal of competent jurisdiction in accordance with Section 9.13.

(k)To the extent permitted by applicable Law, the Parties agree to treat any payment made pursuant to this Section 2.8 as an adjustment to the merger consideration for federal, state, local and foreign income tax purposes.

2.9.Tax Withholding. Parent, the Escrow Agent, the Paying Agent, the Surviving Corporation, and each of their respective Affiliates shall be entitled to deduct and withhold from any payments made pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of any such payment under any applicable Law.  To the extent that amounts are so withheld, and paid to the proper Governmental Authority pursuant to any applicable Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable recipient in respect of which such deduction and withholding was made. Before Parent (or its Affiliate, as applicable) makes any deduction or withholding pursuant to this Section 2.9, other than any deduction or withholding in respect of the Options or the Preferred Options, Parent (or its Affiliate, as applicable) shall use commercially reasonable efforts to provide the Equityholder Representative reasonable advance notice of any anticipated deduction or withholding (together with the legal basis therefor), provide the Equityholder Representative with sufficient opportunity to provide any forms or other documentation on behalf of the Equityholders or take such other steps in order to avoid such deduction or withholding, and reasonably cooperate with the Equityholder Representative in good faith to attempt to reduce any amounts that would otherwise be deducted and withheld pursuant to this Section 2.9.

ARTICLE III
Representations and Warranties of the Company

Except as set forth in the Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub as follows:

3.1.Organization and Power.

(a)Each member of the Company Group is (i) a corporation or legal entity duly incorporated or organized, validly existing and (ii) where relevant, in good standing under the Laws of its jurisdiction of incorporation or organization (to the extent such concept is applicable in such jurisdiction) except, in the case of each member of the Company Group other than the Company, where the failure to be in good standing would not have a Company Group Material Adverse Effect.  The Company Group has all corporate (or similar) power and authority necessary to own or lease and to operate its properties, rights and assets and to carry on its business as currently conducted, except, in the case of each member of the Company Group other than the Company, where the failure to hold such power and authority would not, individually or in the aggregate, have a Company Group Material Adverse Effect.

(b)The Company has made available to Parent true, correct and complete copies of the certificate of incorporation and bylaws or similar organizational documents as currently in effect and as amended for each member of the Company Group.

(c)Each member of the Company Group is duly qualified or licensed to do business as a foreign corporation in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it require such qualification, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Company Group Material Adverse Effect.

3.2.Authorization and Enforceability. The Company has the requisite corporate power and authority to execute and deliver this Agreement and will have the requisite corporate power and authority to execute and deliver the Ancillary Documents and to consummate the Contemplated Transactions.  The execution and delivery of this Agreement and the Ancillary Documents to which the Company is a party and the performance by the Company of the Contemplated Transactions that are required to be performed by the Company have been duly authorized by the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which the Company is a party or the consummation of the Contemplated Transactions that are required to be performed by the Company, other than obtaining the Stockholder Approval.  This Agreement has been, and each of the Ancillary Documents to be executed and delivered at the Closing by the Company will be at or prior to the Closing, duly authorized, executed and delivered by the Company, and assuming that this Agreement and the Ancillary Documents to which the Company is a party are valid and legally binding obligations of the other parties hereto and thereto, this Agreement constitutes, and the Ancillary Documents to which the Company is a party will constitute at or prior to the Closing, a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.3.Capitalization of the Company.

(a)The authorized capital stock of the Company consists of (i) 110,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and (ii) 10,000 shares of preferred stock, par value $0.01 per share, of which 8,000 shares have been designated as Series A Preferred Stock (the “Preferred Stock”). The record owners of all of the issued and outstanding shares of Common Stock and Preferred Stock as of the date of this Agreement (including the number of shares of each class of Common Stock and Preferred Stock held by each such record owner, as applicable, as of the date hereof) are as set forth on Schedule 3.3(a).  All of the outstanding shares of Common Stock and Preferred Stock are duly authorized, have been validly issued and are fully paid and non-assessable, have not been issued in violation of any preemptive or similar rights and were issued in compliance with applicable securities Laws or exemptions therefrom. Schedule 3.3(a) sets forth a complete list of all Preferred Options and all Options outstanding as of the date of this Agreement, including the name of each holder of a Preferred Option and Option, the number of shares of Preferred Stock and Common Stock subject to each such Preferred Option and Option, the cash exercise price per share of each such Preferred Option and Option, and the Accrued Value (as defined in, and calculated in accordance with, the Company Certificate of Incorporation) as at June 21, 2021, of each share of Preferred Stock issued and outstanding as of such date.  Each Preferred Option and Option (i) was granted in compliance with all applicable securities Laws or exemptions therefrom and all of the terms and conditions of the Plan pursuant to which it was issued, if any, and (ii) with respect to each Option, has an exercise price per share equal to or greater than the fair market value of a share of Common Stock on the date of such grant. The Company has no authorized or outstanding shares of capital stock of, Voting Debt, or equity or voting interests in the Company or any options, warrants, rights or other securities convertible into or exchangeable or exercisable for any shares of Common Stock or other capital stock of, Voting Debt, or other equity or voting interests in the Company, or any equity-based awards, contingent value rights, phantom equity, equity appreciation rights, profit participations or any rights to subscribe for or to purchase, or any agreements providing for the issuance (contingent or otherwise) of, any shares of Common Stock or other capital stock of, Voting Debt, or other equity or voting interests in the Company. The Company Group is not a party to any right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement or stockholders agreement with respect to the sale or voting of any shares of capital stock or other equity or voting interests or Voting Debt of the Company Group or any securities convertible into or exchangeable or exercisable for any shares of capital stock or other equity or voting interests or Voting Debt of the Company. There are not any bonds, debentures, notes, debt securities or other Indebtedness of the Company or any member of the Company Group having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which any holder of any share of capital stock (or equivalent) of the Company or any member of the Company Group may vote (“Voting Debt”).

(b)Schedule 3.3(b) sets forth an accurate and complete list of all of the Subsidiaries of the Company, listing for each such Subsidiary its name, jurisdiction of incorporation or organization, authorized equity interests and the ownership of all of its issued and outstanding equity interests, as of the date hereof.  All of the shares of capital stock, limited company or limited liability company interests or other equity interests of each of the Subsidiaries of the Company that are outstanding as of the date hereof are owned, directly or indirectly, by the Company, free and clear of all Liens, other than Permitted Liens.  All the shares of capital stock, limited company or limited liability company interests or other equity interests of each of the Subsidiaries of the Company that are outstanding as of the date hereof have been validly issued, are fully paid and non-assessable (to the extent such concepts are applicable), have not been issued in violation of any preemptive or similar rights and were issued in compliance with applicable securities Laws or exemptions therefrom. There are no outstanding options, rights or other securities convertible into or exchangeable or exercisable for any shares of the capital stock, limited company or limited liability company interests or other equity interests or Voting Debt of any of the Subsidiaries of the Company, or any equity-based awards, contingent value rights, phantom equity, equity appreciation rights, profit participations or any rights to subscribe for or to purchase, or any agreements providing for the issuance (contingent or otherwise) of, any shares of capital stock, limited company or limited liability company interests or other equity interests or Voting Debt of any of the Subsidiaries of the Company.  None of the Subsidiaries of the Company are a party to any right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement or stockholders agreement, with respect to the sale or voting of any shares of capital stock, limited company or limited liability company interests or other equity interests or Voting Debt of the Subsidiaries of the Company or any securities convertible into or exchangeable or exercisable for any shares of capital stock, limited company or limited liability company interests or other equity interests or Voting Debt of the Subsidiaries of the Company.

3.4.No Violation. Except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) the Stockholder Approval and (c) compliance with and filings or expiration of any waiting period under the HSR Act, the execution and delivery by the Company of this Agreement and the Ancillary Documents to which the Company is a party, the consummation of the Contemplated Transactions by the Company and compliance with the terms of this Agreement and the Ancillary Documents to which the Company is a party do not (i) conflict with or violate any provision of (1) the Company Certificate of Incorporation or the bylaws of the Company as in effect as of the date hereof or (2) the certificate or articles of incorporation, bylaws or other similar organizational documents of any other member of the Company Group, (ii) assuming that all consents, approvals and authorizations contemplated by Section 3.5 have been obtained and all filings described therein have been made, conflict with or violate any Law, Privacy Policy or Order applicable to the Company Group, (iii) violate or result in a breach of, loss of any benefit or right, or constitute a default under, or require notice to, or the consent of, any third party under, or result in or permit the termination or modification of any provision of, or result in or permit the acceleration of the maturity or cancellation of performance of any obligation under any Contract or (iv) except as contemplated by this Agreement or with respect to Permitted Liens, result in the creation of any Lien upon any of the assets, properties or rights of any Company Group, except, in the cases of clauses (i)(2), (ii), (iii) and (iv), to the extent such violation, breach, default, required consent, termination or acceleration would not, individually or in the aggregate, have a Company Group Material Adverse Effect.

3.5.Governmental Authorizations and Consents. No consents, licenses, approvals or authorizations of, or registrations, declarations or filings with, any Governmental Authority (the “Governmental Consents”) are required to be obtained or made by the Company Group in connection with the execution, delivery and performance of this Agreement or any Ancillary Documents to which the Company is, or is to be at the Closing, a party or the consummation by the Company of the Contemplated Transactions, except for (a) such filings as may be required under the HSR Act and those Governmental Consents listed on Schedule 3.5, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (c) those for which the failure to obtain such Governmental Consents would not, individually or in the aggregate, be material to the business or financial condition of the Company Group, taken as a whole.

3.6.Financial Statements.

(a)Schedule 3.6 sets forth the following financial statements (the “Financial Statements”): (i) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2019 and December 31, 2020 and the related consolidated statements of comprehensive income (loss), changes in stockholders’ equity, and cash flows for the fiscal years then-ended (the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2021 (the “Balance Sheet Date” and such unaudited consolidated balance sheet, the “Latest Balance Sheet”) and the related unaudited consolidated statements of comprehensive income (loss), changes in stockholders’ equity, and cash flows for the three (3) months ended on the Balance Sheet Date (the “Unaudited Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with prior periods and fairly present in all material respects the consolidated financial position of the Company Group as of their respective dates, subject, in the case of the Unaudited Financial Statements, to the absence of footnote disclosure (none of which, if presented, would reasonably be expected to materially differ from those in the Audited Financial Statements) and to normal and recurring end-of-period adjustments (none of which would reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole). The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed with management’s authorization and (ii) transactions are recorded as necessary to permit preparation of accurate financial statements for external purposes in accordance with GAAP.  Since January 1, 2017, no officer, director or employee of any member of the Company Group or any Affiliate of any member of the Company Group has, to the Knowledge of the Company Group, (i) circumvented the internal accounting controls of the Company or any other member of the Company Group, (ii) falsified any of the books, records or accounts of any member of the Company Group, or (iii) made false or misleading statements to, or attempted to coerce or fraudulently influence, an accountant in connection with any audit, review or examination of the financial statements of the Company Group.

(b)All of the accounts receivable of the Company Group arose from bona fide arm’s length transactions in the Ordinary Course, and there have been no changes in discounts, rebates or other benefits offered to the Company Group’s customers since the Balance Sheet Date other than in the Ordinary Course. Such accounts receivable have been recorded in accordance with GAAP, and, to the Knowledge of the Company Group, (i) are not subject to any setoffs or counterclaims and (ii) are expected to be collectible in the Ordinary Course other than as reflected by the reserve for bad debts.

3.7.No Undisclosed Material Liabilities. There is no liability, commitment or obligation of the Company Group other than (a) liabilities, commitments or obligations reflected, accrued or reserved against in the Financial Statements, (b) liabilities, commitments or obligations incurred since the Balance Sheet Date in the Ordinary Course (none of which relate to or arise from breach of Contract, breach of warranty, tort, infringement or misappropriation), (c) liabilities incurred in connection with the Contemplated Transactions and that in each case (i) are unpaid as of the date hereof and would constitute Transaction Expenses if such liabilities remained unpaid as of immediately prior to the Closing, (ii) as of the Closing Date, are Transaction Expenses, or (iii) are obligations owed to Parent or Merger Sub or express third-party beneficiaries under this Agreement, (d) liabilities that have been discharged or paid in full prior to the date hereof, (e) liabilities, commitments or obligations that arise under an executory portion of a Contract (excluding liabilities for breach, non-performance or default) or (f) liabilities, commitments or obligations which would not, individually or in the aggregate, be material to the Company Group, taken as a whole.

3.8.Absence of Certain Changes. Except as reflected on the Financial Statements, from and after the Balance Sheet Date through the date hereof, there has not been a Company Group Material Adverse Effect. Since the Balance Sheet Date through the date hereof, the Company Group has conducted its business in the Ordinary Course and no member of the Company Group has:

(a)acquired (including by merger, consolidation or acquisition of stock), sold, leased, transferred, mortgaged or assigned any assets, tangible or intangible, for an amount that exceeds $2,500,000 in the aggregate or any business, other than acquisitions or sales in the Ordinary Course;

(b)modified its certificate of incorporation or bylaws or similar organizational documents;

(c)issued, sold or otherwise permitted to become outstanding any capital stock, or split, combined, reclassified, repurchased or redeemed any shares of its capital stock;

(d)adopted a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization;

(e)taken any action that, if taken during the period from the date of this Agreement through the Closing Date without Parent’s consent, would constitute a breach of subsection (iii), (v), (viii), (ix) or (xii) of Section 5.1(a); or

(f)authorized, agreed, resolved or committed to any of the foregoing.

3.9.Real and Personal Property.

(a)Schedule 3.9(a) contains an accurate and complete list, as of the date hereof, of all real property leases and subleases or real property licenses, including all amendments, modifications and supplements thereto to the extent currently in effect, used by the Company Group or to which a member of the Company Group is a party as lessee (the “Real Property Leases,” and the properties leased thereunder, the “Leased Real Property”).  The leasehold interests relating to the Real Property Leases are free and clear of all Liens, other than Permitted Liens. Each of the Real Property Leases is legal, valid and binding on, and enforceable against, the Company or one of its Subsidiaries, as applicable, and, to the Knowledge of the Company, on and against the other party or parties thereto, in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and none of the Company or any of its Subsidiaries have given or received any written notice of material default under any Real Property Lease which default is continuing under said Real Property Lease and, to the Knowledge of the Company Group, no counterparty thereto is in default and no event or circumstance exists that would constitute a default thereunder. There are no written or oral subleases, licenses, concessions or other similar contracts granting to any Person other than the Company or any of its Subsidiaries the right to use or occupy any Leased Real Property.

(b)Schedule 3.9(b) contains an accurate and complete list, as of the date hereof, of all real property owned by a member of the Company Group (the “Owned Real Property”).  The applicable members of the Company Group have good and valid fee simple title to all Owned Real Property, free and clear of all Liens, other than Permitted Liens.  None of the Owned Real Property is subject to any right or option of any other Person to purchase or lease an interest in such Owned Real Property, and no condemnation or rezoning proceeding is pending or, to the Knowledge of the Company, threatened with respect to such Owned Real Property.

(c)The Company Group collectively own or hold under valid leases or otherwise has the valid and lawful right to use, all material machinery, equipment and other personal property (excluding, for the avoidance of doubt, Intellectual Property rights) necessary for the conduct of their businesses in all material respects substantially in the same manner as currently conducted, and none of such properties are subject to any Liens except for Liens identified on Schedule 3.9(c) and Permitted Liens.

3.10.Intellectual Property.

(a)Schedule 3.10(a) sets forth a list as of the date hereof of all patents, patent applications, trademark registrations and applications, copyright registrations and applications and domain name registrations, in each case, owned by the Company Group.  The items identified on Schedule 3.10(a) are subsisting, unexpired and in good standing with the Governmental Authorities or the applicable internet domain name registrar with which such Company Group Intellectual Property is registered or pending, and to the Knowledge of the Company Group, are valid and enforceable.

(b)Except as would not, individually or in the aggregate, be material to the Company Group, taken as a whole, (i) the Company Group owns or otherwise has sufficient right to use all Intellectual Property used in connection with the business of the Company Group as currently conducted and (ii) owns all right, title and interest in and to the Company Group Intellectual Property, free and clear of all Liens (other than Permitted Liens).

(c)The Company Group has taken commercially reasonable precautions to protect the confidentiality of its material trade secrets.  Except as would not, individually or in the aggregate, be material to the Company Group, taken as a whole, (i) the operation of the business of the Company Group does not infringe, misappropriate, or violate any Intellectual Property of any Person, (ii) no Person is infringing, misappropriating or violating any Company Group Intellectual Property, and (iii) no proceeding alleging any of the foregoing in this Section 3.10(c) is pending or threatened against the Company Group and the Company has not, since January 1, 2018, received any written claims alleging any of the foregoing.

(d)Except as would not, individually or in the aggregate, be material to the Company Group, taken as a whole, (i) the Company Group has taken commercially reasonable efforts to ensure the confidentiality and security of any IT Assets owned, leased or controlled by the Company Group in connection with the conduct of its business and any information (including Personal Information) stored or contained therein or transmitted thereby (“Company Group IT Assets”) from unauthorized or improper access or use, (ii) there has been no unauthorized or improper access to or use of the Company Group IT Assets and (iii) the Company Group IT Assets are adequate for, and operate and perform in accordance with their documentation and functional specifications and otherwise as required in connection with, the operation of the business of the Company Group, and have not malfunctioned or failed within the past three (3) years.

3.11.Contracts.

(a)Material Contracts.  Schedule 3.11(a) is an accurate and complete list, as of the date hereof, of all of the following Contracts to which a member of the Company Group is a party (the “Material Contracts”), provided, that, unless otherwise expressly required to be set forth on Schedule 3.11(a) as set forth in clauses (i) through (xvi) below, the term “Material Contracts” shall not include any purchase or sales orders (A) entered into in the Ordinary Course which remain open or outstanding as of the date hereof with existing payment obligations owed by or to the Company Group thereunder of less than $50,000 or (B) under which no obligations or payments of any party thereto remain outstanding as of the date hereof:

(i)Contracts evidencing Indebtedness for borrowed money owed by the Company Group or providing for any loan to any Person (other than a member of the Company Group or advances to Company Group Employees in the Ordinary Course) or guaranty by any member of the Company Group of any obligation for borrowed money of a third Person that is not a member of the Company Group, in each case, with a principal amount in excess of $1,000,000, and Contracts (other than the Credit Agreement) that expressly limit the ability of any member of the Company Group to incur Indebtedness (including guaranties) or incur Liens;

(ii)all Company Group Employment Contracts that provide for annual base compensation in excess of $100,000;

(iii)all Company Group IP Agreements that are material to the operation of the business of the Company Group, other than non-exclusive licenses for commercially available off-the-shelf software licensed to the Company Group for a one-time or annual fee of less than $50,000;

(iv)Real Property Leases or leases of personal property under which the Company Group is the lessee and is obligated to make payments in excess of $50,000 per annum;

(v)Contracts providing for any business acquisition or disposition or any other investment in, any Person (other than a member of the Company Group, and other than investments in marketable securities or advances to Company Group Employees in the Ordinary Course excluding any Affiliate Arrangements) by the Company Group entered into at any time during the three (3) year period prior to the date of this Agreement or pursuant to which any of the Company Group has ongoing obligations (including continuing economic obligations with respect to the payment of any amounts in respect of earn-outs, deferred purchase price or purchase price adjustments) or liabilities;;

(vi)any labor or collective bargaining agreements;

(vii)any joint venture or limited partnership agreements or similar agreements;

(viii)Contracts requiring capital expenditures in an amount in excess of $10,000 in any 12-month period;

(ix)Contracts with (A) a Material Customer or (B) a Material Vendor;

(x)Contracts that (A) require any member of the Company Group to do business with the counterparty thereto on an exclusive basis or restricts or limits, in any material respect, a member of the Company Group from owning, managing, soliciting or operating any business or in any geographical location, (B) contain minimum payment obligations in excess of $50,000 per year or take-or-pay obligations or material performance guarantees requiring the Company Group to produce, deliver or have available a minimum amount of goods, in each case, by any member of the Company Group (C) grant any right of first refusal or right of first offer or similar right to third parties (other than Real Property Leases);

(xi)Contracts, including any sale or purchase orders in any amounts under which any payment or other obligations on the part of either party remain outstanding as of the date hereof, relating to steel purchases;

(xii)any sale or purchase orders which remain open or outstanding as of the date hereof with payment obligations by or to the Company Group thereunder in excess of $50,000 in the aggregate;

(xiii)Contracts that expressly limit or purport to limit the payment of dividends or distributions in respect of the capital stock of any member of the Company Group, the pledging of the capital stock of any member of the Company Group or the incurrence of indebtedness for borrowed money or guarantees by any member of the Company Group or the ability of any member of the Company Group in any material respect to pledge, sell, transfer or otherwise dispose of any material amount of assets or business;

(xiv)Contracts that are with a Governmental Authority;

(xv)any Contracts that reflect a settlement of any threatened or pending Litigation either (A) in excess of $50,000 and entered into since January 1, 2018 or (B) containing continuing obligations or restrictions on the Company Group; and

(xvi)any Affiliate Arrangement.

(b)Status of Material Contracts.  A true and complete copy of each Material Contract (including all amendments, modifications and supplements thereto to the extent currently in effect) has been made available to Parent prior to the date hereof.  All Material Contracts (assuming due power and authority of, and due execution and delivery by, the party or parties thereto other than the applicable member or members of the Company Group) are valid, binding and in full force and effect and enforceable by the Company Group in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles, except as would not, individually or in the aggregate, have a Company Group Material Adverse Effect. (i) The Company Group is not in default under or in breach of, or in receipt of any written claim of default under or breach of, any Material Contract, (ii) to the Knowledge of the Company Group, no other party to any Material Contract is in default under or in breach of any Material Contract and (iii) no event has occurred and is continuing through the Company Group’s actions or inactions which, with or without the lapse of time or the giving of notice or both, would result in a default under or breach of any Material Contract except, in the case of clauses (i), (ii) and (iii) above, for such defaults or breaches which would not, individually or in the aggregate, have a Company Group Material Adverse Effect.

3.12.Compliance with Laws.

(a)The Company Group is, and has been since January 1, 2018, in compliance with all applicable Laws and its Privacy Policies, except where the failure to be in compliance would not, individually or in the aggregate, be material to the business or financial condition of the Company Group.

(b)The Company Group holds all certifications, licenses, permits, authorizations, exemptions and approvals of Governmental Authorities (“Permits”) which are required under applicable Law for the operation of the business of the Company Group as currently conducted as of the date hereof, except such Permits whose absence would not, individually or in the aggregate, be material to the business or financial condition of the Company Group.  All Permits currently held by the Company Group are in full force and effect, to the Knowledge of the Company Group there is no reasonable basis for any suspension, revocation, cancellation or modification of any of them, and no such suspension, revocation, cancellation or modification has been threatened in writing to any member of the Company Group, except for any such suspension, revocation, cancellation or modification that would not, individually or in the aggregate, be material to the business or financial condition of the Company Group.

(c)As of the date hereof, for the past five (5) years, the Company Group and their respective directors and officers, and, to the Knowledge of the Company Group, their respective employees, distributors, agents, and any other person acting for or on behalf of the foregoing (acting in their capacity as such) have not taken any action that would cause the Company or any of its Subsidiaries to be in violation of any Laws relating to anti-bribery or anti-corruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended (collectively, “Anti-Corruption Law”).  As of the date hereof, for the past five (5) years, no member of the Company Group has received any written notice from any Governmental Authority with respect to any actual, potential or alleged violation of any Anti-Corruption Law by the Company Group.

(d)As of the date hereof, for the past five (5) years, (i) the Company Group has been in compliance with all applicable economic sanctions Laws, including those administered by the United States Department of the Treasury’s Office of Foreign Assets Control; and (ii) none of the Company or any of its Subsidiaries, nor any of their respective directors or officers nor, to the Knowledge of the Company Group, any employees, agents, distributors or any other person acting for or on behalf of the foregoing (1) has been, or has been owned or controlled by, a Sanctioned Person or (2) engaged in any transactions or business dealings with any Sanctioned Person or in or with any Sanctioned Territory.

(e)As of the date hereof, for the past five (5) years, the Company Group has been in compliance with all applicable Export Control Laws and regulations, including those administered by the United States Department of Commerce’s Bureau of Industry and Security.

3.13.Environmental Matters.

(a)The Company Group is, and has been for the past five (5) years, in compliance with all applicable Environmental Laws, except for such noncompliance which would not, individually or in the aggregate, be material to the Company Group, taken as a whole.

(b)Each member of the Company Group has obtained all Permits required by applicable Environmental Laws (collectively, “Environmental Permits”) and is in compliance with the terms and conditions of such Environmental Permits, and, to the Knowledge of the Company Group, there is no reasonable basis for any suspension, revocation, cancellation or modification of any such Environmental Permits, and no suspension, revocation, cancellation or modification has been threatened in writing to any member of the Company Group, except for such failure to obtain or failure to comply or suspension, revocation, cancellation or modification which would not, individually or in the aggregate, be material to the Company Group, taken as a whole.

(c)No member of the Company Group is the subject of or, to the Knowledge of the Company, affected by any pending or, to the Knowledge of the Company Group, threatened Order or Litigation alleging violation of or liability under any Environmental Law, except for such Order or Litigation which would not, individually or in the aggregate, be material to the Company Group, taken as a whole.

(d)(i) No member of the Company Group has disposed or arranged for disposal of any Hazardous Substances at the Leased Real Property, the Owned Real Property or any other location, in a manner or under circumstances requiring investigation or remediation pursuant to Environmental Law or otherwise, and (ii) to the Knowledge of the Company Group, Hazardous Substances are not otherwise present at the Leased Real Property or Owned Real Property that could require investigation or remediation pursuant to Environmental Law, or interfere with the use of any such property, except for such disposal or presence that would not, individually or in the aggregate,  be material to the Company Group, taken as a whole.

(e)No member of the Company Group has assumed or retained, as a result of any Contract, any currently known or reasonably anticipated liabilities regarding any Environmental Matters except as would not, individually or in the aggregate, be material to the Company Group, taken as a whole.

(f)The Company Group has made available to Parent copies, to the extent in the possession or control of any member of the Company Group, of all reports of environmental or health-and-safety compliance audits, site assessments, investigations, reviews, and other similar documents containing material information concerning any member of the Company Group or any of the Leased Real Property or Owned Real Property.

3.14.Litigation. There is no claim, action, suit, litigation, order, proceeding petition, mediation, arbitral action, complaint, hearing, dispute resolution process, governmental audit, inquiry, criminal prosecution or investigation (“Litigation”) pending or, to the Knowledge of the Company Group, threatened in writing, against the Company Group, at law or in equity, or before any Governmental Authority, which if adversely determined would, individually or in the aggregate, be material to the Company Group taken as a whole. There is no Order to which any member of the Company Group is subject that would, individually or in the aggregate, be material to the Company Group taken as a whole or prevent, materially impair or materially delay the consummation of the Contemplated Transactions. There is no pending or, to the Knowledge of the Company Group, threatened indemnity claim or fact or circumstance giving rise or contributing to any such indemnity claim under the Management Agreement.

3.15.Labor Matters.

(a)An accurate and complete list of all employees of the Company Group (identified by employee ID number) as of June 19, 2021, including each employee’s (A) job title, (B) status as a full-time or part-time employee, (C) annual salary or hourly rate, (D) annual bonus opportunity, and (E) location, has been made available to Parent.  The Company Group (i) is not a party to or otherwise bound by any collective bargaining agreements, extension orders (other than extension orders that apply to all employers and employees in their respective jurisdiction generally), or other agreements with any labor organization or union, works council or other employee organization  (and, to the Knowledge of the Company Group, no such agreement is currently being requested by, or is under discussion by management with, any employee or others) and the Company Group is not currently negotiating, or obligated to negotiate, any such agreement with any union, labor organization, employee or others, (ii) is not obligated by, or subject to, any order of the National Labor Relations Board or other labor board or administration, and (iii) has not had any unfair labor practice charges filed against it or, to the Knowledge of the Company Group, threatened to be filed. No member of the Company Group has experienced or, to the Knowledge of the Company Group, been subject to threat of a labor strike, concerted slowdown, work stoppage, lockout or other material labor dispute, disruption or controversy.

(b)Since January 1, 2018, the Company Group has not been a party or subject to any pending or, to the Knowledge of the Company Group, threatened material labor dispute, controversy or grievance or any material unfair labor practice, charge or proceeding with respect to claims of, or obligations of, any employee or group of employees.  Since January 1, 2018, there have been no labor representation requests, organizing activity or proceedings seeking to authorize representation of any employees of the Company Group by any labor organization or union, works council or other employee organization pending or, to the Knowledge of the Company Group, threatened with respect to any employees of the Company Group.

(c)The Company Group is and has since January 1, 2018 been in compliance with all applicable Laws respecting employment and employment, the termination of employment, practices, terms and conditions of employment and wages and hours, including but not limited to any obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 (or similar laws) or relating to the classification of employees as exempt or non-exempt from overtime pay requirements, labor relations and collective bargaining, the provision of meal and rest breaks, pay for all working time, leaves of absence, immigration and work authorization, equal employment opportunities (including the prevention of discrimination, harassment, and retaliation), equal pay, occupational safety and health, COVID-19, and the proper classification of individuals as nonemployee contractors or consultants, except where the failure to be in compliance would not, individually or in the aggregate, be material to the Company Group, taken as a whole.

(d)Since January 1, 2018, there has been no Litigation by or on behalf of any employee, prospective employee, former employee or labor organization or union, works council or other employee organization, or otherwise relating to arising from the Company Group’s labor or employment policies or practices, pending or, to the Knowledge of the Company Group, threatened which, if adversely decided, may reasonably, individually or in the aggregate, be material to the Company Group, taken as a whole.  No member of the Company Group is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices.

(e)Since January 1, 2018, no member of the Company Group has closed any site of employment, effectuated any layoffs of employees or implemented any early retirement, exit incentive, or other group separation program, nor has any member of the Company Group planned or announced any such action or program for the future.

(f)No officer, director or management level employee of any member of the Company Group is the subject of a pending allegation of sexual harassment or assault, nor has any officer, director or management level employee of the Company Group engaged in sexual harassment or assault or been accused of sexual harassment or assault since January 1, 2016.  No member of the Company Group has entered into any settlement agreements related to allegations of sexual harassment or misconduct by any employee or director.

3.16.Employee Benefits.

(a)Schedule 3.16(a) sets forth an accurate and complete list of all material employee benefit plans (as defined in Section 3(3) of ERISA) and all other bonus, stock option, stock purchase, other equity-based, profit sharing, savings, disability, incentive, deferred compensation, retirement, termination, severance, retention, change in control, employment, individual consulting, employee loan, health and welfare, fringe benefit or other employee benefit plans, arrangements, policies, practices or programs, maintained or contributed to or required to be contributed to, by the Company Group for the benefit of, or relating to, any current or former employees, independent contractors, officers, and directors of the Company Group or under which the Company Group has any liability, contingent or otherwise, including Company Group Employment Contracts, other than those plans, programs or arrangements that the Company Group is required to maintain or contribute to pursuant to applicable Laws (individually, a “Plan,” collectively, the “Plans”).

(b)With respect to each Plan, to the extent applicable, the Company Group has provided to Parent accurate and complete copies of (i) all material Plan documents and amendments thereto or written summaries to the extent a Plan is not in writing, (ii) all material funding documents in respect of any Plan which is required to be funded and all material administrative arrangement documents, including trust agreements, insurance contracts, custodial agreements and investment manager agreements, (iii) the latest favorable determination or opinion letter received from the Internal Revenue Service (“IRS”) regarding the qualification of each Plan covered by Section 401(a) of the Code, (iv) the most recently filed Form 5500 for each Plan that is an employee pension benefit plan (as defined in Section 3(2) of ERISA) and for each Plan that is an employee welfare benefit plan (as defined in Section 3(1) of ERISA), (v) each summary plan description and each summary of material modification regarding the terms and provisions thereof and (vi) the most recent actuarial report.

(c)Each Plan (i) has been maintained and administered in compliance in all material respects with all applicable Laws, Orders, statutes, regulations and rules issued by a Governmental Authority, including, without limitation, ERISA and the Code and (ii) has been operated in compliance in all material respects with its terms.

(d)Each Plan intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS to the effect that such plan is qualified under Sections 401(a) and 501(a) of the Code, respectively, and, to the Knowledge of the Company Group, nothing has occurred that would reasonably be expected to adversely affect the qualification of such Plan.

(e)The Company Group does not have any liability in respect of, or obligation to provide, post-employment or post-retirement health, medical, or life insurance benefits, whether under a Plan or otherwise, to any current or former employees, independent contractors, officers,  directors, or other individual service providers (or to the beneficiaries or dependents of such employees, independent contractors, officers, directors, or other individual service providers) other than as required by Law.

(f)The Company Group does not sponsor, maintain, contribute to, or have any liability, contingent or otherwise, with respect to (or has ever sponsored, maintained, contributed to, or had any liability, contingent or otherwise, with respect to) any (i) single employer pension plan that is subject to Section 302 or Title IV of ERISA or Sections 412 or 430 of the Code or (ii) Multiemployer Plans.  No member of the Company Group has incurred or could reasonably be expected to become subject to liability under Title IV of ERISA as a result of being an ERISA Affiliate of any other entity.

(g)As of the date hereof, there is no pending material Litigation by or on behalf of any Plan, any employee or beneficiary covered under any Plan or any Governmental Authority involving any Plan, nor, to the Knowledge of the Company, has the Company received any written notice threatening any such Litigation (in each case other than routine claims for benefits).

(h)Neither the execution of this Agreement nor the Contemplated Transactions will, alone or in connection with any other event (whether contingent or otherwise), reasonably be expected to result in (i) any payment (including severance or forgiveness of indebtedness) becoming due to any current or former employee, independent contractor, officer, director, or other individual service provider under any Plan or otherwise, (ii) the acceleration of the time of payment or vesting, or increase the amount of compensation or benefits otherwise payable or due to any current or former employee, independent contractor, officer, director, or other individual service provider, (iii) an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Plan or (iv) limiting or restricting the right to amend, terminate or transfer the assets of any Plan on or following the Effective Time. No amount paid or payable as a result of the execution and delivery of this Agreement and the Contemplated Transactions (either alone or in conjunction with any other event) pursuant to any Plan or any other compensatory arrangement in effect immediately prior to Closing could reasonably be expected to result in any “excess parachute payment” (within the meaning of Section 280G of the Code).

(i)The Company Group does not have any obligation to provide, and no Plan or other agreement provides any individual with the right to, a “gross-up”, indemnification, reimbursement or other payment for any excise or additional taxes, interests or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to such disqualified individual to be deductible under Section 280G of the Code.

(j)Neither the Company nor any of its Subsidiaries has incurred (whether or not assessed) and is not subject to any payment, Tax, penalty or other liability under, and is and has been in compliance with, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, including under Section 4980H of the Code and with respect to the reporting requirements under Sections 6055 and 6056 of the Code.

(k)Each Non-U.S. Plan which, under the Laws of any jurisdiction outside of the United States, is required to be registered or approved by any Governmental Authority, has been so registered and approved and, to the Knowledge of the Company Group, has been maintained in good standing with applicable requirements of the Governmental Authority, and if intended to qualify for special tax treatment, to the Knowledge of the Company, there are no existing circumstances or events that have occurred that could reasonably be expected to affect adversely the special tax treatment with respect to such Non-U.S. Plans.

(l)No Non-U.S. Plan is (a) a “registered pension plan” within the meaning of subsection 248(1) of the Income Tax Act (Canada); or (b) a “retirement compensation arrangement” within the meaning of subsection 248(1) of the Income Tax Act (Canada). No Non-U.S. Plan is intended to be or has ever been found or alleged by a Governmental Authority to be a “salary deferral arrangement” within the meaning of subsection 248(1) of the Income Tax Act (Canada).

3.17.Taxes.

(a)All income and other material Tax Returns required to be filed by any member of the Company Group have been filed (taking into account any automatic or properly obtained extensions of time to file) and such Tax Returns were true, complete and correct in all material respects, and all material Taxes of any such member of the Company Group (whether or not shown on any Tax Return) have been paid.

(b)There is no Tax audit or proceeding pending or threatened in writing with respect to Taxes of any member of the Company Group and no member of the Company Group has received written notice of any Tax audit that is currently pending.

(c)No member of the Company Group has granted any extension or waiver of the statute of limitations period, or of the time for assessment or collection, applicable to any Tax or Tax Return, which period (after giving effect to such extension or waiver) has not yet expired.

(d)Each member of the Company Group has withheld or has caused to be withheld, and has paid over or has caused to have been paid over to the appropriate Taxing Authorities, all material Taxes required to be so withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, Equityholder, or other party, and has complied with all material reporting and recordkeeping requirements in connection therewith.

(e)No claim has been made in writing by any Taxing Authority in any jurisdiction where the Company Group or any of its members does not currently file Tax Returns that it is or may be subject to Tax in that jurisdiction. No member of the Company Group has a permanent establishment or otherwise an office or fixed place of business in, or is tax resident in, in a country other than the country in which it is organized.

(f)No member of the Company Group is a party to, or bound by, any Tax sharing, Tax allocation, Tax indemnification agreement or a similar agreement or arrangement the principal purpose of which relates to Taxes.

(g)There are no closing agreements, private letter rulings, powers of attorney or similar agreements or arrangements with any Governmental Authority with regard to the determination of the Tax liability of any member of the Company Group that would have continuing effect on periods (or portions thereof) ending after the Closing Date.

(h)No member of the Company Group has engaged in any “reportable transaction,” as set forth in Section 1.6011-4(b) of the U.S. Treasury Regulations.

(i)In the last two (2) years, no member of the Company Group has distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(j)There are no liens with respect to Taxes upon any asset of any member of the Company Group other than Permitted Liens.

(k)No member of the Company Group (i) has ever been a member of an affiliated group filing a consolidated, joint, unitary or combined Tax Return (other than the “affiliated group” as defined in Code Section 1504(a) the common parent of which is a member of the Company Group and includes only members of the Company Group) or (ii) has any liability for the Taxes of any other Person other than other members of the Company Group under Section 1.1502-6 of the U.S. Treasury Regulations (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(l)No member of the Company Group will be required to include any material amounts in income, or exclude any material items of deduction, in a taxable period (or portion thereof) beginning after the Closing Date as a result of (i) a change in or incorrect method of accounting occurring prior to the Closing, (ii) an installment sale or open transaction arising made prior to the Closing, (iii) a prepaid amount received or deferred revenue accrued prior to the Closing (other than in the Ordinary Course), (iv) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state or local income Tax Law) executed prior to the Closing, (v) any intercompany transactions or any excess loss account described in U.S. Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local income Tax Law), (vi) any deferral of any payment of Taxes otherwise due, including through any automatic extension or other grant of relief provided by an applicable Governmental Authority pursuant to any Pandemic Response Laws or (vii) pursuant to any election made under Section 965 of the Code.

(m)The proper entity classification of each Subsidiary of the Company for U.S. federal income Tax purposes is set forth on Schedule 3.17(m).

(n)Each member of the Company Group has, since April 1, 2020, retained all information required to substantiate any “qualified sick leave wages” and any “qualified family leave wages,”, each as defined in Sections 7001 and 7003 of the FFCRA and any “qualified health plan expenses” as defined in Section 7001 of the FFCRA, as required by the IRS, including by retaining copies of properly filed IRS Forms 941 and 7200 to the extent applicable.

(o)No member of the Company Group has applied for or received (i) any loan pursuant to the “Paycheck Protection Program” as defined in Sections 1102 and 1106 of the

CARES Act, (ii) any funds pursuant to the “Economic Injury Disaster Loan” program or an advance on an “Economic Injury Disaster Loan” pursuant to Section 1110 of the CARES Act or (iii) any similar programs in any state, local or foreign jurisdiction.

(p)The representations and warranties set forth in Section 3.16 and this Section 3.17 are the Company’s sole and exclusive representations and warranties regarding Tax matters.

3.18.Insurance. Schedule 3.18 contains a list of all material polices of insurance owned or held for the benefit of the Company Group as of the date of this Agreement, and true and complete copies of such policies have been made available to Parent prior to the date hereof. All insurance policies maintained by the Company Group (including any replacement policies entered into after the date hereof) are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid or will have been paid as of the Closing, no notice of cancellation, non-renewal or termination has been received by any member of the Company Group with respect to any such policy, and no member of the Company Group is in material default with respect to its obligations under any of such insurance policies, except for such failure to be in full force and effect and for such defaults that would not, individually or in the aggregate, have a Company Group Material Adverse Effect. The Company Group is insured in amounts no less than as required by applicable Law and any Material Contracts to which they are a party.

3.19.No Brokers. The Company Group has not employed or incurred any liability to any broker, investment banker, financial advisor, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement, the Ancillary Documents or the Contemplated Transactions.

3.20.Agreements with Company Group Related Person. The Company Group is not indebted to, or a party to any agreement, arrangements, commitments or Contracts with, the AEA Group and any of its Affiliates, any director, officer or manager of the Company Group or the AEA Group or any of their respective controlled (as such term is used in the definition of “Affiliate”) Affiliates (other than Affiliates that are members of the Company Group), nor to the Knowledge of the Company Group, any immediate family member of the foregoing (each, a “Company Group Related Person” and any such agreements, arrangements, commitments or Contracts, “Affiliate Arrangements”), other than (a) the Company Group Employment Contracts, (b) subscription or similar agreements for Common Stock or Preferred Stock and grant agreements for Preferred Options or Options, in each case under which the Company Group has no remaining material obligations, (c) obligations for compensation for services rendered, reimbursable business expenses or benefits under the Plans that are entered into in the Ordinary Course, and (d) in the case of any Affiliate of any Equityholder, commercial Contracts or transactions entered into on an arm’s-length basis in the Ordinary Course and that are not, individually or in the aggregate, material to the Company Group, taken as a whole.

3.21.Customers and Vendors.

(a)Schedule 3.21(a) contains a list of the ten (10) largest customers (the “Material Customers”) of the Company Group (measured by revenues) and the ten (10) largest suppliers or service providers (the “Material Vendors”) of the Company Group (measured by aggregate spend), in each case, for the twelve (12) months ended December 31, 2020.

(b)Except as set forth on Schedule 3.21(b), in the past twelve (12) months, neither any Company Group nor any officer, director or employee of the Company Group has received any notice (written or, to the Knowledge of the Company Group, oral) that any such Material Customer or Material Vendor plans to terminate its relationship with or materially decrease the amount of business done with any Company Group; provided, that, the fact that any particular agreement, contract or commitment with any Material Customer or Material Vendor is scheduled to expire shall not, in and of itself, constitute notice of any of the foregoing matters.

3.22.Product Liability. There are no (a) outstanding or, to the Knowledge of the Company Group, threatened, claims for or based upon breach of product or service warranty, indemnity or guaranty or similar claim, strict liability in tort, negligent design of product, negligent provision of services, failure to warn or any other allegation of liability, including or arising from the materials, design, testing, manufacture, packaging, labeling (including instructions for use), or sale of any product marketed, manufactured, created, distributed or sold by or on behalf of the Company Group or from the provision of services by the Company Group or (b) design defects, failures to provide adequate warning, failures to comply with applicable Law, commonly accepted industry standards, or the Company Group’s established internal safety standards and procedures, or manufacturing deficiencies that would provide a reasonable basis for any product liability suit or similar claim or suit against the Company Group that would, in each case of clause (a) and (b), individually or in the aggregate, be material to the Company Group, taken as a whole.

3.23.Insurance Captive. The Company Group’s withdrawal from the Insurance Captive in 2019 and subsequent run-off of existing insurance policies was carried out in compliance with applicable Law in all material respects.

3.24.Disclaimer. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE REPRESENTATIONS OF THE COMPANY IN THIS ARTICLE III OR ANY CERTIFICATE, ANCILLARY DOCUMENT OR INSTRUMENT DELIVERED IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS, NONE OF THE COMPANY GROUP PARTIES HAS MADE, OR SHALL BE DEEMED TO HAVE MADE, ANY REPRESENTATION OR WARRANTY.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III OR ANY CERTIFICATE, ANCILLARY DOCUMENT OR INSTRUMENT DELIVERED IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS, NO REPRESENTATION OR WARRANTY HAS BEEN MADE OR IS BEING MADE, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, BY ANY COMPANY GROUP PARTY TO PARENT, MERGER SUB OR ANY OTHER PERSON (A) IN RESPECT OF THE COMPANY GROUP OR ANY OF THEIR ASSETS, LIABILITIES OR OPERATIONS, INCLUDING AS TO MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR QUALITY, WITH RESPECT TO ANY TANGIBLE ASSETS OR AS TO THE CONDITION OR WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT (OR ANY OTHER REPRESENTATION OR WARRANTY REFERRED TO IN SECTION 2-312 OF THE UNIFORM COMMERCIAL CODE OF ANY APPLICABLE JURISDICTION), (B) WITH

RESPECT TO ANY PROJECTIONS, FORECASTS, BUSINESS PLANS, ESTIMATES OR BUDGETS DELIVERED TO OR MADE AVAILABLE TO PARENT, MERGER SUB OR ANY OTHER PERSON OR (C) WITH RESPECT TO ANY OTHER INFORMATION OR DOCUMENTS MADE AVAILABLE AT ANY TIME TO PARENT, MERGER SUB OR ANY OTHER PERSON, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

ARTICLE IV
Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company as follows:

4.1.Organization and Power. Parent is a corporation, duly formed, validly existing and in good standing under the Laws of Pennsylvania and has full power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions.  Merger Sub is a corporation, duly formed, validly existing and in good standing under the Laws of the State of Delaware and has full power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions.  All of the issued and outstanding capital stock of Merger Sub is owned directly by Parent free and clear of any Liens, other than Permitted Liens.

4.2.Authorization and Enforceability.  The execution and delivery of this Agreement and the Ancillary Documents to which Parent or Merger Sub is a party and the performance by Parent and Merger Sub of the Contemplated Transactions have been duly authorized by Parent and Merger Sub, as applicable, and no other corporate proceedings on the part of Parent or Merger Sub (including any stockholder vote or approval) are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which Parent or Merger Sub are a party or the consummation of the Contemplated Transactions.  This Agreement is, and each of the Ancillary Documents to be executed and delivered at the Closing by Parent or Merger Sub will be at the Closing, duly authorized, executed and delivered by Parent or Merger Sub, as applicable, and constitute, or as of the Closing Date will constitute, valid and legally binding agreements of Parent or Merger Sub, as applicable, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.  Parent, as the sole stockholder of Merger Sub, has adopted this Agreement and authorized and approved the Merger in accordance with the applicable provisions of Merger Sub’s certificate of incorporation and the DGCL.

4.3.No Violation.  The execution and delivery by Parent and Merger Sub of this Agreement and the Ancillary Documents to which Parent or Merger Sub is a party, the consummation of the Contemplated Transactions and compliance with the terms of this Agreement and the Ancillary Documents to which Parent or Merger Sub is a party will not (a) conflict with or violate any provision of the certificate of incorporation, bylaws or similar organizational documents of Parent or Merger Sub or (b) assuming that all consents, approvals and authorizations contemplated by Section 4.4 have been obtained and all filings described therein have been made, conflict with or violate in any material respect any Law applicable to Parent or Merger Sub or by which their respective properties are bound, except, in each case, to the extent such conflict, violation, required consent, approval or authorization would not, individually or in the aggregate, have a Parent Material Adverse Effect.

4.4.Governmental Authorizations and Consents.  Assuming the accuracy of the Company’s representations and warranties contained in Section 3.5, no Governmental Consents are required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery and performance, validity and enforceability of this Agreement or any Ancillary Documents to which it is, or is to be, a party, or the consummation by Parent or Merger Sub of the Contemplated Transactions, except for (a) such filings as may be required under the HSR Act, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (c) compliance with any applicable requirements of the Securities Act and any other applicable securities Laws, (d) as otherwise disclosed on Schedule 4.4 and (e) those for which the failure to obtain such Governmental Consents would not, individually or in the aggregate, have a Parent Material Adverse Effect.

4.5.Litigation.  There is no Litigation pending or, to the Knowledge of Parent, threatened against or involving Parent or Merger Sub which questions the validity of this Agreement or any of the Ancillary Documents to which it is a party or seeks to prohibit, enjoin or otherwise challenge Parent’s or Merger Sub’s ability to consummate the Contemplated Transactions or would otherwise reasonably be expected to have a Parent Material Adverse Effect.  There is no Order to which Parent or Merger Sub is subject that would have a Parent Material Adverse Effect.

4.6.Sufficient Funds.

(a)Parent will have on the Closing Date the financial capability and sufficient cash or other sources of funds that are immediately available on the unconditional basis necessary to consummate the Contemplated Transactions on the terms and subject to the conditions set forth herein (including the payment of the Final Aggregate Closing Merger Consideration, any payments in respect of equity compensation obligations to be made in connection with the Merger, payment of any fees and expenses of or payable by Parent, Merger Sub or the Surviving Corporation, and any repayment or refinancing of any outstanding indebtedness of Parent, the Company Group and their respective Subsidiaries contemplated by, or required in connection with, the transactions described in this Agreement).

(b)Each of Parent and Merger Sub expressly acknowledge and agree that their ability to obtain financing is not a condition to any of its obligations under this Agreement.

4.7.Investment Purpose.  Parent is acquiring the Company Group solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all applicable Laws, including United States federal securities Laws.  Parent agrees that no equity interests of the Company may be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities Laws, except pursuant to an exemption from such registration under the Securities Act and such Laws.  Parent is able to bear the economic risk of holding its investment in the Company for an indefinite period (including total loss of its investment) and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

4.8.Solvency.  None of Parent or Merger Sub is entering into this Agreement or the Contemplated Transactions with the actual intent to hinder, delay or defraud either present or future creditors of the Company Group. At and immediately after the Closing, and assuming (a) the satisfaction of the conditions to Parent’s and Merger Sub’s obligation to complete the Closing set forth in Article VI, and (b) that immediately prior to giving effect to the Contemplated Transactions, the Company Group, on a consolidated basis (i) is solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liabilities on its debts as they become absolute and matured), (ii) will have adequate capital and liquidity with which to engage in its business and (iii) will not have incurred and does not plan to incur debts beyond its ability to pay as they become absolute and matured and will own property which has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities), immediately after giving effect to the Contemplated Transactions, including the payment of the Final Aggregate Closing Merger Consideration (and any payments in respect of equity compensation obligations to be made in connection with the Merger, payment of any fees and expenses of or payable by Parent, Merger Sub or the Surviving Corporation, and any repayment or refinancing of any outstanding indebtedness of Parent, the Company Group and their respective Subsidiaries contemplated by, or required in connection with, the transactions described in this Agreement), the Company Group (i) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liabilities on its debts as they become absolute and matured), (ii) will have adequate capital and liquidity with which to engage in its business and (iii) will not have incurred and does not plan to incur debts beyond its ability to pay as they become absolute and matured and will own property which has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities).

4.9.No Brokers.  None of Parent, Merger Sub nor or any of their respective Affiliates has employed or incurred any liability to any broker, investment banker, financial advisor, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement, the Ancillary Documents or the Contemplated Transactions for which the Company Group or any Equityholders may become liable.

4.10.Operations of Merger Sub.  Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with, or as contemplated by, this Agreement.

4.11.No Inducement or Reliance; Independent Assessment.

(a)Parent and Merger Sub have not been induced by and have not relied upon any representations, warranties, statements or other information, whether express or implied, made or provided by the Company Group Parties or any other person, except for the representations and warranties of the Company expressly set forth in ARTICLE III or any certificate, Ancillary Document or instrument delivered in connection with the Contemplated Transactions, whether or not any such representations, warranties, statements, or other information were made in writing or orally.  Parent and Merger Sub represent and warrant that no Company Group Party or any other person has made any representation or warranty, express or implied, oral or written, including any implied warranty of merchantability or of fitness for a particular purpose, as to the accuracy or completeness of any information regarding the Company Group or the Contemplated Transactions except for the representations and warranties expressly given by the Company in ARTICLE III or any certificate, Ancillary Document or instrument delivered in connection with the Contemplated Transactions, and, except for Fraud, none of the Company Group Parties will have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent, Merger Sub or their Representatives, or the use by Parent, Merger Sub or their Representatives, of any information, including publications, any confidential information memorandum or data room information provided to Parent, Merger Sub or their Representatives, or any other document or information in any form provided to Parent, Merger Sub or their Representatives in connection with the Contemplated Transactions.  Parent and Merger Sub acknowledge that they have inspected and conducted their own independent investigation of the Company Group and their financial conditions, results of operations, assets, liabilities and properties and, in entering in this Agreement and making the determination to proceed with the Contemplated Transactions, Parent and Merger Sub have relied on the results of their own independent investigation and analysis.

(b)Except for the representations and warranties of the Company expressly set forth in ARTICLE III or any certificate, Ancillary Document or instrument delivered in connection with the Contemplated Transactions, Parent and Merger Sub acknowledge that none of the Company Group Parties makes, will make or has made any representation or warranty, express or implied, including as to the prospects of the Company Group or their respective businesses or their profitability for Parent or Merger Sub, or with respect to any forecasts, projections or business plans made available to Parent and Merger Sub (or their respective Affiliates or Representatives) in connection with Parent’s and Merger Sub’s review of the Company Group.  PARENT AND MERGER SUB HEREBY ACKNOWLEDGE AND AGREE THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN ARTICLE III OR ANY CERTIFICATE, ANCILLARY DOCUMENT OR INSTRUMENT DELIVERED IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS, PARENT AND MERGER SUB ARE ACQUIRING THE COMPANY GROUP ON AN “AS IS, WHERE IS” BASIS.

ARTICLE V
Covenants

5.1.Conduct of the Company Group.

(a)Except (i) to the extent required by applicable Law, (ii) as otherwise expressly contemplated by this Agreement, (iii) as set forth in Schedule 5.1(a), (iv) in the cases of clauses (1) and (2), for any COVID Action, solely to the extent consistent with the Company Group’s Ordinary Course since May 1, 2020 or (v) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date hereof until the earlier of the Closing Date and the date this Agreement is terminated pursuant to ARTICLE VIII, (1) the Company shall, and shall cause its Subsidiaries to, conduct their respective businesses and operations in the Ordinary Course, (2) the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to preserve intact their present business organization and operations, keep available the services of their directors, officers and key employees and maintain existing relationships with customers, suppliers, officers, employees, Governmental Authorities, and others having material business relationships with them and (3) the Company will not, and will cause its Subsidiaries not to:

(i)modify, waive, amend or otherwise change any provision of their respective organizational documents;

(ii)transfer, issue, authorize the issuance of, deliver grant, award, pledge, encumber or otherwise dispose of (A) any Equity Securities of the Company Group or other equity interests of any member of the Company Group or any direct or indirect rights in respect of the capital stock or other equity interests of any member of the Company Group, or (B) any options, warrants, calls, rights of conversion or other rights, agreements, arrangements or commitments obligating any member of the Company Group to issue, deliver or sell any Equity Securities or other equity interests of any member of the Company Group or that are valued by reference to the equity value of any member of the Company Group, except issuances among the Company Group or in connection with the exercise of Options outstanding as of the date hereof;

(iii)enter into any Contract that purports to limit, curtail or restrict the kinds of businesses which it may conduct, or geographic location or area in which it may conduct in any material respect;

(iv)acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, any Person or other business organization or division thereof, other than the acquisition of inventory and raw materials in the Ordinary Course;

(v)divest, sell, license, lease or otherwise dispose of, subject to a Lien, abandon, allow to lapse, expire or encumber any material asset, rights, properties or interests of the Company Group, taken as a whole (including capital stock of the Company Group), other than (1) sales of inventory in the Ordinary Course, (2) with respect to obsolete assets or assets with de minimis or no book value, or (3) non-exclusive licenses of Intellectual Property in the Ordinary Course;

(vi)adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, reclassification, stock split, subdivision or other reorganization or similar change in the capitalization of any member of the Company Group;

(vii)other than as required by Law or by Plans existing on the date hereof (A) except with respect to merit based increases in the Ordinary Course for employees of the Company Group who have an annual base salary below $100,000 (“Non-Management Employees”), increase the compensation of or benefits payable or to become payable or provided to, any employee, independent contractor, officer, director, or other individual service provider (B) enter into, adopt, amend or terminate any Plan (or arrangement that would have been a Plan had it been in existence on the date hereof), (C) hire or terminate (other than terminations for cause) the employment of any employee other than hiring Non-Management Employees to fill open positions, (D) loan or advance any money or other property to any employee, independent contractor, officer, director, or other individual service provider (other than advances to Non-Management Employees in the Ordinary Course), (E) grant or make any commitment to grant any cash bonus or any cash incentive compensation outside the Ordinary Course, (F) grant or make any commitment to grant any severance, termination pay, retention, or change in control benefits to any current or former employee, independent contractor, officer, director, or other individual service provider, (G) grant or make any commitment to grant any equity or equity-based compensation, or (H) take any action to accelerate the vesting or payment of or to fund any benefit or payment to any current or former employee, independent contractor, officer, director, or other individual service provider;

(viii)change its accounting policies, practices or procedures except to the extent required to conform with GAAP;

(ix)change its fiscal year;

(x)declare or pay a non-cash dividend on, or make any other non-cash distribution in respect of, its Equity Securities except dividends and distributions by any of the Subsidiaries of the Company to the Company or another member of the Company Group;

(xi)redeem, purchase or otherwise acquire, directly or indirectly, any of the outstanding Equity Securities of any member of the Company Group;

(xii)make or agree to make any capital expenditures, except (A) as contemplated by the Company Group’s capital expenditure budget set forth on Schedule 5.1(a)(xii) (irrespective of the actual timing of the expenditure as compared to the anticipated timing presented in the budget), (B) for an amount less than $100,000 in the aggregate or (C) any capital expenditures related to any emergency situation;

(xiii)(A) except for immaterial amounts incurred in the Ordinary Course, incur, create, assume, guarantee or otherwise become liable for any Indebtedness for borrowed money to the extent such Indebtedness would not be discharged as to the Company Group after giving effect to the Closing, (B) make any loans, advances or capital contributions to any other Person (other than loans, advances or capital contributions to another member of the Company Group) or (C) other than in the Ordinary Course, cancel any material third party Indebtedness owed to the Company Group, or pay, discharge or satisfy any Indebtedness that has a prepayment cost, “make whole” amount, prepayment penalty or similar obligation;

(xiv)modify or amend in any material respect or terminate or waive, release or assign any material rights or claims under, any Material Contract, or enter into any Contract that would have been a Material Contract pursuant to clauses (i), (iv), (v), (vii), (x) or (xvi) of Section 3.11(a) had it been entered into prior to the date hereof;

(xv)allow any insurance policy to lapse or otherwise terminate except if replaced by a substantially similar insurance policy;

(xvi)waive, release, assign, settle or compromise (in each case with respect to any member of the Company Group) any Litigation pending or threatened against any member of the Company Group (or any of their respective directors or officers) other than in the case of Litigation that involve only the payment of monetary damages by the Company Group of an amount not greater than $100,000 individually (including any single or aggregated claims arising out of the same or similar facts, events or circumstances) or $300,000 in the aggregate (determined in each case net of insurance proceeds) without the imposition of equitable relief on, or the admission of wrongdoing by any member of the Company Group or any of its officers or directors;

(xvii)following the Adjustment Time and until the Effective Time, (A) make or pay any dividends or distributions or Transaction Expenses (B) repay any Indebtedness or (C) knowingly take any action outside the Ordinary Course  that is intended to actually decrease the Aggregate Closing Merger Consideration relative to the Aggregate Estimated Closing Merger Consideration;

(xviii)make, change or revoke any tax election, change any accounting period or method with respect to Taxes, file any amended Tax Return, enter into any closing agreement, settle or compromise any proceeding with respect to any Tax claim or assessment relating to the Company Group, request surrender of any right to claim a refund of Taxes, request any ruling with respect to Taxes, enter into any closing agreement, or consent to any extension or waiver of the limitation period applicable to any Taxes of the Company Group;

(xix)change or amend the Company Group’s Privacy Policies in any manner that would be materially adverse to the operation of the Company Group, except as required by applicable Law; or

(xx)authorize, agree, resolve or consent to any of the foregoing.

(b)Nothing contained in this Agreement shall give to Parent, directly or indirectly, rights to control or direct the operations of the Company Group prior to the Closing.  Prior to the Closing, the Company Group shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

(c)Nothing contained in this Agreement shall prohibit any member of the Company Group from (i) repaying Indebtedness or (ii) declaring, setting aside or paying any cash dividends on, or making any other cash distributions in respect of, any outstanding Equity Securities, prior to the Closing.

5.2.Access Prior to the Closing.  During the period from the date hereof until the earlier of the Closing Date and the date this Agreement is terminated pursuant to ARTICLE VIII, the Company shall provide Parent and Merger Sub and their Representatives reasonable access during regular business hours and upon reasonable notice to all properties, personnel, Contracts, Tax Returns and related information, offices, facilities, financial books and records of the Company Group and furnish to Parent and Merger Sub such additional financial and operating data and other information regarding the Company Group (or copies thereof), in each case as Parent and Merger Sub may reasonably request; provided, that (a) Parent, Merger Sub and their Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company Group, (b) Parent and Merger Sub and their Representatives shall take such action as is deemed necessary in the reasonable judgment of the Company Group to schedule such access and visits through a designated officer of the party providing access and in such a way as to avoid disrupting in any material respect the normal business of the party providing access, (c) the Company Group shall not be required to take any action which would, in the reasonable judgment of the Company, constitute a waiver of the attorney-client or other privilege or would compromise any confidential information, (d) the Company Group need not supply Parent, Merger Sub or their Representatives with any information which, in the reasonable judgment of the Company, the Company Group or any of its Affiliates is under a contractual or legal obligation not to supply (it being understood that the Company shall use its reasonable best efforts to provide such access in a manner that would not violate the foregoing clauses (c) and (d)) and (e) in no event shall Parent or Merger Sub or any of their Representatives be permitted to conduct any sampling of any environmental media, including soil, sediment, groundwater, surface water, indoor or outdoor air or building material.  For the avoidance of doubt, any information provided or made available in connection with this Agreement, the Ancillary Documents and the Contemplated Transactions shall be deemed to be, and treated as, “Evaluation Material” in accordance with the terms and subject to the conditions of the Confidentiality Agreement.  Prior to the Closing, Parent and Merger Sub shall not (and shall cause their Representatives and Affiliates not to) use any information obtained pursuant to this Section 5.2 for any purpose unrelated to the Contemplated Transactions.  Parent and Merger Sub each hereby agrees that from the date hereof until the Closing Date or the earlier termination of the Agreement pursuant to ARTICLE VIII, it is not authorized to, and shall not (and shall not permit any of its Representatives or Affiliates to) contact and communicate with the employees, customers, providers, service providers, landlords and suppliers of the Company Group without the prior consultation with and written approval of the Company or the Equityholder Representative; provided, however, that the foregoing restriction shall not prohibit any contacts by Parent or Parent’s Representatives or Affiliates with the customers, providers, service providers, landlords and suppliers of the Company Group in the ordinary course of business unrelated to the Contemplated Transactions.

5.3.Efforts; Regulatory Filings.

(a)Upon the terms and subject to the conditions set forth in this Agreement, each of the Company, Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Contemplated Transactions, including (i) the obtaining of all Governmental Consents and the making of all filings, registrations or declarations, specified in Section 3.5 and Section 4.4 and the taking of all necessary steps to obtain such Governmental Consents and to make such registrations, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any Litigations, whether judicial or administrative, challenging this Agreement or the consummation of the Contemplated Transactions, including seeking to have any stay, temporary restraining order or other injunctive relief or order entered by any court or other Governmental Authority vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Contemplated Transactions and to fully carry out the purposes of this Agreement.  Without limiting the foregoing, Parent shall not, and shall cause its Subsidiaries and Affiliates not to, take or agree to take any action that could reasonably be expected to prevent or materially delay the consummation of the Contemplated Transactions.

(b)In furtherance and not in limitation of Section 5.3(a), each of Parent and the Company undertakes and agrees to make or cause to be made the registrations, declarations and filings required of such party under the HSR Act and any other Antitrust Laws  listed in Schedule 5.3(b) (collectively, the “Antitrust Filings”) with respect to the Contemplated Transactions as promptly as reasonably practicable after the date of this Agreement (and, with respect to the HSR Act, in no event later than ten (10) Business Days from the date of this Agreement), and any and all filing fees associated therewith shall be paid by Parent, and Parent and the Company shall request early termination, to the extent available, of any applicable waiting period under the HSR Act.  Each of Parent and the Company shall (i) subject to applicable Law, furnish to the other party as promptly as reasonably practicable all information required for any Antitrust Filing, application or other filing to be made by the other party pursuant to any applicable Law in connection with the Contemplated Transactions, provided, that each party may, as each deems advisable and necessary, reasonably designate competitively sensitive material as “outside counsel only material” and may redact materials to remove references concerning the valuation of the Company or to address privilege or confidentiality or business secrets concerns, (ii) respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from any state attorney general or other Governmental Authority in connection with such Antitrust Filings, registrations, declarations and filings or with respect to the Contemplated Transactions and (iii) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the Contemplated Transactions, except with the prior written consent of the other Parties hereto (which consent shall not be unreasonably withheld or delayed).  Without limiting the generality of the foregoing, Parent shall, and shall cause its Affiliates to, use reasonable best efforts to take any and all steps necessary to (1) resolve, avoid, or eliminate any impediment or objection, if any, under any Antitrust Law that may be asserted by the FTC, the Antitrust Division, any state attorney general or any other Governmental Authority with respect to the Contemplated Transactions and (2) avoid the entry of, effect the dissolution of, and have vacated, lifted, reversed or overturned, any decree, Order or judgment that would prevent, prohibit, restrict or delay the consummation of the Contemplated Transactions, so to enable the Parties to close the Contemplated Transactions expeditiously (but in no event after the Termination Date).  In furtherance and not in limitation of the foregoing, Parent shall, and shall cause its Affiliates to, (A) propose, negotiate, commit to and effect, by consent decree, holding separate orders or otherwise, the sale, divestiture, disposition or license of any assets, properties, products, product lines, services, businesses or rights of Parent, its Affiliates, the Company or, effective as of the Effective Time, the Surviving Corporation, or their respective Subsidiaries, or any interest(s) therein and (B) otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the assets, properties, products, product lines, services or businesses of Parent, its Affiliates, the Company or, effective as of the Effective Time, the Surviving Corporation, or their respective Subsidiaries, or any interest(s) therein, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any Litigation under any Antitrust Law, or to resolve, avoid or eliminate any impediment under any Antitrust Law, in each case which would otherwise have the effect of preventing the consummation of the Contemplated Transactions. In addition, Parent shall defend through litigation on the merits any claim asserted in court by any party or Governmental Authority under any Antitrust Law in order to avoid the entry of, or have vacated, lifted, reversed, overturned or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would restrain, prevent or delay the Closing prior to the consummation of the Contemplated Transactions, including pursuing all available avenues of administrative and judicial appeal and all available legislative action.  The Company shall agree, if (and solely if) requested by Parent, to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, products, services or assets of the Company Group; provided, that any such action shall be conditioned upon the consummation of the Merger and the Contemplated Transactions.

(c)Each party shall (i) promptly notify the other party of any material communication to that party from the FTC, the Antitrust Division, any state attorney general or any other Governmental Authority in respect of any Antitrust Filing, investigation, inquiry, presentations, analyses, appearances, memoranda, briefs, arguments, opinions, proposals or other proceeding relating to the Contemplated Transactions and, subject to applicable Law, discuss with and permit the other party (and its counsel) to review in advance, and consider in good faith the other party’s reasonable comments in connection with any proposed written communication to any of the foregoing, (ii) not participate or agree to participate in any substantive meeting, telephone call or discussion with any Governmental Authority in respect of any Antitrust Filing, investigation or inquiry concerning this Agreement or the Contemplated Transactions unless it consults in good faith with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party reasonable advance notice and the opportunity to attend and participate thereat, (iii) subject to applicable Law, furnish the other party promptly with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective Representatives on the one hand, and any Governmental Authority or members of their respective staffs on the other hand, with respect to this Agreement and the Contemplated Transactions and (iv) act in good faith and reasonably cooperate with the other party in connection with any Antitrust Filings, registrations, declarations and filings concerning this Agreement or the Contemplated Transactions and in connection with resolving any investigation or other inquiry of any Governmental Authority under the HSR Act or any other Antitrust Law with respect to any such Antitrust Filing registration, declaration and filing or the Contemplated Transactions; provided, that each party may, as each deems advisable and necessary, reasonably designate competitively sensitive material provided under this Section 5.3 as “outside counsel only material” and may redact materials to remove references concerning the valuation of the Company or to address privilege, valuation or confidentiality or business secrets concerns.

(d)Parent shall not, and shall cause its Subsidiaries and Affiliates not to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to (i) impose any material delay in the obtaining of, or increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transactions contemplated hereby or (iii) materially delay the consummation of the transactions contemplated hereby.

5.4.Employee Matters.

(a)For a period of at least one (1) year following the Closing Date, each individual who is employed by any member of the Company Group as of immediately prior to the Closing (the “Company Group Employees”) and who continues to be employed by the Company Group following the Closing shall, solely during any period of employment, be entitled to receive from the Surviving Corporation or its applicable Subsidiaries or Affiliates at least the same salary and base wages and annual cash incentive compensation opportunities that were provided to them immediately prior to the Closing.

(b)For a period of at least one (1) year following the Closing Date, each Company Group Employee shall, solely during any period of employment, receive employee benefits (including severance, retirement, welfare and fringe benefits, but excluding any equity or equity-based compensation and benefits under any retiree medical plan, deferred compensation plan or retention or change in control plan), that at least are substantially comparable, in the aggregate, to the greater of (i) those benefits provided by the Company Group immediately prior to the Closing and (ii) with respect to any Company Group Employee who is located outside of the United States, those benefits required to be provided under applicable Law.

(c)For purposes of participation of a Company Group Employee in a benefit plan of Parent or its Subsidiaries (including the Surviving Corporation) (a “Parent Benefit Plan”), each Company Group Employee shall be credited, for purposes of eligibility, vesting and entitlement to amount of vacation, sick leave and severance benefits, with all years of service for which such Company Group Employee was credited before the Closing Date under any comparable Plans, except to the extent such credit would result in a duplication of benefits for the same period of service.  In addition, and without limiting the generality of the foregoing, (i) Parent shall use commercially reasonable efforts to cause each Company Group Employee to be immediately eligible to participate, without any waiting time, in any and all Parent Benefit Plans to the extent that coverage under such Parent Benefit Plans replaces coverage under comparable Plans in which such Company Group Employee participated, (ii) for purposes of each Parent Benefit Plan providing medical, dental, pharmaceutical or vision benefits to any Company Group Employee, Parent shall use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such Parent Benefit Plan to be waived for such Company Group Employee and such Company Group Employee’s covered dependents and (iii) Parent shall use commercially reasonable efforts to cause any eligible expenses incurred by such Company Group Employee and such Company Group Employee’s covered dependents during the portion of the plan year of the Plan ending on the date such Company Group Employee’s participation in the corresponding Parent Benefit Plan begins to be taken into account under such Parent Benefit Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Group Employee and such Company Group Employee’s covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Parent Benefit Plan.

(d)Parent shall, or shall cause each of its Subsidiaries or Affiliates (including the Surviving Corporation) to, consistent with the existing Plan, including with respect to forfeiture, (i) credit each of the Company Group Employees with an amount of paid vacation and sick leave days following the Closing Date equal to the amount of vacation time and sick leave days each such Company Group Employee has accrued but not yet used or cashed out as of the Closing Date under the Company Group’s vacation and sick leave policies as in effect immediately prior to the Closing Date and (ii) allow each of the Company Group Employees to use such accrued vacation and sick leave days at such times as each would have been allowed under the Company Group’s vacation and sick leave policies as in effect immediately prior to the Closing Date.

(e)The Surviving Corporation shall be solely responsible for any notices required to be given under, and to otherwise comply with, the Workers Adjustment and Retraining Notification Act or similar Laws or regulations of any jurisdiction relating to any plant closing or mass layoff (or similar triggering event) resulting from the Surviving Corporation’s actions, or the actions of any of their applicable Subsidiaries or Affiliates, in each case, with respect to the layoff or termination of employment of any Company Group Employees after the Closing.

(f)The Company has engaged a nationally recognized accounting firm to perform an analysis as to whether any payments and/or benefits under any Plan or otherwise would be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Code). Prior to the Closing Date, the Company Group shall use its reasonable best efforts to solicit the requisite approval of the Company Group’s direct or indirect stockholders entitled to vote to the extent required by and in the manner prescribed under Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder, of the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) to receive or retain any payments that could, in the absence of such approval, constitute “excess parachute payments” (as defined in Section 280G(b)(1) of the Code), including any payments or other benefits to be provided under any agreement or arrangements established by Parent that are intended to become effective on or after Closing; provided, that Parent has notified the Company Group or the Company Group is otherwise aware, of any such agreement or arrangement prior to the vote described in this Section 5.4(f). Prior to seeking such approval, the Company shall use its reasonable best efforts to seek and obtain waivers from the intended recipients of such payments such that unless such payments are approved to the extent required by and in the manner prescribed under 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder, the Company Group shall not be required to make such payments. The Company Group shall provide Parent with drafts of all such solicitation materials and consents for review and comment prior to delivery to stockholders or disqualified individuals, as applicable (such review and comment not to be unreasonably withheld, conditioned or delayed). Prior to the Closing, the Company Group shall deliver to Parent reasonably satisfactory evidence that a vote of the Company Group’s stockholders was solicited in accordance with the foregoing provisions of this Section 5.4(f) and whether or not the requisite number of stockholder votes consenting to such benefits and payments was obtained with respect to such benefits and payments.

(g)Nothing set forth in this Section 5.4 shall (i) confer any rights or remedies upon any employee or former employee of any member of the Company Group (including the Company Group Employees) or any other Person other than the Parties and their respective successors and assigns, (ii) be construed to establish, amend or modify any Plans, or other benefit program, agreement or arrangement, (iii) alter or limit Parent’s or any member of the Company Group’s ability to amend, modify or terminate any specific benefit Plans, program, agreement or arrangement at any time or (iv) obligate Parent or the Surviving Corporation (or any of their applicable Subsidiaries or Affiliates) to continue to employ any Company Group Employee for any specific period of time following the Closing Date, subject to applicable Law.

(h)401(k) Plan. If requested by Parent in writing no less than five (5) Business Days prior to the anticipated Closing Date, the Company board (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary to terminate any 401(k) plans maintained by the Company Group, effective as of the day prior to the Closing Date. The Company shall provide Parent with a reasonable opportunity to review and comment on such resolutions and any documents prepared in connection with such corporate actions prior to the adoption of such resolutions or taking of such action.

5.5.Indemnification of Directors and Officers.

(a)From and after the Effective Time through the sixth (6th) anniversary of the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to continue to fulfill and honor in all respects the exculpation, indemnification and advancement of expenses obligations of the Company Group to its directors, managers, officers, employees, agents and other persons, in each case with respect to any matters occurring on or prior to the Closing Date, pursuant to (i) any indemnification provisions under the certificate of incorporation, bylaws and similar organizational documents of the Company Group as in effect on the date of this Agreement and (ii) any Contracts set forth on Schedule 5.5 (such persons entitled to be indemnified pursuant to such provisions and all other current and former directors, managers and officers of the Company Group, collectively, the “D&O Indemnified Parties”).  From and after the Effective Time through the sixth (6th) anniversary of the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to maintain the provisions with respect to indemnification, advancement of expenses and exculpation from liability as set forth in the certificate of incorporation, bylaws and similar organizational documents of the Company Group as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified during such period in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party.

(b)Parent and the Surviving Corporation and their respective Subsidiaries jointly and severally agree to pay all expenses, including attorneys’ fees, that may be incurred by the D&O Indemnified Parties in enforcing the indemnity, expense advancement and other obligations provided for in this Section 5.5.

(c)For six (6) years following the Effective Time, Parent shall maintain in effect the current level and scope of directors’ and officers’ liability insurance or a tail insurance policy of the same level and scope for the six (6) year period, in each case covering those persons who are covered by the Company Group’s directors’ and officers’ liability insurance policy presently maintained by the Company Group; provided, that in no event shall Parent be required to expend in any one (1) year an amount in excess of 300% of the annual premium currently paid by the Company Group for such insurance; provided further, that if the annual premiums of such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.  On or prior to the Effective Time, Parent shall deliver to the Equityholder Representative reasonable evidence of the aforesaid continuation of such insurance coverages.

(d)In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation or the transferee of such properties and assets shall expressly assume and be responsible for all of the obligations thereof as set forth in this Section 5.5.

(e)This Section 5.5 shall survive the Closing, is intended to benefit and may be enforced by the D&O Indemnified Parties, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

(f)The Parties hereby acknowledge that certain of the D&O Indemnified Parties (the “Sponsor D&O Parties”) have certain rights to indemnification, advancement of expenses or insurance provided by funds managed by Affiliates of such D&O Indemnified Parties, including funds managed by the AEA Group.  Parent, Merger Sub and the Company hereby agree that (i) after the Effective Time each of the Surviving Corporation and Parent is the indemnitor of first resort (i.e., its obligations to the Sponsor D&O Parties are primary and any obligation of the AEA Group to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Sponsor D&O Parties is secondary), (ii) after the Effective Time the Surviving Corporation and Parent shall be required to advance the full amount of expenses incurred by the Sponsor D&O Parties and shall be liable for the full amount of all losses to the extent legally permitted and as required by the terms of this Section 5.5, without regard to any rights the Sponsor D&O Parties may have against the AEA Group and (iii) each of the Company, Parent and Merger Sub irrevocably waives, relinquishes and releases the AEA Group from any and all claims against the AEA Group for contribution, subrogation or any other recovery of any kind in respect thereof.

5.6.Preservation of Books and Records. For a period of seven (7) years from the Closing Date or such longer time as may be required by Law:

(a)Parent shall not, and shall cause its Affiliates not to, dispose of or destroy any of the books and records (including Tax Returns) of the Company Group relating to periods prior to the Closing (the “Books and Records”) without first offering to turn over possession thereof to the Equityholder Representative by reasonable prior written notice to the Equityholder Representative.

(b)Parent shall, and shall cause its Affiliates to, (i) provide the Equityholder Representative and its agents with electronic access to any portions of the Books and Records that are available in electronic format, (ii) allow the Equityholder Representative and its agents access to all other Books and Records on reasonable notice and at reasonable times at Parent’s principal place of business or at any location where any Books and Records are stored, and permit the Equityholder Representative and its agents, at their own expense, to make copies of any Books and Records, (iii) make available Parent’s or its Affiliates’ personnel to assist in locating such Books and Records and (iv) make available Parent’s or its Affiliates’ personnel whose assistance or participation is reasonably required by the Equityholder Representative or any of its Affiliates or Representatives, in each case, in anticipation of, or preparation for, existing or future Litigation, Tax contest, audit, investigation or other matters in which the Stockholders, the Preferred Stockholders, the Equityholder Representative or any of their respective Affiliates are involved; provided, that, the Equityholder Representative shall have entered into a customary confidentiality agreement with Parent or its Affiliates. Notwithstanding the foregoing, no access pursuant to this

Section 5.6 shall be permitted to the extent it would (i) unreasonably disrupt in any material respect the normal business of the Surviving Corporation or its Subsidiaries, (ii) in the reasonable judgment of Parent, waive any attorney-client or other privilege or would compromise any confidential information, (iii) contravene any Law, Contracts or other obligation of Parent, the Surviving Corporation or any of its Subsidiaries (provided, that the Surviving Corporation and the Equityholder Representative shall work in good faith and use their commercially reasonable efforts to put in place arrangements to permit such disclosure in a manner that does not result in the events set out in clauses (ii) and (iii)). Notwithstanding anything to the contrary contained in this Section 5.6, if any of the parties are in an adversarial relationship with one another in any Litigation, the furnishing of information, documents or records in accordance with any provision of this Section 5.6 shall be subject to applicable rules relating to discovery.

5.7.Public Announcements.

(a)The initial press release regarding this Agreement and the Contemplated Transactions shall be made at such time and in such form as Parent and the Equityholder Representative agree; provided, that in the event that such parties cannot agree, either party shall be permitted to make any disclosure required by Law.  None of Parent, Merger Sub, the Equityholder Representative or the Company (or any of their respective Affiliates) will issue or make any subsequent press release or public statement with respect to this Agreement or the Contemplated Transactions without the prior consent (not to be unreasonably withheld, delayed or conditioned) of the other party, except (i) as may be required by Law or the rules or regulations of any applicable securities exchange or regulatory or Governmental Authority to which the relevant Party is subject; provided, that the party proposing to issue any press release or similar public announcement or communication in compliance with any such disclosure obligations shall use commercially reasonable efforts to consult in good faith with the other party before doing so, (ii) disclosures required in connection with legal proceedings between the Parties, including to the extent reasonably necessary to enforce the Parties’ respective rights hereunder, and (iii) any communication containing only information previously publicly disclosed in accordance with this Section 5.7 or otherwise consistent in all material respects with previous statements made jointly by Parent and the Equityholder Representative.  Notwithstanding this Section 5.7, no such limitations will apply to the Equityholder Representative and its Affiliates (and, for the avoidance of doubt, shall not apply to the Sponsor D&O Parties, including the AEA Group) with respect to any customary communications with their limited partners or prospective investors in the ordinary course of business.

(b)Each of Parent and the Surviving Corporation agrees that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law or the rules or regulations of any applicable securities exchange or regulatory or Governmental Authority to which the relevant Party is subject and only to the extent so required.

5.8.Efforts to Consummate.

(a)Subject to the terms and conditions set forth herein, including any limitations set forth in Section 5.3, and to applicable Law, the Company shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective, as promptly as practicable, the Contemplated Transactions, including the satisfaction of the applicable conditions set forth in ARTICLE VI; provided, that such efforts shall not require agreeing to any obligations or accommodations (financial or otherwise) binding on the Company Group in the event the Closing does not occur.  Parent and Merger Sub acknowledge that certain consents to the Contemplated Transactions or waivers may be required from parties to Contracts to which any member of the Company Group is a party (including any Contracts set forth on Schedule 3.4) and such consents or waivers may not be obtained prior to the Closing.  Parent and Merger Sub further agree that no representation, warranty, covenant or agreement of the Company contained herein will be breached or deemed breached and no condition of Parent or Merger Sub will be deemed not to be satisfied as a result of the failure to obtain any such consent or waiver or as a result of any default, acceleration or termination or any Litigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such consent or waiver. Parent shall take all actions necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement.

(b)Prior to the Closing, the Company shall prepare the notices required by Section 228(e) and 262 of the DGCL and an information statement prepared in accordance with the DGCL and applicable Law relating to the Stockholder Approval (the “Information Statement”), and cause a copy of the Information Statement to be delivered (including by email of PDF attachment) to each Stockholder and Preferred Stockholder of record as of the record date, which Information Statement may be part of and delivered with the Letter of Transmittal. As soon as reasonably practicable after the date of this Agreement, the Company will deliver to Parent, for review and comment, the Information Statement, and will consider in good faith any reasonable comments of Parent and its legal counsel.

(c)The Company shall cause the Stockholder Approval to be delivered to Parent as promptly as practicable and in any event within 24 hours following the time this Agreement is executed and delivered by the Parties.

5.9.Termination of Affiliate Contracts.  In connection with the Closing, the Company shall, pursuant to documentation reasonably acceptable to Parent, take such actions as may be necessary to terminate each of the Contracts set forth on Schedule 3.20 with no further obligations or liabilities of the Company Group from and after the Closing, except as otherwise set forth on Schedule 5.9.

5.10.Exclusivity.  From the date hereof through the Closing or earlier termination of this Agreement, the Company Group shall not, and shall cause its Affiliates, including the AEA Group, not to, and shall instruct and cause its Affiliates to instruct their respective Representatives not to, directly or indirectly, solicit, initiate, continue, enter into or participate in any discussions or negotiations or communications with, or provide any information to, or enter into any agreement, understanding, commitment or letter of intent with, any person or group of persons (other than

Parent and its Affiliates and their respective Representatives regarding the transactions contemplated by this Agreement) concerning any change of control transaction, consolidation, merger, business combination, purchase or disposition of capital stock or other equity interest in the Company Group, or sale of any substantial portion of the assets of the Company Group, in each case however structured, other than pursuant to this Agreement. The Company shall, and shall cause its Affiliates, including the AEA Group, and Representatives to, (i) immediately cease any discussions or negotiations of the nature described in the foregoing sentence, if any, and (ii) as soon as reasonably practicable following the date hereof, request in writing that all prospective purchasers of the Company Group to whom nonpublic information concerning the Company Group has been distributed on or prior to the date hereof in connection with the current process relating to the sale of the Company Group (other than Parent, Merger Sub and their respective Representatives acting on their respective behalf) return such information to the Company Group (or destroy such information) in accordance with the terms of the confidentiality agreements between the Company and such prospective purchasers. The Company shall promptly notify Parent in writing of any material inquiry, proposal or offer from any Person (other than Parent or its Affiliates) relating to a transaction of the nature described in the first sentence of this Section 5.10 that is received by the AEA Group or the Company Group after the date hereof and prior to Closing.

5.11.Notification of Certain Matters.  During the period prior to the Closing Date, (a) each party shall promptly notify the other of any Litigation that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement or any Ancillary Document and (b) the Company shall promptly notify Parent of any Litigation that shall be instituted or threatened against the Company Group that, if determined adversely to the Company Group, would, individually or in the aggregate, be material to the Company Group.

5.12.Financing.

(a)Prior to the Closing, the Company shall use its commercially reasonable efforts to provide, and shall cause its Subsidiaries to use reasonable best efforts to provide, such cooperation as is reasonably requested by Parent in connection with the arrangement of any debt financing for the purpose of consummating the transactions contemplated by this Agreement (“Debt Financing”) (provided, that such requested cooperation does not (w) interfere unreasonably with the business or operations of the Company Group, (x) require the Company or any of its Subsidiaries to take any action that would conflict with or violate any applicable Law, any of the organizational documents of the Company or any of its Subsidiaries or any Material Contract, (y) cause any representation or warranty in this Agreement to be breached by the Company or any of its Subsidiaries or (z) result in any director, manager, employee, officer, accountants, legal counsel or other representatives of the Company or any of its Subsidiaries incurring any actual or potential personal liability), including by using commercially reasonable efforts to: (i) participate in a reasonable number of meetings (including meetings with prospective lenders and investors), presentations, virtual road shows, drafting sessions and virtual due diligence sessions, including using reasonable best efforts to coordinate direct contact between senior management and the independent auditors of the Company and its Subsidiaries, on the one hand, and the actual and potential lenders or investors, on the other hand (which may include one-on-one meetings with potential lenders or investors), and sessions with rating agencies, in each case at reasonable times and locations and with reasonable advance notice, (ii) furnish to Parent as promptly as reasonably practicable (A) the unaudited consolidated balance sheet of the Company and its Subsidiaries and the related unaudited consolidated statements of comprehensive income (loss), changes in stockholders’ equity, and cash flows for each fiscal quarter after the period covered by the Unaudited Financial Statements, within sixty (60) days after the end of each such fiscal quarter and (B) such other pertinent and customary information regarding the Company and its Subsidiaries derived from the books and records of the Company Group as may be reasonably requested by Parent to the extent that such information is required in connection with any debt commitment letters to consummate the Debt Financing, (iii) provide upon the reasonable request of Parent such information reasonably required to prepare a customary confidential information memorandum (including a version that does not include material non-public information) and other customary materials reasonably required to complete the syndication, including a customary authorization letter, (iv) assist Parent in the preparation of (A) customary materials for rating agency and lender presentations and (B) definitive documentation for the Debt Financing, including any certificates and schedules related thereto, and otherwise reasonably assist in facilitating the provision of guarantees and pledging of collateral contemplated by the Debt Financing, (v) provide at least three (3) Business Days prior to the Closing Date, all documentation and other information as is required by applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act and the beneficial ownership regulations pursuant to 31 C.F.R. §1010.230 and is reasonably requested by Parent at least ten (10) Business Days prior to the Closing Date and (vi) notwithstanding anything to the contrary in Section 5.1(a)(xiii), ensure that prior to the Closing Date there will be no competing issues, offerings, placements, arrangements or syndications of debt securities or commercial bank or other credit facilities by or on behalf of the Company and its Subsidiaries, being offered, placed or arranged without the written consent of Parent.

(b)Notwithstanding anything in this Agreement to the contrary, (i) neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other fee or incur any other liability in connection with the Debt Financing prior to the Closing, (ii) no obligation of the Company or any of its Subsidiaries under any document, certificate or instrument executed pursuant to Section 5.12(c) shall be effective until the Closing or be effective if the Closing does not occur, (iii) neither the Company nor any of its Subsidiaries shall be required to execute or deliver or have any liability or obligation under any loan agreement or any related document or any other agreement or document (including any certificates or pledge or security documents) or any other action requested hereunder related to the Debt Financing prior to the Closing, except for the customary authorization letter referenced in Section 5.12(a)(iii), (iv) neither the Company nor any of its Subsidiaries shall be required to arrange for internal or external legal opinions or financial review by its auditors, (v) no director of the Company or any of its Subsidiaries shall be required to pass any resolutions related to the Debt Financing, and (vi) neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose any information or document except in accordance with Section 5.2.

(c)Parent shall indemnify, defend and hold harmless each of the Company and its Subsidiaries and their respective representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them as a result of the Debt Financing and the performance of their respective obligations under this Section 5.12 and any information utilized in connection therewith, except to the extent arising from the willful misconduct, fraud or intentional misrepresentation of the Company and its Subsidiaries or their respective Representatives.  Parent shall promptly, upon request by the Company (or, if no such request has been made, upon the earlier of the Closing and the termination of this Agreement in accordance with its terms), reimburse the Company for all reasonable and documented costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiary or any of their respective representatives in connection with the cooperation of the Company and their Affiliates contemplated by Section 5.12(a). All non-public or other confidential information provided by the Company or its Representatives pursuant to Section 5.12(a) will be kept confidential in accordance with the Confidentiality Agreement (it being understood and agreed that Parent will be permitted to request customary joinders of financing sources providing the Debt Financing to the Confidentiality Agreement).

5.13.Use of Company Name.  The Company hereby consents, as of the Closing Date, to the AEA Group’s use of “Dayton Parts” and the other names and related marks and logos of the Company Group and its associated businesses (collectively, the “Company Name”) on the AEA Group’s printed materials and website and in other forms and media (now existing and hereafter developed) for the sole purpose of describing the prior ownership of, or the AEA Group’s former interest in, the Company Group, as applicable. For the avoidance of doubt, nothing contained herein waives or restricts or otherwise limits any rights that the AEA Group may have under applicable Law or otherwise, including the right to use the Company Name in a descriptive manner or for any nominative or other fair use.

ARTICLE VI
Conditions to Closing

6.1.Conditions to All Parties’ Obligations. The respective obligations of the Parties to consummate the Contemplated Transactions are subject to the satisfaction of each of the following conditions (any or all of which may, if permitted by applicable Law, be waived by the Parties in writing) as of the Closing Date:

(a)No Injunction.  No Governmental Authority or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, Order or other notice (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Contemplated Transactions.

(b)Regulatory Approvals. Any applicable waiting periods (and any extensions thereof) under the HSR Act with respect to the Contemplated Transactions shall have expired or been terminated.

6.2.Conditions to the Company’s Obligations. The obligation of the Company to consummate the Contemplated Transactions are subject to the satisfaction of each of the following conditions (any or all of which may, if permitted by applicable Law, be waived in whole or in part by the Company in writing) as of the Closing Date:

(a)Representations and Warranties. The representations and warranties of each of Parent and Merger Sub made in ARTICLE IV shall be true and correct as of the date hereof and as of the Closing Date (without giving effect to any “material”, or “materiality” qualification contained in such representations and warranties), as though made on such date (except for those representations and warranties which refer to facts existing at a specific date, which shall be so true and correct as of such date) except where the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, has not had a Parent Material Adverse Effect.

(b)Performance.  Parent and Merger Sub shall have performed and complied with in all material respects all agreements and covenants required by this Agreement to be so performed or complied with by each of Parent or Merger Sub, respectively, at or prior to the Closing.

(c)Officer’s Certificate.  The Company shall have received an officer’s certificate signed by an officer or other duly authorized representative of Parent to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

(d)Escrow Agreement.  Parent and the Escrow Agent shall have entered into the Escrow Agreement.

(e)Paying Agent Agreement.  Parent and the Paying Agent shall have entered into the Paying Agent Agreement.

6.3.Conditions to Parent’s and Merger Sub’s Obligations. The obligation of each of Parent and Merger Sub to consummate the Contemplated Transactions are subject to the satisfaction of each of the following conditions (any or all of which may be waived in whole or in part by Parent in writing) as of the Closing Date:

(a)Representations and Warranties.  The representations and warranties of the Company made (i) in ARTICLE III (other than the representations and warranties of the Company made in Section 3.1(a), Section 3.2, Section 3.3(a), in the first sentence of Section 3.8 and in Section 3.19) shall be true and correct as of the date hereof and as of the Closing Date (without giving effect to any “material”, “materiality” or “Company Group Material Adverse Effect” qualification contained in such representations and warranties), as though made on such date (except for those representations and warranties which refer to facts existing at a specific date, which shall be true and correct as of such date), except where the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, has not had a Company Group Material Adverse Effect, (ii) in the first sentence of Section 3.8 shall be true and correct in all respects as of the date hereof and as of the Closing Date and (iii) in Section 3.1(a), Section 3.2, Section 3.3(a) and Section 3.19 shall be true and correct as of the date hereof and as of the Closing Date, as though made on such date (except for those representations and warranties which refer to facts existing at a specific date, which shall be true and correct as of such date) except, with respect to Section 3.3(a), for de minimis inaccuracies in such representations and warranties.

(b)Performance.  The Company shall have performed and complied with in all material respects all agreements and covenants required by this Agreement to be so performed or complied with by the Company at or prior to the Closing.

(c)No Company Group Material Adverse Effect.  Since the date hereof, there shall not have been, nor shall there be, a Company Group Material Adverse Effect.

(d)Stockholder Approval.  The Stockholder Approval shall have been obtained.

(e)Officer’s Certificate.  Parent shall have received an officer’s certificate signed by an officer or other duly authorized representative of the Company to the effect that the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c), have been satisfied.

(f)Escrow Agreement.  The Equityholder Representative and the Escrow Agent shall have entered into the Escrow Agreement.

(g)Paying Agent Agreement.  The Equityholder Representative and the Paying Agent shall have entered into the Paying Agent Agreement.

ARTICLE VII
Survival; Tax Matters

7.1.No Survival.  The Parties, intending to modify any applicable statute of limitations, agree that (a) the representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate and be of no further force and effect as of the Closing and shall not survive the Closing for any purpose and thereafter there shall be no liability (whether in contract or in tort, in law or equity, or granted by statute) on the part of, nor shall any claim be made by, any party hereto or any of their respective Affiliates in respect thereof, except for any Fraud with respect to any representation or warranty, in which case such representation or warranty shall survive the Closing for a period of five (5) years, and (b) after the Closing, there shall be no liability on the part of, nor shall any claim be made by, any party hereto or any of their respective Affiliates in respect of any covenant or agreement to be performed or to apply prior to the Closing.  All covenants and agreements contained in this Agreement that contemplate performance thereof following the Closing or otherwise expressly by their terms survive the Closing will survive the Closing in accordance with their terms.

7.2.Tax Matters.

(a)Filing of Tax Returns. Parent shall prepare and file, or cause to be prepared and filed, all Tax Returns of the Company Group due to be filed after the Closing.

(b)Straddle Periods. In the case of any taxable period that begins on or before the Closing Date and ends after the Closing Date, the amount of any Taxes of the Company Group based upon or measured by net income or gain which relate to the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company Group holds a beneficial interest will be deemed to terminate at such time); provided, that, exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the portion of the such taxable period ending on the Closing Date, on the one hand, and the portion of the such taxable period beginning after the Closing Date, on the other hand, in proportion to the number of days in such taxable period included in the portion ending on the Closing Date and the number of days in such taxable period included in the portion beginning after the Closing. The amount of Taxes other than Taxes of the Company Group based upon or measured by net income or gain for a taxable period that begins on or before the Closing Date and ends after the Closing Date which relate to the Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the portion of the taxable period ending on the Closing Date and the denominator of which is the number of days in such taxable period.

(c)Tax Sharing Agreements. On or before the Closing Date, the Company shall cause all Tax allocation, Tax sharing, Tax indemnification and similar agreements and arrangements (other than any such agreements and arrangement the primary purpose of which is unrelated to Taxes) and all powers of attorney granted to any Person in respect of the control of any Tax audits or proceedings with respect to the Company Group to be terminated and, after the Closing, the Company Group shall not be bound thereby or have any liability thereunder.

ARTICLE VIII
Termination

8.1.Termination Prior to Closing.

This Agreement may be terminated prior to the Closing as follows:

(a)by the mutual written consent of the Company, on the one hand, and Parent, on the other hand;

(b)by Parent, upon written notice to the Company, at any time prior to the Closing, if (i) the Company is in breach of the representations, warranties or covenants made by it in this Agreement, (ii) such breach is not capable of being cured by the Termination Date or is not cured by the earlier of the day prior to the Termination Date and thirty (30) days following written notice of such breach from Parent (to the extent such breach is curable) and (iii) such breach, if not cured, would render any of the conditions set forth in Section 6.3 incapable of being satisfied as of the Closing Date; provided, however, that Parent shall not be entitled to terminate this Agreement pursuant to this Section 8.1(b) if Parent or Merger Sub has breached this Agreement and such breach has resulted in the failure of a condition in Section 6.1 or Section 6.2 to be satisfied as of the Closing Date;

(c)by the Company, upon written notice to Parent, at any time prior to the Closing, if (i) Parent or Merger Sub is in breach of the representations, warranties or covenants made by it in this Agreement, (ii) such breach is not capable of being cured by the Termination Date or is not cured by the earlier of the day prior to the Termination Date and thirty (30) days following written notice of such breach from the Company (to the extent such breach is curable) and (iii) such breach, if not cured, would render any of the conditions set forth in Section 6.2 incapable of being satisfied; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.1(c) if the Company has breached this Agreement and such breach has resulted in the failure of a condition in Section 6.1 or Section 6.3 to be satisfied as of the Closing Date;

(d)by the Company, on the one hand, or Parent, on the other hand, upon written notice to the other Party, if the Closing shall not have occurred by March 25, 2022 (the “Termination Date”); provided, however, that if any of the conditions to the Closing set forth in Section 6.1(a) or, solely as it relates to any Antitrust Laws, Section 6.1(b) has not been satisfied or waived on or prior to the Termination Date but all other conditions to Closing set forth in Article VI have been satisfied or validly waived (other than those conditions that by their nature are to be satisfied at the Closing, so long as such conditions are reasonably capable of being satisfied if the Closing were to occur on the Termination Date), then either Party may, by written notice to the other Party at or prior to 5:00 p.m. local time in New York City on the Termination Date, cause the Termination Date to be extended by ninety (90) days (and if so extended, such date shall be the “Termination Date”), provided, further, that the Termination Date shall not be extended pursuant to the foregoing proviso more than one (1) time; provided, further, however, that (i) the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.1(d) if the Company has breached this Agreement in any material respect and such breach has primarily caused, or primarily resulted in, the failure of the Closing to occur by the Termination Date and (ii) Parent shall not be entitled to terminate this Agreement pursuant to this Section 8.1(d) if Parent or Merger Sub has breached this Agreement in any material respect and such breach has primarily caused, or primarily resulted in, the failure of the Closing to occur by the Termination Date;

(e)by the Company, on the one hand, or Parent, on the other hand, upon written notice to the other Party, if (i) the Contemplated Transactions shall violate any Order that shall have become final and nonappealable or (ii) there shall be a Law which makes the Contemplated Transactions illegal or otherwise prohibited; provided, however, that the party seeking termination pursuant to this clause (e) is not then in material breach of this Agreement in any manner that has been the primary cause of, or primarily resulted in, such Order; or

(f)by Parent, upon written notice to the Company, if the Stockholder Approval has not been delivered to Parent within 24 hours following the time this Agreement is executed and delivered by the Parties.

8.2.Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 8.1 (other than in the event of termination of this Agreement pursuant to Section 8.1(a)), written notice thereof shall be given by the terminating party to the other parties hereto and all rights, obligations and remedies of the parties hereto under this Agreement will terminate, except that the rights, obligations and remedies of the parties in this Section 8.2, Section 5.7, Section 5.13(c) (solely with respect to the reimbursement obligations of Parent thereunder) and ARTICLE IX and in the Confidentiality Agreement will survive; provided, that subject to the terms and conditions of this Agreement, if such termination shall result from the (i) Willful Breach of either party of a condition to the performance of the obligations of the other party or (ii) Willful Breach of a party of an agreement or covenant contained herein, such party shall not be relieved of any liability to the other party as a result of such Willful Breach; provided, further, that no termination shall relieve any Party from liability to any other Party for Fraud. For purposes of clarification, if Parent or Merger Sub does not consummate the Closing within four (4) Business Days following the date on which Parent was required to consummate the Closing pursuant to Section 2.1, such failure to consummate the Closing shall be deemed to be a Willful Breach by Parent.  In no event shall the Company Group have any liability to any Equityholder as a result of any termination of this Agreement, regardless of the reason for such termination.

ARTICLE IX
Miscellaneous

9.1.Equityholder Representative.

(a)SBF Representative II Corp., a Delaware corporation, shall be the agent and attorney-in-fact for each of the Equityholders (in such capacity, the “Equityholder Representative”) to act as the Equityholder Representative under this Agreement and the Ancillary Documents in accordance with the terms of this Section 9.1 and the Ancillary Documents, and each Letter of Transmittal shall provide that the Equityholder Representative shall be the agent and attorney-in-fact for each of the Equityholders as provided herein.  In the event of the resignation of the Equityholder Representative, a successor Equityholder Representative, appointed by the resigning Equityholder Representative and reasonably satisfactory to Parent, shall thereafter be appointed by an instrument in writing signed by Parent and such successor Equityholder Representative. If for any reason there is no Equityholder Representative at any time, all references herein or in any other agreement or instrument contemplated hereby to the Equityholder Representative in which the Equityholder Representative is authorized to act on behalf of the Equityholders shall be deemed to refer to the Equityholders holding a majority of the outstanding shares of Common Stock and Preferred Stock as of such time (or, if after the Closing, as of immediately prior to the Effective Time), taken as a whole.

(b)The Equityholder Representative is hereby (and each Letter of Transmittal shall provide that the Equityholder Representative is) authorized and empowered to act for, and on behalf of, any or all of the Equityholders (with full power of substitution in the premises) in connection with (i) the purchase price adjustment set forth in Section 2.8 and (ii) such other matters as are reasonably necessary for the consummation of the Contemplated Transactions including (1) to receive or direct the receipt or distribution of all payments owing to the Equityholders under this Agreement, (2) to withhold any amounts received on behalf of the Equityholders in order to satisfy any actual or potential liabilities of the Equityholders under this Agreement, (3) to make any payments on behalf of the Equityholders and collect from the Equityholders (in accordance with each Equityholder’s Pro Rata Portion) any amounts paid in settlement of any claims under this Agreement, (4) to terminate, amend, waive any provision of or abandon this Agreement or any of the Ancillary Documents, (5) to act as the representative of the Equityholders to review and authorize all claims and disputes or question the accuracy thereof, (6) to negotiate and compromise on their behalf with Parent any claims asserted hereunder and to authorize payments to be made with respect thereto, (7) to distribute or direct the distribution of any payments to Equityholders as contemplated by this Agreement, (8) to take such further actions as are authorized in this Agreement or the Ancillary Documents and (9) in general, do all things and perform all acts, including executing and delivering all agreements (including the Ancillary Documents), certificates, receipts, consents, elections, instructions and other documents contemplated by or deemed by the Equityholder Representative to be necessary or desirable in connection with this Agreement, the Ancillary Documents and the Contemplated Transactions.  Parent and Merger Sub shall be entitled to rely on such appointment and to treat the Equityholder Representative as the duly appointed attorney-in-fact of each Equityholder.  Any payment by Parent to the Equityholder Representative under this Agreement shall be considered a payment by Parent to the Equityholders and Parent shall have no liability for any claim by any Equityholder that it did not receive the portion of such payment that such Equityholder was entitled to under this Agreement or otherwise.

Notices given to the Equityholder Representative in accordance with the provisions of this Agreement shall constitute notice to the Equityholders for all purposes under this Agreement. The Equityholder Representative shall not have any duties or responsibilities except those expressly set forth in this Agreement and the Letters of Transmittal, and no implied covenants, agreements, functions, duties, responsibilities, obligations or liabilities shall be read into this Agreement, the Letters of Transmittal or shall otherwise exist against the Equityholder Representative.

(c)The appointment of the Equityholder Representative is an agency coupled with an interest and is irrevocable and any action taken by the Equityholder Representative pursuant to the authority granted in this Section 9.1 shall be effective and absolutely binding on each Equityholder notwithstanding any contrary action of or direction from such Equityholder, except for actions or omissions of the Equityholder Representative constituting Fraud, and the death or incapacity, or dissolution or other termination of existence, of any Equityholder shall not terminate the authority and agency of the Equityholder Representative, and each Letter of Transmittal shall provide for the foregoing.  Parent, Merger Sub and any other party to an Ancillary Document in dealing with the Equityholder Representative may conclusively rely, without inquiry, upon any act of the Equityholder Representative as the act of the Equityholders, and Parent and Merger Sub shall have no liability to any Equityholder or any other Person for any actions taken or omitted to be taken in accordance with or in reliance upon such action or decision of the Equityholder Representative.

(d)The Equityholder Representative shall be (and each Letter of Transmittal shall provide that the Equityholder Representative shall be) released by the Equityholders from, and indemnified by the Equityholders against, any liability for any action taken or not taken by the Equityholder Representative in its capacity as such (including the expenses referred to in Section 9.1(e)), except to the extent that the Equityholder Representative is liable to any Equityholder for loss which such Equityholder actually suffers resulting from or arising out of Fraud or willful misconduct on the part of the Equityholder Representative in carrying out its duties hereunder.  The Equityholder Representative shall not be (and each Letter of Transmittal shall provide that the Equityholder Representative shall not be) liable to any Equityholder, with respect to any action taken or omitted to be taken by the Equityholder Representative in its role as the Equityholder Representative under or in connection with this Agreement or any Ancillary Document, unless such action or omission results from or arises out of Fraud or willful misconduct on the part of the Equityholder Representative, and the Equityholder Representative shall not be liable to any Equityholder in the event that, in the exercise of its reasonable judgment, the Equityholder Representative believes there will not be adequate resources available to cover potential costs and expenses to contest a claim made by Parent or Merger Sub against the Equityholders.  Parent and Merger Sub acknowledge and agree that the Equityholder Representative is party to this Agreement solely for purposes of serving as the “Equityholder Representative” and that no claim shall be brought by or on behalf of Parent or Merger Sub against the Equityholder Representative for any obligations of the Company or the Equityholders with respect to this Agreement, any Ancillary Document or the Contemplated Transactions (it being understood that any covenant or agreement that requires performance by the “Parties” or a “Party” at or prior to the Closing shall not be deemed to require performance by the Equityholder Representative unless performance by the Equityholder Representative is expressly provided for in such covenant or agreement).

(e)The Equityholder Representative shall receive no compensation for service as such but shall receive reimbursement from, and be indemnified from, the Equityholder Representative Expense Amount, by the Equityholders, in accordance with each Equityholder’s Pro Rata Portion, for any and all expenses, charges and liabilities, including reasonable attorneys’ fees (collectively, the “Equityholder Representative Expenses”), incurred by the Equityholder Representative in the performance or discharge of its duties set forth in this Section 9.1.  If the amount of the Equityholder Representative Expense Amount is less than the Equityholder Representative Expenses, each Equityholder shall pay (and shall agree in its respective Letter of Transmittal to pay or cause to be paid) to the Equityholder Representative an amount equal to the product of (i) such Equityholder’s Pro Rata Portion times (ii) the difference between (1) the Equityholder Representative Expenses and (2) the Equityholder Representative Expense Amount.  Promptly following the determination by the Equityholder Representative that all or any portion of the amount then remaining in the Equityholder Representative Expense Amount is no longer needed to pay any the Equityholder Representative Expenses (the amount of such excess, the “Unused Equityholder Representative Expense Amount”) the Equityholder Representative shall pay or cause to be paid, via the Paying Agent (and Parent will reasonably cooperate with the Equityholder Representative in connection therewith) (A) to each Stockholder, with respect to each share of Common Stock, in each case outstanding immediately prior to the Effective Time held by such Stockholder for which a Letter of Transmittal has been properly delivered, an amount equal to the Unused Equityholder Representative Expense Amount Per Share and (B) to each Optionholder, with respect to each share of Common Stock underlying each of such Optionholder’s Options, an amount equal to the Unused Equityholder Representative Expense Amount Per Share.

9.2.Transfer Taxes. Parent shall pay all transfer, documentary, sales, use, stamp, recording, registration and similar Taxes (including penalties and interest) of any nature whatsoever (“Transfer Taxes”), applicable to, or resulting from, the Contemplated Transactions.  Parent and the Equityholder Representative (on behalf of the Equityholders) shall reasonably cooperate with respect to any filings, Tax Returns, reports and forms as may be required with respect to such Transfer Taxes.

9.3.Expenses. Except as provided in Section 5.3, Section 9.1 or Section 9.2, all fees and expenses incurred in connection with the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Contemplated Transactions are consummated. The fees and expenses payable pursuant to the Paying Agent Agreement and the Escrow Agreement shall be borne and paid solely by Parent.

9.4.Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered, if delivered personally, (b) on the date the delivering party receives an affirmative confirmation (excluding automatic acknowledgement of receipt) from the party or the attorney for the party to whom notice was intended (or if such affirmative confirmation is not received on the day of delivery, the next Business Day following the date of delivery), if delivered by email listed below (or at such email for a party as shall be specified in a notice given in accordance with this Section 9.4), (c) three (3) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested) or (d) one (1) Business Day after being sent by overnight courier

(providing proof of delivery), to the Parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.4):

If to the Company (prior to the Closing) and the Equityholder Representative:

c/o AEA Investors LP

520 Madison Avenue, 40th Floor

New York, NY 10022

Attention: General Counsel

Email:  bburns@aeainvestors.com

With a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza

New York, New York 10004

Attn:  Steven Steinman

Email: steven.steinman@friedfrank.com

If to Parent or Merger Sub or the Company (after Closing):

Dorman Products, Inc.

3400 East Walnut Street

Colmar, Pennsylvania 18915

Attn:  Joseph Braun

Email:  JBraun@dormanproducts.com

With a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attn:     Alan Klein

Jakob Rendtorff

Email:  aklein@stblaw.com

jrendtorff@stblaw.com

9.5.Governing Law.

(a)All matters relating to the interpretation, construction, validity and enforcement of this Agreement, including all claims or disputes (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement or the Contemplated Transactions (including any claim or cause or action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than the State of Delaware, including statutes of limitation.

(b)Notwithstanding Section 9.13, each of the parties hereto agrees that it will not bring or support (and if commenced agree to dismiss or otherwise terminate (to the extent within such party’s control), and not to assist) any Litigation, whether in law or in equity, whether in Contract or in tort or otherwise, against any of the Debt Financing Source Related Persons in any way relating to this Agreement (including Section 9.22) or the Contemplated Transactions, including any dispute arising out of or relating in any way to the Debt Financing or the performance of the transactions related thereto, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York located in the County of New York (and appellate courts thereof), and makes the agreements set forth in Section 9.13 mutatis mutandis but with respect to the courts specified in this Section 9.5(b).

9.6.Entire Agreement. This Agreement, together with the exhibits hereto, the Disclosure Schedule, the Ancillary Documents and the Confidentiality Agreement, constitute the entire understanding and agreement of the Parties relating to the subject matter hereof and thereof and supersede all prior contracts or agreements among the Parties, whether oral or written.

9.7.Severability.  Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid, illegal or unenforceable to any extent, (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability, illegality or prohibition and shall be enforced to the greatest extent permitted by Law, (b) such unenforceability, illegality or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances or (ii) in any other jurisdiction and (c) such unenforceability, illegality or prohibition shall not affect or invalidate any other provision of this Agreement.

9.8.Amendment. Neither this Agreement nor any of the terms hereof may be amended, supplemented or modified orally, but only by an instrument in writing signed by the Parties; provided, that the observance of any provision of this Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver. Notwithstanding anything to the contrary herein, none of the Financing Provisions may be amended, modified, altered or waived in a manner adverse to the Debt Financing Source Related Persons without the prior consent of the Debt Financing Sources.

9.9.Effect of Waiver or Consent. No waiver or consent, express or implied, by any party to or of any breach or default by any party in the performance by such party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such party of the same or any other obligations of such party hereunder.  No single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce any right or power, shall preclude any other or further exercise thereof or the exercise of any other right or power.  Failure on the part of a party to complain of any act of any party or to declare any party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder until the applicable statute of limitation period has run.

9.10.Parties in Interest; Limitation on Rights of Others. The terms of this Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective legal representatives, successors and permitted assigns.  Except as expressly provided herein, nothing in this Agreement shall be construed to give any Person (other than the Parties and their respective legal representatives, successors and permitted assigns and as expressly provided herein) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third-party beneficiary or otherwise; provided, that (i) from and after the Closing, the provisions of Article II with respect to the rights of Equityholders to receive the payments set forth in Article II shall be enforceable by the Equityholder Representative on behalf of such Equityholders, (ii) the Persons released pursuant to Section 9.18 shall have the right to enforce their respective rights under Section 9.18, (iii) from and after the Closing, the D&O Indemnified Parties shall be third-party beneficiaries of the provisions of Section 5.5, with the right to pursue claims for damages and other relief (including specific performance or other equitable relief) in the event of any breach thereof and (iv) the AEA Group and Fried Frank shall have the right to enforce their respective rights under Section 9.21. Notwithstanding the foregoing, the Debt Financing Source Related Persons shall be third-party beneficiaries of each of the Financing Provisions (it being understood and agreed that the provisions of such Sections will be enforceable by the Debt Financing Sources).

9.11.Assignability. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party, directly or indirectly (by operation of Law or otherwise), without the prior written consent of the other Parties hereto and any attempted assignment without the required consents shall be void; provided, that (a) the Equityholder Representative may, at its election select a successor Equityholder Representative in accordance with Section 9.1 and (b) each of Parent, Merger Sub and, solely after the Closing, the Surviving Corporation, may assign its rights (but not its obligations) hereunder without the prior written consent of, but with written notice to, the Equityholder Representative, to (i) any of its Affiliates and/or (ii) any financing source (so long as Parent remains fully liable for all of its obligations hereunder) for purposes of creating a security interest herein or otherwise assigning collateral in respect of any debt financing.

9.12.Disclosure Schedule.  The Disclosure Schedule has been arranged, for purposes of convenience only, in schedules numbered to correspond to the Sections of this Agreement.  For the purposes of this Agreement, any information or matter disclosed in a schedule in the Disclosure Schedule that is numbered to correspond to a particular Section of this Agreement shall be deemed to have been disclosed with respect to any other section of this Agreement solely to the extent the applicability to such other Section is reasonably apparent from the face of such disclosure or where noted with applicable cross-references. No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule.  The information set forth in the Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including any violation of Law or breach of any Contract.  Nothing in the Disclosure Schedule shall be deemed to broaden the scope of any representation or warranty contained in this Agreement or create any representation, warranty or covenant.  Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by the Agreement to be reflected in the Disclosure Schedule.  Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. In disclosing the information in the Disclosure Schedule, the Company (on behalf of itself and the other members of the Company Group) expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed herein. References to any document contained in the Disclosure Schedule are not intended to summarize or describe such document, but rather are for convenience only and reference should be made to such document for full explanation thereof.

9.13.Jurisdiction; Court Proceedings; Waiver of Jury Trial. Any Litigation involving any party to this Agreement arising out of or in any way relating to this Agreement, including all disputes (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, shall be brought exclusively in the Court of Chancery of the State of Delaware (unless the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, in which case, in any state or federal court within the State of Delaware) (together with the appellate courts thereof, the “Chosen Courts”) and each of the Parties hereby submits to the exclusive jurisdiction of the Chosen Courts for the purpose of any such Litigation. Each party irrevocably and unconditionally agrees not to assert (a) any objection which it may ever have to the laying of venue of any such Litigation in any Chosen Court, (b) any claim that any such Litigation brought in any Chosen Court has been brought in an inconvenient forum and (c) any claim that any Chosen Court does not have personal jurisdiction over any party with respect to such Litigation.  To the extent that service of process by mail is permitted by applicable Law, each party irrevocably consents to the service of process in any such Litigation in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein.  The Parties agree that any judgment entered by any Chosen Court may be enforced in any court of competent jurisdiction.  Each party to this Agreement irrevocably and unconditionally waives any right to a trial by jury and agrees that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained-for agreement among the Parties irrevocably to waive its right to trial by jury in any Litigation.

9.14.No Other Duties. The only duties and obligations of the Parties under this Agreement are as specifically set forth in this Agreement, and no other duties or obligations shall be implied in fact, law or equity, or under any principle of fiduciary obligation.

9.15.Reliance on Counsel and Other Advisors. Each party has consulted such legal, financial, technical or other expert as it deems necessary or desirable before entering into this Agreement.  Each party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.

9.16.Remedies. All remedies, either under this Agreement or by Law or otherwise afforded to the Parties hereunder, shall be cumulative and not alternative, and any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of this Agreement and to exercise all other rights granted by Law, equity or otherwise.

9.17.Specific Performance.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, the Parties agree that in addition to any other remedies, each party shall be entitled to enforce the terms of this Agreement (including Parent and Merger Sub’s obligation to consummate the Closing) by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.  Each party hereby waives any requirement for the securing or posting of any bond or other security in connection with such remedy.  Each party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

9.18.Release.  Effective as of the Effective Time, each of Parent, Merger Sub and the Company Group, on behalf of itself and each of their Subsidiaries and Affiliates and each of their current and former officers, directors, employees, partners, members, advisors, successors and assigns, hereby irrevocably and unconditionally releases and forever discharges each current and former manager, officer, director, employee, agent or representative of the Company Group and the Equityholders of the Company and their respective Affiliates, including the AEA Group, and their respective former, current and future equityholders, controlling persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equityholder, controlling person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing) from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), obligations, liabilities, claims and demands whatsoever whether in law or in equity, arising out of, or relating to, or accruing from (a) any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising at or prior to the Effective Time in respect of the management or operation of, or any action taken or failed to be taken by such persons in any capacity related to, the Company Group, (b) any information (whether written or oral), documents or materials furnished in connection with the Contemplated Transactions prior to the Effective Time, (c) any COVID Action taken prior to the Effective Time, or (d) any rights and remedies that Parent, the Company Group and its successors and assigns may otherwise have under any Environmental Law, including any claims for contribution under the Comprehensive Environmental Response, Compensation and Liability Act; provided, that nothing contained in this Agreement shall release, waive, discharge, relinquish or otherwise affect the rights or obligations of any Person with respect to (i) enforcing the terms of this Agreement or any Ancillary Document, (ii) enforcing the terms of any Contract between the Company Group and any such Person that is in effect as of the date hereof or (iii) Fraud.

9.19.Counterparts. This Agreement may be executed in any number of counterparts (including counterparts transmitted via facsimile or in .pdf or similar format) with the same effect as if all signatory Parties had signed the same document.  All counterparts shall be construed together and shall constitute one and the same instrument.

9.20.Further Assurance. If at any time after the Closing any further action is necessary or desirable to fully effect the Contemplated Transactions, each of Parent and the Surviving Corporation shall take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request.

9.21.Legal Representation.

(a)Each of the Parties acknowledges that Fried, Frank, Harris, Shriver & Jacobson LLP (“Fried Frank”) currently serves as counsel to both (i) the Company Group and (ii) the AEA Group, including in connection with the negotiation, preparation, execution and delivery of this Agreement, the Ancillary Documents and the consummation of the Contemplated Transactions.  There may come a time, including after the Closing, when the interests of the AEA Group and the Company Group may no longer be aligned or when, for any reason, the AEA Group, Fried Frank or the Company Group believe that Fried Frank cannot or should no longer represent both the AEA Group and the Company Group.  The Parties understand and specifically agree that Fried Frank may withdraw from representing the Company Group at any time and continue to represent the AEA Group (or any other Equityholder), even if the interests of the AEA Group (or such other Equityholder), and the interests of the Company Group are or may be directly adverse, including in connection with any dispute arising out of or relating to this Agreement, any of the Ancillary Documents or the Contemplated Transactions, and even though Fried Frank may have represented the Company Group in a matter substantially related to such dispute or may be handling ongoing matters for the Company Group or any of its Affiliates, and Parent, Merger Sub and the Company Group hereby consent thereto and waive any conflict of interest arising therefrom.  In connection with the foregoing, Parent and Merger Sub on behalf of themselves and their Affiliates hereby irrevocably waive and agree not to assert, and agree to cause the Company Group (after the Closing) to irrevocably waive and agree not to assert, any conflict of interest arising from or in connection with (A) Fried Frank’s prior representation of the Company Group and (B) Fried Frank’s representation of the AEA Group (or any other Equityholder) prior to and after the Closing.  Parent and Merger Sub on behalf of themselves and their Affiliates further consent and agree to, and agree to cause the Company Group (after the Closing) to consent and agree to, the communication or transfer by Fried Frank to the AEA Group (or any other Equityholder) in connection with any representation of any Deal Communications.

(b)Each of the Parties further agrees that all communications and documents exchanged in any form or format whatsoever between or among any of Fried Frank, the Company Group or the AEA Group (or any other Equityholder), or any of their respective Affiliates, that relate in any way to the consideration, negotiation, documentation and consummation of the Agreement, any of the Ancillary Documents or the Contemplated Transactions or any alternative transaction or any dispute arising under or relating to any of the foregoing (collectively, the “Deal Communications”) shall be deemed to be retained and owned solely by the AEA Group, shall be controlled solely by the AEA Group, and shall not pass to or be claimed by Parent, Merger Sub or the Company Group or any of their Affiliates.  All Deal Communications that are subject to the attorney-client privilege, the attorney work product doctrine or any other privilege or protection (collectively, the “Privileged Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the AEA Group, shall be controlled solely by AEA Group and shall not pass to or be claimed by Parent, Merger Sub, the Company Group or any of their Affiliates.  Neither the AEA Group nor Fried Frank shall have any duty whatsoever to reveal or disclose any Deal Communications, Privileged Deal Communications or files to the Company Group by reason of any attorney-client relationship between Fried Frank and the Company Group or otherwise.  Notwithstanding the foregoing, in the event that a dispute arises after the Closing between Parent or the Company Group, on the one hand, and a third party other than the AEA Group, any other Equityholder, or any of their Affiliates, on the other hand, Parent and the Company Group may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party; provided, however, that neither Parent nor the Company Group may waive such privilege without the prior written consent of the Equityholder Representative; provided, further, that  in the event that Parent or the Company Group is legally required by Order to produce any Deal Communications or Privileged Deal Communications in their possession, Parent shall, to the extent legally permitted, promptly (prior to such disclosure) notify the Equityholder Representative in writing (including by making specific reference to this section) so that the Equityholder Representative can seek a protective order or take other appropriate action and Parent and the Company Group agree to use all commercially reasonable efforts to assist therewith.

(c)To the extent that files or other materials maintained by Fried Frank constitute property of its clients, only the Equityholder Representative shall hold such property rights with respect to any representation prior to the Closing of the Company Group, and Fried Frank shall have no duty to reveal or disclose any such files or other materials by reason of any attorney-client relationship between Fried Frank, on the one hand, and the Company Group, on the other hand.

(d)Prior to the Closing, the Equityholder Representative, the Company Group or the AEA Group (or any other Equityholder), or any of their respective directors, officers, employees or other representatives, are permitted to take any action to protect from access or remove from the premises of the Company Group (or any offsite back-up or other facilities) any Deal Communications or Privileged Deal Communications, including by segregating, encrypting, copying, deleting, erasing, exporting or otherwise taking possession of any Deal Communications or Privileged Deal Communications (any such action, a “Permitted Removal”).  However, it may not be practicable or cost-effective to undertake a Permitted Removal, or to remove all Deal Communications or Privileged Deal Communications that may exist in the Company Group’s files and electronic servers and databases.  In the event that any Deal Communication or Privileged Deal Communication (including any copy, backup, image or other form or version or electronic vestige of any portion of such material) remains accessible to or discoverable or retrievable by Parent, Merger Sub or the Company Group (each, a “Residual Communication”), Parent and Merger Sub on behalf of themselves and their Affiliates agree, and agree to cause the Company Group (after the Closing) to agree, that they will not intentionally use or attempt to use any means to access, retrieve, restore, recreate, unarchive or otherwise gain access to or view any Residual Communication for any purpose; provided, that  in the event that Parent or the Company Group is legally required by Order to produce any Deal Communications or Privileged Deal Communications in their possession, Parent shall, to the extent legally permitted, promptly (prior to such disclosure) notify the Equityholder Representative in writing (including by making specific reference to this section) so that the Equityholder Representative can seek a protective order or take other appropriate action and Parent and the Company Group agree to use all commercially reasonable efforts to assist therewith.  Parent and the Surviving Corporation, together with any of their respective affiliates, subsidiaries, successors or assigns, agree not to (i) assert that the privilege has been waived as to the Privileged Deal Communications or the subject matter of such material that may be located in the records or electronic servers and databases (or in the knowledge of the officers and employees) of the Company Group or the Surviving Corporation, (ii) assert that Parent, Merger Sub or the Company Group have the right to waive the attorney-client or other privilege with respect to such material or the subject matter contained in it and (iii) seek to obtain the Deal Communications or the Privileged Deal Communications, directly or indirectly, from Fried Frank or any other Person.

(e)This Section 9.21 is for the benefit of the AEA Group (and any other Equityholder) and Fried Frank, and Fried Frank is an express third-party beneficiary of this Section 9.21.  This Section 9.21 shall be irrevocable, and no term of this Section 9.21 may be amended, waived or modified without the prior written consent of the Equityholder Representative and Fried Frank.

9.22.No Recourse Against Nonparty Affiliates.  Excluding the Company’s right to enforce the Confidentiality Agreement in accordance with its terms, any claims, obligations, liabilities or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with or relate in any manner to this Agreement, any Ancillary Document or any of the transactions contemplated hereby or thereby, or the negotiation, execution or performance of this Agreement or any Ancillary Document (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are those solely of) the entities that are expressly identified as Parties in the preamble to this Agreement (“Contracting Parties”).  Excluding the Company’s right to enforce the Confidentiality Agreement in accordance with its terms, no Person who is not a Contracting Party, including any director, officer, employee, incorporator, member, partner, manager, unitholder, stockholder, Affiliate, agent, attorney or representative of, and any financial advisor or lender to, any Contracting Party, or any director, officer, employee, incorporator, member, partner, manager, unitholder, stockholder, Affiliate, agent, attorney or representative of, and any financial advisor or lender to, any of the foregoing (“Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement, any Ancillary Document or any of the transactions contemplated hereby or thereby or its negotiation, execution, performance or breach, and, to the maximum extent permitted by law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates.  Without limiting the foregoing, excluding the Company’s right to enforce the Confidentiality Agreement in accordance with its terms, to the maximum extent permitted by law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization or otherwise, in each case in connection with the Contemplated Transactions and (b) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement. Each Contracting Party makes the agreements in this Section 9.22 on behalf of itself and its Nonparty Affiliates.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

DORMAN PRODUCTS, INC.

By:	/s/ Kevin Olsen
Name: Kevin Olsen
Title: President and Chief Executive Officer

SENATORS MERGER SUB, INC.

By:	/s/ Kevin Olsen
Name: Kevin Olsen
Title: President and Chief Executive Officer

DPL HOLDING CORPORATION

By:	/s/ Paul Anderson
Name: Paul Anderson
Title: President & CEO

SBF II REPRESENTATIVE CORP.

By:	/s/ Alan W. Wilkinson
Name: Alan W. Wilkinson
Title: President

[Signature Page to Agreement and Plan of Merger]